UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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HASBRO, INC.

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Notice of 2020 Annual Meeting of Shareholders and Proxy Statement

Letter to our Shareholders

Dear Fellow Hasbro Shareholders,

2019 was a successful year for Hasbro. The Company returned to profitable growth, increasing revenues 3% to $4.72 billion. Absent an unfavorable $78.5 million impact of foreign exchange, revenues grew 5%. Operating profit increased to $652.1 million. Hasbro generated $653.1 million in operating cash flow and returned $398.0 million to shareholders through dividend and share repurchases.

As we mail this letter and Proxy Statement, our team is proactively managing the impacts of the coronavirus (Covid-19). Our immediate focus is on the health and well-being of our employees and stakeholders as well as their families throughout the world. Management is taking the necessary precautions to safely operate our business globally and work through this unprecedented economic and public health disruption.

While we can’t fully predict the impact to Hasbro’s business, through our diverse portfolio, Hasbro is able to provide families with fun and educational activities. The team is working with online and omni-channel retailers to help Bring Home the Fun — with Hasbro Gaming, PLAY-DOH, PLAYSKOOL and active play with NERF. We are also supporting Save the Children and No Kid Hungry in their efforts to address the most urgent needs of children, including providing nutritious meals and distributing books and learning resources to those children and families most in need.

We have scheduled our 2020 Annual Meeting of Shareholders for Thursday, May 14, 2020 at 11:00 a.m. Eastern Time. At this time, we plan to have an in-person meeting at Hasbro’s Corporate headquarters located at 1027 Newport Avenue, Pawtucket, RI 02861, but we are also including the ability to attend and vote at our meeting virtually via the Internet at www.meetingcenter.io/227440037. If we are unable to have the meeting at our offices, we will announce our decision to hold the meeting virtually only over the Internet.

We encourage you to closely review the enclosed Notice of Annual Meeting and Proxy Statement as you vote your shares for this important meeting. Whether you attend the meeting in person or virtually, you will be able to vote your shares and participate in the meeting. As always, we encourage you to vote your shares in advance of the meeting.

As a Board, we are focused not only on the short-term, but we remain keenly focused on the long-term strategy and execution of the organization.

With a view to the long-term growth of our business, during the past year, Hasbro made meaningful investments in growth initiatives which we believe will expand the revenue and profit drivers of the company. These include the acquisition of eOne, which was financed in 2019 but closed in early 2020, and ongoing investments in digital gaming focused on new opportunities for MAGIC: THE GATHERING and DUNGEONS AND DRAGONS. These initiatives complement the investments made in 2018 to strengthen and modernize our toy and game teams as consumer engagement and the retail landscape shifted following the Toys“R”Us bankruptcy.

The Hasbro team also navigated a global trade disruption. Several years ago, from a risk management position, Hasbro began diversifying its manufacturing footprint. In 2019, these efforts accelerated, and the goal is to have approximately half of global production sourced from outside of China in the next one to two years. This requires incremental investments, but better positions Hasbro for long-term success in Creating the World’s Best Play and Entertainment Experiences.

As our business diversifies, the talent to successfully run Hasbro continues to evolve. Succession planning is among the Board’s top priorities and included in the annual goals for executive management. We worked closely with Hasbro management to ensure retention agreements were in place with the key talent at eOne prior to announcing the acquisition. The diverse experiences of our Board, including in managing acquisitions, in entertainment and in digital gaming, are essential as we advance Hasbro across these dimensions.

As Hasbro evolves, the purpose of our organization remains intact: Making the World a Better Place for Children and their Families. The Nominating, Governance and Social Responsibility Committee oversees Hasbro’s corporate social responsibility (CSR) activities. Hasbro has a long-standing commitment to CSR and focuses on four key pillars: product safety, environmental sustainability, human rights & ethical sourcing as well as diversity & inclusion, with stated goals across each of the four pillars. We are proud of our leadership in this area. During 2019, Hasbro announced a new goal to eliminate virtually all plastic from its packaging for new products by 2022. As a result of the work we have done in this area Hasbro ranked No. 13 on the 2019 “100 Best Corporate Citizens” list by CR Magazine; named one of the “World’s Most Ethical Companies®” by Ethisphere Institute for the past eight years; #1 in our category for Just Capital “America’s Most Just Companies”; and in the Civic 50 list of the “Most Community Minded Companies in America”, among many others.

Over its history, Hasbro’s management has successfully transformed the company from a toy and game producer, to a global play and entertainment company. Each year presents different challenges and opportunities, but we are confident we are positioned to drive long-term value for our stakeholders. We value your input and support and look forward to sharing our progress. As we all do our part to navigate through this unprecedented time, we hope that Hasbro’s play and entertainment experiences help make an extremely difficult and uncertain time a bit more manageable.

Sincerely,

Brian D. Goldner Chairman of the Board and Chief Executive Officer, Hasbro, Inc.	Edward M. Philip Lead Independent Director Hasbro’s Board of Directors

Hasbro, Inc. Notice of 2020

Annual Meeting of Shareholders

Date:	Thursday, May 14, 2020

Time:	11:00 a.m. Local Time

Place:	Hasbro, Inc. Corporate Office 1027 Newport Avenue Pawtucket, RI 02861

Virtual Meeting:	As part of our precautions regarding the coronavirus or COVID-19, we are also holding our meeting virtually on the Internet at www.meetingcenter.io/227440037. If we are unable to have the meeting at our offices, we will announce our decision to hold the meeting only virtually via the Internet.

Record Date:	Only shareholders of record of the Company’s common stock at the close of business on March 18, 2020 may vote at the meeting.

Purpose
Elect thirteen directors.

Approve advisory vote on the compensation of the Company’s named executive officers.

Approve amendments to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended.

Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year.

Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Voting

You are cordially invited to attend the meeting to vote your shares in person or virtually over the Internet, to hear from our senior management, and to ask questions. If you are not able to attend the meeting in person or virtually, you may vote by Internet, telephone or mail. See the Proxy Statement for specific instructions. Please vote your shares.

Important Notice Regarding the Availability of Proxy Materials

On or about April 1, 2020 we will begin mailing a Notice of Internet Availability of Hasbro’s Proxy Materials to shareholders informing them that this Proxy Statement, our 2019 Annual Report to Shareholders and voting instructions are available online. As is more fully described in that Notice, all shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors,

Tarrant Sibley

Executive Vice President, Chief Legal Officer &

Corporate Secretary

April 1, 2020

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Proxy Statement Highlights

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.

Annual Meeting Information

Date and Time 11:00 a.m. Local Time Thursday, May 14, 2020	Record Date Wednesday March 18, 2020	Place Hasbro, Inc. Corporate Office 1027 Newport Avenue Pawtucket, Rl 02861 and online at www.meetingcenter.io/227440037

Meeting Agenda and Recommendation of the Board of Directors

Agenda Item	Board Recommendation	Page Number

Proposal 1 Election of Thirteen Directors	FOR each director nominee	6

Proposal 2 Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	FOR	82

Proposal 3 Approval of Amendments to the Restated 2003 Stock Incentive Performance Plan	FOR	83

Proposal 4 Ratification of KPMG LLP as the Independent Registered Public Accounting Firm for 2020	FOR	93

How to Vote

Vote Right Away Through Advance Voting Methods			Voting During the Meeting

Vote by Internet Go to the website identified and enter the control number provided on your proxy card or voting instruction form.	Vote by Phone Call the number on your proxy card or voting instruction form. You will need the control number provided on your proxy card or voting instruction form.	Vote by Mail Complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	Vote at the Meeting See the instructions below regarding how to vote at the meeting.

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2019 Business Highlights

2019 OVERVIEW

2019 was a pivotal year for Hasbro. We achieved our plan to profitably grow revenues, performing well in a dynamic retail and global trade environment. This followed a disruptive year in 2018 due to the bankruptcy of Toys“R”Us and significant challenges and changes in markets in which we operate. We achieved profitable growth in 2019 while taking significant steps to accelerate our Brand Blueprint strategy through our early fiscal 2020 acquisition of eOne, a global independent studio that specializes in the development, acquisition, production, financing, distribution and sales of entertainment content. The acquisition of eOne expands our brand portfolio with eOne’s beloved global children’s brands, including PEPPA PIG, PJ MASKS and RICKY ZOOM; adds proven TV and film expertise; enhances our brand building capabilities through increased storytelling talent in TV, film and other mediums, which we believe will strengthen core Hasbro brands and help activate vault brands; and creates additional opportunities for long-term profitable growth through in-sourcing and cost synergies, as well as future revenue opportunities.

2019 HIGHLIGHTS

•	Delivered net revenue growth and increased operating profit;
•	Grew revenue in each major region, including in the U.S. and Canada and Europe absent foreign exchange impact;
•	Drove growth through our channel strategy, including double-digit gains in the value, fan, grocery and drug channels;
•	Advanced our retail strategy and execution for online and omni-channel partners;
•	Delivered significant growth in our Wizards of the Coast business, including through the successful launch of MAGIC: THE GATHERING ARENA and compelling tabletop and digital game experiences;
•	MONOPOLY had a record year with double-digit growth with new themes and entertainment tie-ins;
•	NERF made significant progress with new product lines, such as NERF Fortnite and NERF Ultra;
•	Advanced our consumer products licensing business, growing revenues and expanding operating profit margin;
•	Broadened our licensed brand portfolio and expanded our reach with original live events to drive consumer engagement;
•	Executed as an agile, modern and digitally-driven company;
•	Navigated challenges in the global trade environment, implementing programs to achieve revenue and margin goals;
•	Leveraged and created compelling entertainment to drive creativity across brands; and
•	Importantly, on December 30, 2019, we acquired eOne, adding beloved global children’s brands and proven TV and film expertise to our company.

2019 FINANCIAL PERFORMANCE

•	Delivered net revenues of $4.72 billion, an increase of 3% compared to 2018;
•	Revenues increased 5% excluding an unfavorable $78.5 million impact of foreign exchange;
•	Revenues grew 3% in the U.S. and Canada segment, 4% in the International segment absent foreign exchange, and 22% in our Entertainment, Licensing and Digital segment;
•	Franchise Brands revenue declined 1%, Partner Brands revenue increased 24%, Hasbro Gaming revenues decreased 10% and Emerging Brands revenue increased 5%;
•	Operating profit increased to $652.1 million, or 13.8% of revenues;
•	Adjusted operating profit of $669.8 million, or 14.2% of revenue, excluding $17.8 million of costs associated with the eOne acquisition;
•	Reported net earnings were $520.5 million, or $4.05 per diluted share;
•	Adjusted net earnings were $524.7 million, or $4.08 per diluted share, excluding after-tax net charges of $4.2 million, or $0.03 per diluted share;
•	Year-end cash and cash equivalents of $4.58 billion, which included $3.4 billion of eOne acquisition financing, cash received from foreign exchange hedges and other activities;
•	Generated $653.1 million in operating cash flow; and
•	Returned $398.0 million to shareholders in 2019 including $336.6 million in dividends.

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix B to this Proxy Statement.

Proposal 1 — Election of Directors

You are being asked to vote on the election of the following thirteen nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skills and areas of expertise can be found beginning on page 6.

				Current Committee Membership*

Name and Principal Occupation	Age*	Director Since	Independent	Audit	Comp	Cyber	Exec	Fin	NGS

Kenneth A. Bronfin Senior Managing Director of Hearst Ventures	60	2008	✓

Michael R. Burns Vice Chairman of Lions Gate Entertainment Corp.	61	2014	✓

Hope F. Cochran Managing Director of Madrona Venture Group	48	2016	✓

Sir Crispin H. Davis Retired Chief Executive Officer of Reed Elsevier	71	2016	✓

John A. Frascotti President and Chief Operating Officer of Hasbro	59	2018

Lisa Gersh Outside Advisor; Former Chief Executive Officer of Alexander Wang	61	2010	✓

Brian D. Goldner Chairman and Chief Executive Officer of Hasbro	56	2008

Alan G. Hassenfeld Retired Chairman and Chief Executive Officer of Hasbro	71	1978	✓

Tracy A. Leinbach Retired Executive Vice President and Chief Financial Officer of Ryder System, Inc.	60	2008	✓

Edward M. Philip Retired Chief Operating Officer of Partners in Health	54	2002	✓

Richard S. Stoddart President and Chief Executive Officer of InnerWorkings, Inc.	57	2014	✓

Mary Beth West Former Senior Vice President, Chief Growth Officer of The Hershey Company	57	2016	✓

Linda K. Zecher Chief Executive Officer and Managing Partner of The Barkley Group	66	2014	✓

*	Age and Committee memberships are as of April 1, 2020.

Chair:	Member:	Audit Committee Financial Expert:

AC:	AuditCommittee
Comp:	Compensation Committee
Cyber:	Cybersecurity and Data Privacy Committee
Exec:	Executive Committee
Fin:	Finance Committee
NGS:	Nominating, Governance and Social Responsibility Committee

Our Board Profile

Our Board consists of a strong group of proven leaders and executives with experience across a wide range of industries giving us a diverse set of skills, viewpoints and expertise. It is also well balanced by age, gender and tenure. The Board is an experienced, well-functioning group, with each member contributing and having his or her voice heard while supporting and appropriately challenging management. We believe the mix of experience, diversity and perspectives on the Board serves to strengthen management and our Company.

Corporate Governance Matters

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of our Board and our senior management team to the Company’s shareholders.

Corporate Governance Highlights

Board and Board Committee Practices
Entire Board is elected annually
11 out of 13 directors are independent
38% of our Board nominees are women
Balance of experience, gender, tenure and qualifications
Lead Independent Director role with clearly defined responsibilities
All required committees consist of independent directors
Risk oversight by Board and its committees
Separate Cybersecurity and Data Privacy Committee
Annual Board and committee self-evaluations
Director orientation and continuing education
Policy limiting the number of boards on which our directors may serve

Shareholder Rights, Accountability and Other Governance Practices
Comprehensive shareholder outreach program
No shareholder rights plan
Annual shareholder advisory vote on executive compensation (“Say-on-Pay”)
Majority vote standard with a plurality carve-out for contested elections
Proxy access bylaw provision
Prohibit the pledging or hedging of Company stock
Strong compensation clawback policy
Stock ownership and share retention policy for Board members, executive officers and other key employees
Written code of conduct and corporate governance principles
Long-standing commitment to corporate sustainability

Shareholder Outreach and Responsiveness to Shareholders

Hasbro has engaged with our major shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of our investors. Over the past several years, our discussions with shareholders have led to changes to our executive compensation and corporate governance programs, such as amendments to the terms of the employment agreement with our Chief Executive Officer, Brian Goldner, and the adoption of a proxy access bylaw. Our shareholders overwhelmingly supported our Say-on-Pay votes in the last three years, with favorable votes from 97.9%, 96.8% and 96.7% of the shares voted at the 2017, 2018 and 2019 Annual Meetings, respectively. Based upon our continuing dialog with shareholders and our Say-on-Pay vote results, we believe our current compensation program for our executive officers reflects the views of our shareholders and strongly drives our pay for performance objectives.

In 2019 and early 2020, we proactively extended an invitation to our top 25 shareholders (who held in aggregate approximately 50% of our outstanding shares) to meet and we had discussions with all of such shareholders who accepted our invitation. We also spoke with shareholders who reached out to us. This year we covered a variety of topics, including:

•	our recently completed acquisition of eOne and how we believe it can accelerate our Brand Blueprint strategy;

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•	our compensation policies and practices, performance metrics, and how we expect to consider the eOne acquisition for purposes of compensation;

•	our corporate governance practices; and

•	key focus areas, achievements and goals in the corporate social responsibility space.

We shared the feedback we received from our shareholders with our Board and its committees. The Board and its committees continue to consider feedback, particularly in relation to the inclusion of performance metrics for compensation programs to account for goals and objectives relating to our acquisition of eOne.

Corporate Social Responsibility (CSR)

At Hasbro, we believe that every day is a chance to do better. We strive to always act responsibly, and in doing so we find smarter ways of doing business. Our deep commitment to CSR reflects our desire to help build a safer, more sustainable world for future generations. It inspires and guides us to play with purpose: To take what we love most about play and entertainment — creativity, innovation, imagination — and make a difference where it matters most. And it makes every part of Hasbro’s business stronger. Our CSR focus areas and commitment are outlined below.

For a further discussion of our CSR efforts and goals, please see “—Governance of the Company; Corporate Social Responsibility” on page 25.

Executive Compensation Matters

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers

Our Board of Directors recommends that shareholders vote, on an advisory basis, to approve the compensation paid to our named executive officers (“NEOs”) as described in this Proxy Statement. Detailed information can be found beginning on page 32. Our compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns executive interests with those of our shareholders. Highlights of our compensation programs for 2019 and our compensation best practices follow.

Pay-for-Performance

•  Our executive compensation program is tightly linked to long-term shareholder value creation, incorporating short-term and long-term forms of executive compensation that are structured to incentivize company performance and the achievement of corporate objectives the Committee believes are critical to driving sustained long-term shareholder value.

•  Program elements are designed to attract and retain top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, consumer products, media and technology that are critical to execution of our strategy and ongoing business transformation.

• In 2019, 89.3% of our Chief Executive Officer’s total target compensation was performance-based and at-risk.

2019 CEO/NEO Compensation Program Elements

Type of Annual Cash Compensation

Base Salary	• Fixed compensation • Set at industry competitive level, in light of individual experience and performance

Management Incentive Awards

•  Performance-based

•  Tied to company and individual achievement against stated annual financial and strategic goals

•  Aligns management behavior with shareholder interests

•  Performance measures evaluated (weighting)

•  Total Net Revenues (40%)

•  Operating Margin (40%)

•  Free Cash Flow (20%)

Type of Long-Term Incentive Compensation

Performance Contingent Stock Awards

•  Represent ~50% of annual target equity award value

•  Earned based on challenging long-term three-year goals requiring sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and ROIC targets over a 3-year performance period

Stock Options	• Represent ~50% of annual target equity award value for CEO (25% for the other NEOs) • 7-year term • Vest in three equal annual installments over the first three anniversaries of the grant date

Restricted Stock Units	• Granted to the NEOs other than the CEO (25% of annual target equity award value for NEOs) • Vest in three equal annual installments over the first three anniversaries of the grant date

Compensation Best Practices

   Robust shareholder engagement process

   Program informed by and responsive to shareholder input

   Significant portion of compensation is variable and performance-based

   Significant share ownership and retention requirements

 5x base salary for CEO

 2x base salary for other NEOs

   NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

   Maximum payout caps under incentive plans

   Do not incentivize excessive risk taking

   Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

   Double-trigger change in control provisions for equity grants

   Fully independent Compensation Committee

   Independent Compensation Consultant

   No tax gross-ups

   No excessive perquisites

   No repricing of equity incentive awards

   Strong clawback policy

Our Stock Incentive Plan

Proposal 3 — Approval of Amendments to our Restated 2003 Stock Incentive Performance Plan

You are being asked to approve amendments to our Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”) to increase the authorized shares available for issuance under the plan, revise the sublimit on the grant of full value shares, and extend the duration of the plan. As we continue to evolve our Brand Blueprint strategy, including through the acquisition of eOne, we need the ability to grant appropriate and competitive incentives intended to attract and retain key personnel and reward those who contribute to the success and performance of our business. We provide variable performance-based compensation that aligns the interests of those persons with shareholders while appropriately rewarding those persons for contributing to our success and the delivery of strong performance.

We are requesting shareholders to approve an increase in the shares available for issuance under the 2003 Plan by 5,350,000 shares, including the sublimit on the grant of full value shares, and to extend the duration of the 2003 Plan to December 31, 2025. Detailed information about this proposal can be found beginning on page 83.

All provisions that we believe promote best practices and reinforce the alignment between compensation payable to or realizable by participating officers, other key employees and directors, and shareholders’ interests, will continue to be in effect following approval of the amendment to the 2003 Plan. These provisions include, but are not limited to, the following:

Key Plan Provisions

   No evergreen provision

   No automatic grants

   Double trigger acceleration following change in control

   No liberal share recycling of awards

   Minimum vesting requirements

   No dividends on unearned or unvested awards

No repricing stock options or SARs, or substituting cash, without shareholder approval Stock options and SARs cannot be granted at less than fair market value. Annual award limits Term limits

Our Auditors

Proposal 4 — Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2020. Detailed information about this proposal can be found beginning on page 93.

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	Why are these materials being made available to me?

A:

The Board of Directors (the “Board”) of Hasbro, Inc. (the “Company” or “Hasbro”) is making these proxy materials available to you on the Internet, or sending printed proxy materials to you in certain situations, including upon your request, beginning on or about April 1, 2020, in connection with Hasbro’s 2020 Annual Meeting of Shareholders (the “Meeting”), and the Board’s solicitation of proxies in connection with the Meeting.

The Meeting will take place at 11:00 a.m. local time on Thursday, May 14, 2020 at Hasbro’s corporate offices, 1027 Newport Avenue, Pawtucket, Rhode Island 02861 and virtually via the Internet at www.meetingcenter.io/227440037. The information included in this Proxy Statement relates to the proposals to be voted on at the Meeting, the voting process, the compensation of Hasbro’s named executive officers and Hasbro’s directors, and certain other information. Hasbro’s 2019 Annual Report to Shareholders is also available to shareholders on the Internet and a printed copy will be mailed to shareholders upon their request.

As noted above, as part of our precautions regarding the coronavirus or COVID-19, we are also holding our meeting virtually on the Internet. If we are unable to have the meeting at our offices, we will announce our decision to hold the meeting only virtually via the Internet. To participate in the meeting virtually via the Internet, please visit www.meetingcenter.io/227440037. The password for the meeting is HAS2020. To participate in the meeting virtually as a registered shareholder you will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. Please refer to the instructions in “How do I register to attend the meeting virtually via the Internet?” below.

Q:	What proposals will be voted on at the Meeting?

A:	There are four proposals scheduled to be voted on at the Meeting:
•	Proposal 1 — Election of thirteen directors.

•	Proposal 2 — An advisory vote to approve the compensation of the Company’s named executive officers.

•	Proposal 3 — Approval of amendments to the Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”).

•	Proposal 4 — Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2020.

Q:	Why did I receive a Notice of the Internet Availability of Hasbro’s Proxy Materials, instead of a full set of printed proxy materials?

A:

Rules adopted by the Securities and Exchange Commission (“SEC”) allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every shareholder. We have sent a Notice of Internet Availability of Hasbro’s Proxy Materials (the “Notice”) to our shareholders who have not requested to receive a full set of the printed proxy materials. Because of certain legal requirements, shareholders holding their shares through the Hasbro 401(k) Retirement Savings Plan were mailed a full set of proxy materials this year. Our other shareholders may access our proxy materials over the Internet using the directions set forth in the Notice. In addition, by following the instructions in the Notice, a shareholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice to shareholders, instead of automatically sending a full set of printed materials to all shareholders, to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by the Company.

Q:	How do I access Hasbro’s proxy materials online?

A:

The Notice provides instructions for accessing the proxy materials for the Meeting over the Internet, including the Internet address where those materials are available. Hasbro’s Proxy Statement for the Meeting and 2019 Annual Report to

Shareholders can be viewed on Hasbro’s website at https://investor.hasbro.com/financial-information/annual-meeting.

Q:	How do I request a paper copy of the proxy materials?

A:

Paper copies of Hasbro’s proxy materials will be made available at no cost to you upon request. To request a paper copy of the proxy materials follow the instructions on the Notice that you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

Q:	What shares owned by me can be voted?

A:

All shares of the Company’s common stock, par value $.50 per share (“Common Stock”) owned by you as of the close of business on March 18, 2020, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, including shares purchased through the Computershare CIP, a Direct Stock Purchase and Dividend Reinvestment Plan for Hasbro, Inc., and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most Hasbro shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Hasbro’s Transfer Agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record (or a registered shareholder). As the shareholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies by Hasbro or to vote in person at the Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker, bank or other nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Meeting in person or virtually. However, since you are not the shareholder of record, you may not vote these shares in person or virtually at the Meeting unless you receive a legal proxy from your broker, bank or other nominee. Your broker, bank or other nominee has provided voting instructions for you to use. If you wish to attend the Meeting and vote in person or virtually via the Internet during the Meeting, please mark the box on the voting instruction card you received and return it to your broker, bank or other nominee or contact your broker, bank or other nominee to obtain a legal proxy or follow the instructions on the Notice or voting instruction card that you received.

Effect of Not Casting Your Vote

Whether you hold your shares in street name as a beneficial owner, or you are a shareholder of record, it is critical that you cast your vote.

If you hold your shares in street name, you must cast a vote if you want it to count in the election of directors (Proposal 1), in the shareholder advisory vote on the compensation of the Company’s named executive officers (Proposal 2), and in the vote to approve amendments to the 2003 Plan (Proposal 3).

Brokers do not have the ability to vote your uninstructed shares in the election of directors on a discretionary basis, and brokers do not have any discretionary ability to vote shares on the advisory vote with respect to the compensation of the Company’s named executive officers or the vote to approve the amendments to the 2003 Plan. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, or on Proposals 2 or 3, no vote will be cast on your behalf on the matter for which no instructions have been provided. Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2020 (Proposal 4).

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting, including the ratification of the appointment of the independent registered public accounting firm.

Q:	How can I attend the Meeting?

A:	You may attend the Meeting in person if you are listed as a shareholder of record as of the close of business on March 18, 2020 and bring proof of your identification.

Additionally, as part of our precautions regarding the coronavirus or COVID-19, we are holding our Meeting virtually on the Internet. If we are unable to have the Meeting at our offices, we will announce our decision to hold the Meeting only virtually via the Internet.

To participate in the Meeting virtually via the Internet, please visit www.meetingcenter.io/227440037. The password for the meeting is HAS2020. To participate in the Meeting virtually as a registered shareholder, you will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card. If you hold your shares through an intermediary, such as a bank or broker, please refer to the instructions in “How do I register to attend the meeting virtually via the Internet?” below. Stockholders who attend the Meeting virtually via the Internet will have the opportunity to participate fully in the Meeting on an equal basis with those who attend in person.

If you hold your shares through a broker, bank or other nominee, you will need to provide proof of your share ownership by a copy of a brokerage or bank statement showing your share ownership as of March 18, 2020, and a legal proxy if you wish to vote your shares during the Meeting. In addition to the items mentioned above, you should bring proof of your identification. Further, if you hold your shares through a broker, bank or other nominees, and want to participate in the Meeting virtually via the Internet, you must register in advance using the instructions below.

Q:	How do I register to attend the Meeting virtually on the Internet?

A:

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares in street name as a beneficial owner, you must register in advance to attend the Meeting virtually on the Internet. To register to attend the Meeting online you must submit proof of your proxy power (legal proxy) reflecting your holdings in Hasbro along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 4, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to:

legalproxy@computershare.com.

By mail:	Computershare
Hasbro Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Q:	How can I vote my shares during the Meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the Meeting. Please bring proof of your identification to the meeting. Shares beneficially owned may be voted by you if you receive and present at the Meeting a legal proxy from your broker, bank or other nominee, together with proof of identification. Even if you plan to attend the Meeting, we recommend that you also vote in one of the ways described below so that your vote will be counted if you later decide not to attend the Meeting or are otherwise unable to attend.

Registered holders may also vote during the Meeting via the Internet by going to www.meetingcenter.io/227440037, entering in the meeting password HAS2020, clicking on the “Cast Your Vote” link and entering the control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card to be able to vote during the Meeting via the Internet. If you hold your shares in street name as a beneficial holder and wish to vote during the Meeting, follow the same process using the control number provided to you by Computershare after following the procedure outlined in “How do I register to attend the meeting virtually on the Internet” above.

Q:	How can I vote my shares without attending the Meeting in person or virtually?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below, the instructions included on the Notice, and if you request printed proxy materials, the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker, bank or other nominee.

By Internet — If you have Internet access, you may submit your proxy from any location by following the Internet voting instructions on the Notice you received or by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

By Telephone — You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that for Hasbro shareholders, other than those shareholders holding their shares through the Hasbro 401(k) Retirement Savings Plan who are all being mailed a printed set of proxy materials, you will only be mailed a printed set of the proxy materials, including a printed proxy card or printed voting instruction card, if you request that such printed materials be sent to you. You may request a printed set of proxy materials by following the instructions in the Notice.

Please note that you cannot vote by marking up the Notice of Internet Availability of the Proxy Materials and mailing that Notice back. Any votes returned in that manner will not be counted.

Q:	What is the quorum for the Meeting?

A:

Holders of record of the Common Stock at the close of business on March 18, 2020 are entitled to vote at the Meeting or any adjournments thereof. As of that date, there were 137,006,950 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are counted as present at the Meeting for purposes of determining whether there is a quorum at the Meeting. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

Q:	What vote is required to approve each proposal?

A:	The vote required to approve each proposal is:

•	Proposal 1 — Election of Directors. Under the Company’s majority vote standard, in order to be elected a director must receive a number of “For” votes that exceed the number of votes cast “Against” the election of the director.

•	Proposal 2 — Advisory Vote on Compensation. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on this shareholder advisory vote is required for approval of this proposal.

•	Proposal 3 — Approve Amendments to the 2003 Plan. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the amendments to the 2003 Plan is required for approval this proposal.

•	Proposal 4 — Ratification of the Selection of KPMG. The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the ratification of the selection of KPMG is required for approval of this proposal.

Q:	How are votes counted?

A:

Each share of Common Stock entitles its holder to one vote on all matters to come before the Meeting, including the election of directors. In the election of directors, for each of the nominees you may vote “FOR” such nominee, “AGAINST” such nominee, or you may “ABSTAIN” from voting with respect to such nominee. For proposals 2, 3 and 4, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN” for proposal 2, 3 or 4, it has the same effect as a vote “AGAINST” that proposal.

If you properly sign and return your proxy card or complete your proxy via the Internet or telephone,

your shares will be voted as you direct. If you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

If you are a shareholder of record and do not vote via the Internet, via telephone, return a signed proxy card, vote in person or virtually via the Internet during the Meeting, your shares will not be voted.

If you are a beneficial shareholder and do not vote via the Internet, telephone, during the Meeting or by returning a signed voting instruction card, your shares may only be voted in situations where brokers have discretionary voting authority over the shares. Discretionary voting authority is only permitted on the proposal for the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for 2020.

Q:	What is the recommendation of our Board on each of the matters scheduled to be voted on at the Meeting?

A:	Our Board recommends that you vote “FOR” each of the nominees for director (Proposal 1) and “FOR” each of Proposals 2, 3 and 4.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your proxy instructions at any time prior to the vote at the Meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Secretary of the Company or by attending the Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:	What does it mean if I receive more than one Notice or more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices or proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting. We will publish final voting results in a Current Report on Form 8-K within a few days following the Meeting.

Q:	What happens if I have previously consented to electronic delivery of the Proxy Statement and other annual meeting materials?

A:

If you have previously consented to electronic delivery of the annual meeting materials you will receive an email notice with instructions on how to access the Proxy Statement, notice of meeting and annual report on the Company’s website, and the proxy card for registered shareholders and voting instruction card for beneficial or “street name” shareholders, on the voting website. The notice will also inform you how to vote your proxy over the Internet. You will receive this email notice at approximately the same time paper copies of the Notice, or annual meeting materials are mailed to shareholders who have not consented to receive materials electronically. Your consent to receive the annual meeting materials electronically will remain in effect until you specify otherwise.

Q:	If I am a shareholder of record how do I consent to receive my annual meeting materials electronically?

A:

Shareholders of record who choose to vote their shares via the Internet will be asked to choose a current and future delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Submit” and then respond as to whether you would like to receive current proxy material electronically or by mail. If you already have access to the materials, choose that option and click the “Next” button. On the following screen, choose whether you would like to receive future proxy materials by e-mail (and enter and verify your e-mail address), by mail or make no change or no preference and click “Next.” During the year, shareholders of record may sign up to receive their future annual meeting materials electronically over the Internet by registering your account at www.computershare.com/investor and updating your communication preferences. Shareholders of record with multiple Hasbro accounts will need to consent to electronic delivery for each account separately.

Election of Directors (Proposal 1)

You are being asked to elect thirteen directors at the Meeting. All of the directors elected at the Meeting will serve until the 2021 Annual Meeting of Shareholders (the “2021 Meeting”), and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

The Board, upon recommendation of the Nominating, Governance and Social Responsibility Committee of the Board, has recommended the persons named below as nominees for election as directors to serve until the 2021 Meeting. All of the nominees are currently directors of the Company. The proxies cannot be voted for more than thirteen directors at the Meeting.

Unless otherwise specified in your voting instructions, the shares voted pursuant thereto will be cast “FOR” the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by the Board. The Board, however, has no reason to believe that any nominee named below will be unable to serve as a director.

Selection of Board Nominees

In considering candidates for election to the board, the Nominating, Governance and Social Responsibility Committee and the Board consider a number of factors, including employment and other experience, qualifications, attributes, skills, expertise and involvement in areas that are of importance to the Company’s business, business ethics and professional reputation, other board service, business, financial and strategic judgment, the Company’s needs, and the desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. Each of the nominees for election to the Board at the Meeting has served in senior positions at complex organizations and has demonstrated a successful track record of strategic, business and financial planning, execution and operating skills in these positions. In addition, each of the nominees for election to the Board has proven experience in management and leadership development and an understanding of operating and corporate governance issues for a large multinational company.

The following chart highlights certain skills, experience and characteristics possessed by the nominees for election to the Board. Further information on each nominee’s qualifications is provided below in the individual biographies. In addition to the skills listed below, our directors each have experience with oversight of risk management, as further described below under the heading “Role of the Board in Risk Oversight.”

	Bronfin	Burns	Cochran	Davis	Frascotti	Gersh	Goldner	Hassenfeld	Leinbach	Philip	Stoddart	West	Zecher

EXPERIENCE

Senior Management	●	●	●	●	●	●	●	●	●	●	●	●	●

Industry Background	●	●	●	●	●	●	●	●		●	●	●	●

Sales and Marketing	●	●	●	●	●	●	●	●	●		●	●	●

Strategic Planning	●	●	●	●	●	●	●	●	●	●	●	●	●

Global Business	●	●	●	●	●	●	●	●	●	●	●	●	●

Digital Gaming/Media/ Products	●	●	●	●	●	●	●			●	●		●

Talent Development	●	●	●	●	●	●	●	●	●	●	●	●	●

Governance/ ESG	●	●	●	●	●	●	●	●	●	●	●	●	●

Finance/ Accounting	●	●	●			●			●	●	●

IT/Technology	●		●						●	●	●		●

GENDER

Female			●			●			●			●	●

Male	●	●		●	●		●	●		●	●

Nominees for Election as Directors

The following sets forth certain biographical information regarding each director nominee as of April 1, 2020, as well as particular experience, qualifications, attributes or skills (beyond those indicated in the preceding chart), which led the Company’s Board to conclude that the nominee should serve as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

Kenneth A. Bronfin Age: 60 Director Since: 2008 Committees: • Audit • Compensation • Cybersecurity and Data Privacy

EXPERIENCE

Kenneth A. Bronfin is Senior Managing Director of Hearst Ventures (the strategic investment division of diversified media, information and services company Hearst Corporation), serving in this role since 2013. Prior to that, he served as President of Hearst Interactive Media since 2002, and Deputy Group Head of Hearst Interactive Media since 1996.

QUALIFICATIONS

•  Extensive expertise and experience in operational and executive roles in the media and digital services sectors, as well as experience in strategic planning and corporate finance.

•  Experience in a number of executive positions where he was in charge of interactive media and digital businesses and where he led new business ventures, strategic investments and acquisitions in the digital content and media industries.

•  Experience serving on private and public company boards of directors.

•  Substantial knowledge, expertise and experience, including operations and business planning experience, in the media, digital products and digital services industries, including expertise in international media, advertising, marketing, and analyzing and anticipating consumer trends.

OTHER CURRENT PUBLIC COMPANY BOARDS • None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Michael R. Burns Age: 61 Director Since: 2014 Committees: • Finance • Nominating, Governance and Social Responsibility

EXPERIENCE

Michael R. Burns is the Vice Chairman and a member of the board of directors of Lions Gate Entertainment Corp. (a global entertainment company with significant motion picture and television operations), serving in this role since 2000. Lions Gate acquired Starz in December 2016. From 1991 to 2000, Mr. Burns was the Managing Director and Head of the Los Angeles Investment Banking Office of Prudential Securities Inc.

QUALIFICATIONS

•  Extensive knowledge and experience in content development and brand building, including in the use of creative storytelling and immersive entertainment across platforms to build global entertainment franchises.

•  Significant experience in the entertainment industry, including operating and financial expertise in motion picture and television development, production, financing, marketing, distribution and monetization.

•  Expertise in strategic planning for, investing in and building content and entertainment-driven multi-platform businesses.

•  Investment banking, corporate finance, and international business experience.

OTHER CURRENT PUBLIC COMPANY BOARDS • Lions Gate Entertainment Corp.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Hope F. Cochran Age: 48 Director Since: 2016 Committees: • Audit (Chair) • Executive • Finance

EXPERIENCE

Hope F. Cochran is a Managing Director at Madrona Venture Group (a technology-focused venture capital group). Prior to joining Madrona in January 2017, Ms. Cochran was the Chief Financial Officer of King Digital Entertainment from 2013 to 2016. From 2005 to 2013, Ms. Cochran was the Chief Financial Officer for Clearwire, Inc.

QUALIFICATIONS

•  Extensive experience spanning more than 20 years as a senior financial executive in the digital gaming and telecom industries.

•  Significant knowledge of development of digital content businesses.

•  International business expertise in managing global teams, and talent in managing, growing and overseeing global businesses.

•  Substantial experience as a chief financial officer and overseeing financial and accounting issues for public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • MongoDB, Inc. • New Relic, Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Sir Crispin H. Davis Age: 71 Director Since: 2016 Committees: • Compensation • Finance • Nominating, Governance and Social Responsibility

EXPERIENCE

Sir Crispin H. Davis served as the Chief Executive Officer of Reed Elsevier, PLC (a leading provider of scientific, legal and business publishing) from 1999 to 2009. From 1994 to 1999 he was the Chief Executive Officer of Aegis Group, PLC (a media and digital marketing communications company).

QUALIFICATIONS

•  Experience and success transforming a print-based publishing company into a leading online information provider.

•  Proven leadership in driving the growth of large multinational corporations.

•  Expertise in brand building, organizational development and global marketing, media and digital marketing.

•  International business experience, and significant knowledge of corporate governance and board best practices.

OTHER CURRENT PUBLIC COMPANY BOARDS • Vodaphone Group, PLC
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Rentokil Initial PLC

John A. Frascotti Age: 59 Director Since: 2018 Committees: • None

EXPERIENCE

John A. Frascotti has served as President and Chief Operating Officer and a Director of the Board of Hasbro, Inc. since August 2018. Mr. Frascotti is responsible for leading a global organization focused on creating and delivering the world’s best play and entertainment experiences across Hasbro’s Brand Blueprint, including toys and games, immersive entertainment experiences, digital gaming and consumer products. Prior to his current position, Mr. Frascotti held the positions of President, Hasbro, Inc. from 2017 until August 2018, President, Hasbro Brands from 2014 to 2017, and Executive Vice President and Chief Marketing Officer from 2008 to 2014. Before joining Hasbro in 2008, Mr. Frascotti served as a Senior Vice President of Sports Division at Reebok International, Ltd. and in a number of other senior marketing and licensing positions with Reebok. Mr. Frascotti also practiced law in Los Angeles at Mitchell, Silberberg & Knupp and in Boston at Palmer & Dodge.

QUALIFICATIONS

•  Extensive knowledge, expertise and leadership in marketing, brand management, licensing, acquisitions and other strategic transactions, global operations, and talent development.

•  Critical role in the re-imagination and re-invention of key Hasbro brands.

•  Experience and strategic insights into brand building, digital marketing, consumer products, and entertainment, which have greatly contributed to the expanded global reach of Hasbro’s brands.

•  Recognized by Forbes Magazine as one of top 5 most influential CMO’s among the top 500 companies in Forbes Global 2000 Biggest Public Companies list.

•  Significant experience in media and content delivery gained through his experience as a director with a Canadian public company focused on creating and delivering high quality brands and content for audiences around the world.

•  Community service leader through service on the Board of Directors of the Serious Fun Children’s Network, a non-profit global network of camps for seriously ill children, and the advisory board of Newman’s Own, which provides high-level advice and assistance on strategic matters to both Newman’s Own Foundation and the food company, Newman’s Own, Inc.

OTHER CURRENT PUBLIC COMPANY BOARDS • Party City Holdco Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Corus Entertainment Inc.

Lisa Gersh Age: 61 Director Since: 2010 Committees: • Audit • Compensation (Chair) • Executive

EXPERIENCE

Lisa Gersh is an outside advisor to companies investing in the media space. She previously served as the Chief Executive Officer of Alexander Wang (a global fashion brand) from October 2017 to October 2018. Ms. Gersh served as the Chief Executive Officer of Goop, Inc. (lifestyle publication curated by Gwyneth Paltrow) from 2014 to 2016, and President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. (integrated media and merchandising company) from 2012 to 2013. Prior to that, she served as President and Chief Operating Officer of Martha Stewart Living Omnimedia, Inc. from 2011 to 2012, and a director of Martha Stewart Living Omnimedia, Inc. from 2011 to 2013.

QUALIFICATIONS

•  Extensive experience in the media, branded products and entertainment industries, including television, digital entertainment and publishing.

•  Operating and executive positions with multiple leading media and brand-driven companies, including as Chief Executive Officer of Alexander Wang, Chief Executive Officer of Goop, Inc., President and Chief Executive Officer of Martha Stewart Living Omnimedia and President and co-founder of Oxygen Media.

•  Expertise in business and strategic planning, in media, retail, brand-driven and entertainment industries, including the cable television and digital industries.

•  Skilled and highly knowledgeable in marketing and branding, media trends and in building global brand-driven businesses.

OTHER CURRENT PUBLIC COMPANY BOARDS • Establishment Labs Holdings Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • comScore, Inc.

Brian D. Goldner Age: 56 Director Since: 2008 Committees: • None

EXPERIENCE

Brian D. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and has served as the Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016, Mr. Goldner was also the President of Hasbro. Prior to 2008, Mr. Goldner served as the Chief Operating Officer of Hasbro from 2006 to 2008 and as President, U.S. Toys Segment from 2003 to 2006. Prior to joining Hasbro in 2000, Mr. Goldner held a number of management positions in the family entertainment and advertising industries, including as Executive Vice President and Chief Operating Officer of Bandai America, Worldwide Director in charge of the Los Angeles Office of J. Walter Thompson and as a Vice President and Account Director of Leo Burnett Advertising.

QUALIFICATIONS

• Chief architect in the transformation of Hasbro’s business globally and in successfully formulating, executing and accelerating the Company’s Brand Blueprint strategy, leading the Company’s evolution from a traditional toy and game manufacturer into a global play and entertainment leader, including most recently through his leadership in the acquisition of eOne.

• Possesses knowledge, expertise and experience regarding strategic and operational planning and execution in global brand and entertainment industries. He has driven immersive play offerings and used storytelling to build global consumer franchises. His expertise in recognizing the industry’s trends and challenges, expertise in the media and entertainment industries, and experience in marketing, product and brand development have been paramount in developing the framework for creating multi-faceted brand experiences for fans, families, kids and audiences around the world.

• Pioneered Hasbro’s entry into entertainment and oversees the Company’s omni-channel storytelling, through eOne’s television, film and music business and Hasbro’s film labels, animation studio, in-house creative agency, and a co-production and distribution partnership with Paramount Pictures.

• Led the Company’s digital-first approach, engaging consumers in content to commerce solutions across multiple platforms.

• Forged important relationships with some of the most valuable properties in the industry, including Marvel, Star Wars, Disney Princess and Disney Frozen with The Walt Disney Company, Universal Dreamworks Trolls, Sesame Street and Beyblade, as well as trending properties that have a massive global fan base, such as Fortnite and Overwatch.

OTHER CURRENT PUBLIC COMPANY BOARDS • ViacomCBS Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Molson Coors Brewing • The Gap, Inc.

Alan G. Hassenfeld Age: 71 Director Since: 1978 Committees: • Cybersecurity and Data Privacy • Executive (Chair) • Finance

EXPERIENCE

Alan G. Hassenfeld served as Chairman of the Board of Hasbro, Inc. from 1989 to 2008. Prior to May 2003, Mr. Hassenfeld served as Chairman of the Board and Chief Executive Officer of Hasbro since 1999, and Chairman of the Board, President and Chief Executive Officer of Hasbro since 1989. He also served as Vice President of International Operations in 1972 and later served as Vice President of Marketing and Sales and then as Executive Vice President, prior to being named President of the Company in 1984 and President and Chief Executive Officer in 1989. Mr. Hassenfeld is co-chairman of the Governing Body of the International Council of Toy Industries CARE Process, Chairman of the Jerusalem Foundation, and Co-Chair of the International Business School at Brandeis University.

QUALIFICATIONS

• More than 40 years of experience in the toy, game and family entertainment industry, including his extensive service in senior leadership roles at Hasbro, culminating in his service as the Company’s Chairman of the Board and Chief Executive Officer.

• Throughout his career at Hasbro, Mr. Hassenfeld held a number of positions of increasing responsibility in marketing and sales for the Company’s domestic and international operations, including responsibilities overseeing global markets.

• Possesses particular knowledge, expertise and experience regarding strategic and operational planning and execution in the toy, game and family entertainment industries.

• Expertise in industry trends and challenges, global markets, international business operations, and in the competitive and financial positioning of companies such as Hasbro.

• Expertise in issues of corporate social responsibility and sustainability.

OTHER CURRENT PUBLIC COMPANY BOARDS • Salesforce.com, Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Tracy A. Leinbach Age: 60 Director Since: 2008 Committees: • Audit • Compensation • Nominating, Governance and Social Responsibility

EXPERIENCE

Tracy A. Leinbach served as the Executive Vice President and Chief Financial Officer for Ryder System, Inc. (a global logistics and transportation and supply chain solutions provider) from 2003 until 2006. Prior thereto, Ms. Leinbach served as Executive Vice President, Fleet Management Solutions for Ryder since 2001. Prior to her career with Ryder, Ms. Leinbach worked for PricewaterhouseCoopers in public accounting and was a CPA.

QUALIFICATIONS

•  Extensive business experience in global operations, strategic and financial planning, auditing and accounting.

•  Significant experience involving global operating and financial management, responsibility and oversight, as well as global supply chain management, with Ryder, spanning a career with Ryder of over 21 years. During her career she led the company’s largest business unit in the U.S., as well as units in Europe, Mexico and Canada.

•  Experience as a controller and chief financial officer at many of Ryder’s subsidiaries and divisions.

•  Possesses knowledge, expertise and experience in strategic planning, management, operations, logistics and risk management for a large multinational company, corporate finance, sales, and expertise in issues regarding financial reporting and accounting issues for large public companies.

OTHER CURRENT PUBLIC COMPANY BOARDS • Veritiv Corporation
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Forward Air Corporation

Edward M. Philip Age: 54 Director Since: 2002 Lead Independent Director Since: 2017 Committees: • Compensation • Executive • Nominating, Governance and Social Responsibility

EXPERIENCE

Edward M. Philip served as the Chief Operating Officer of Partners in Health (a non-profit healthcare organization) from January 2013 to March 2017. In addition, Mr. Philip was a Special Partner at Highland Consumer Fund (consumer-oriented private equity fund), serving in this role from 2013 to 2017. He served as Managing General Partner at Highland Consumer Fund from 2006 to 2013. Prior to that, Mr. Philip served as President and Chief Executive Officer of Decision Matrix Group, Inc. (research and consulting firm) from May 2004 to November 2005, and was Senior Vice President of Terra Networks, S.A. (global Internet company) from October 2000 to January 2004. In 1995, Mr. Philip joined Lycos, Inc. (an Internet service provider and search company) as one of its founding members. During his time with Lycos, Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times.

QUALIFICATIONS

•  More than 25 years of business and management experience, including years of experience as both an operating executive and chief financial officer of multinational corporations.

•  Experience in strategic, business and financial planning in consumer-based and technology-based industries and in overseeing management teams of such companies, as well as in managing teams responding to complex and critical international issues.

•  Possesses expertise regarding internet and technology-based industries, the use of the internet and digital media for building businesses, expertise in strategic planning and execution in complex global organizations.

•  Expertise in consumer trends and in the family entertainment industry.

•  Significant experience in corporate finance, financial reporting and accounting matters for large multinational public companies, as well as in the operation and management of large multinational organizations.

OTHER CURRENT PUBLIC COMPANY BOARDS • Experience Investment Corp. • United Airlines Holdings, Inc. • BRP Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS None

Richard S. Stoddart Age: 57 Director Since: 2014 Committees: • Cybersecurity and Data Privacy • Executive • Nominating, Governance and Social Responsibility (Chair)

EXPERIENCE

Richard S. Stoddart is the President and Chief Executive Officer of InnerWorkings, Inc. (global marketing execution firm), serving in that role since 2017. Mr. Stoddart was the Chief Executive Officer of Leo Burnett Worldwide from February 2016 to 2017, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013.

QUALIFICATIONS

•  Extensive experience in the advertising, marketing and communications industries, including in television, digital, social media, point-of-sale, packaging and in print, and in building global brands and businesses.

•  As the Chief Executive Officer of InnerWorkings, the largest global marketing execution company, Mr. Stoddart is recognized for his strategic and commercial leadership of the company, investor and analyst communications, and financial stewardship as well as his expertise in all facets of marketing execution and marketing supply chain management.

•  In his prior role as Chief Executive Officer of one of the world’s largest advertising agencies, Mr. Stoddard was recognized for his leadership in the development and integration of shopper, digital, social and mobile capabilities as part of a company’s overall marketing and brand strategy.

•  Possesses knowledge, expertise and experience regarding branding and brand building, marketing and marketing strategy across media platforms, including in traditional advertising, digital advertising and social media; expertise in media planning, launching branded content and products; expertise in marketing production, logistics and execution; and expertise in media trends and strategic planning for businesses building content-driven brands.

OTHER CURRENT PUBLIC COMPANY BOARDS • Innerworkings, Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • None

Mary Beth West Age: 57 Director Since: 2016 Committees: • Executive • Finance (Chair) • Nominating, Governance and Social Responsibility

EXPERIENCE

Mary Beth West served as Senior Vice President, Chief Growth Officer of The Hershey Company from May 2017 until January 2020. Ms. West served as Executive Vice President, Chief Customer & Marketing Officer of J.C. Penney Company from 2015 through March 2017. From 2012 to 2014 she was the Executive Vice President, Chief Category & Marketing Officer for Mondelez International, Inc. Prior thereto, she served as the Chief Marketing Officer for Kraft Foods, Inc. from 1986 to 2012.

QUALIFICATIONS

•  Extensive experience and expertise in marketing, brand building, managing global franchises, understanding and applying consumer insights, and in developing compelling retail and sales experiences.

•  Possesses expertise in strategic and operational planning and execution, skill in managing global teams and a proven track record in delivering top tier consumer experiences and in building global brands.

•  Significant experience in developing growth strategies for complex consumer brand organizations, through use of insights, analytics, marketing, innovation, and research and development.

•  Deep experience in growing some of the world’s best known consumer brands through creative consumer engagement.

OTHER CURRENT PUBLIC COMPANY BOARDS • None
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • J.C. Penney Company

Linda K. Zecher Age: 66 Director Since: 2014 Committees: • Audit • Cybersecurity and Data Privacy (Chair) • Executive

EXPERIENCE

Linda K. Zecher is the Chief Executive Officer and Managing Partner of the Barkley Group (consulting firm focused on effective digital transformation), serving in those roles since January 2017. Prior to that, Ms. Zecher served as the President and Chief Executive Officer, and a member of the Board of Directors, of Houghton Mifflin Harcourt Company, from 2011 to 2016. Prior to that, she was Corporate Vice President, Worldwide Public Sector of Microsoft Corporation from 2003 to 2011.

QUALIFICATIONS

•  Extensive experience in leading the transformation of businesses in the fields of digital publishing, digital learning, and online sales and marketing.

•  Expertise and skill in driving technological innovation and in leading content development and distribution across channels and platforms.

•  Possesses expertise and experience in unified analog and digital content development and distribution, in strategic planning and execution for businesses focused on global cross-platform content development and delivery.

•  Expertise in digital brand building, online business development and in driving technological innovation.

OTHER CURRENT PUBLIC COMPANY BOARDS • Tenable Holdings, Inc.
FORMER PUBLIC COMPANY BOARDS HELD IN THE PAST FIVE YEARS • Houghton Mifflin Harcourt

Vote Required. Under the Company’s majority vote standard in order to be elected a director must receive a number of “For” votes that exceed the number of votes cast “Against” the election of the director. As such, an abstention is effectively a vote against a director. The Company’s majority vote standard and mandatory resignation policy are discussed in detail beginning on page 23 of this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE THIRTEEN DIRECTOR NOMINEES NAMED ABOVE.

Board Committees

Our Board of Directors has six standing committees:

•	Audit
•	Compensation
•	Cybersecurity and Data Privacy
•	Executive
•	Finance
•	Nominating, Governance and Social Responsibility

The members of each of our required committees, namely Audit, Compensation and Nominating, Governance and Social Responsibility, are all independent directors, as defined by the rules of The NASDAQ Stock Market (“Nasdaq”) and our Standards for Director Independence (“Independence Standards”). Additionally, all members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members, and all members of our Compensation Committee satisfy the additional Nasdaq independence requirements specifically applicable to compensation committee members. The Chair of each committee regularly reports to our Board of Directors on committee deliberations and decisions. Each committee’s charter is posted on our website, www.hasbro.com, under the “Corporate — Investors — Corporate Governance — Overview” subsection of the website.

The principal functions of each committee, together with the committee composition and number of meetings held in 2019, are set forth in the table below.

Committee	Principal Function	Number of Meetings in 2019	2019 Committee Members

Audit

•  Directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor

•  Assists the Board in its oversight of:

- the integrity of the Company’s financial statements, including management’s conduct of the Company’s financial reporting process, the financial reports provided by the Company, the Company’s systems of internal accounting and financial controls, and the quarterly review and annual independent audit of the Company’s financial statements;

- the Company’s compliance with legal and regulatory requirements;

- the independent auditor’s qualifications and independence; and

- performance of the Company’s internal audit function and internal auditor.

12

•  Hope F. Cochran (Chair)†

•  Kenneth A. Bronfin

•  Lisa Gersh†

•  Tracy A. Leinbach†

•  Linda K. Zecher†

† The Board has determined that this person qualifies as an Audit Committee Financial Expert under applicable SEC rules.

Committee	Principal Function	Number of Meetings in 2019	2019 Committee Members

Compensation	• Responsible for establishing and overseeing the compensation policies, arrangements and plans of the Company with respect to senior management, including all executive officers. • Oversight of the Company’s incentive compensation and equity-based plans, including authorization to make grants and awards under the Company’s employee stock equity plan. • Shares responsibility for evaluation of the Company’s Chief Executive Officer with the Nominating, Governance and Social Responsibility Committee.	6	• Lisa Gersh (Chair) • Kenneth A. Bronfin • Crispin H. Davis • Tracy A. Leinbach • Edward M. Philip

Cybersecurity and Data Privacy

•  Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company, including intellectual property, whether belonging to the Company or the Company’s customers, consumers, employees or business partners, globally.

•  Assists the Board in its oversight of the protection of the Company’s customers’, consumers’, and employees’ privacy and personal information.

•  Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks, and assets.

		5	• Linda K. Zecher (Chair) • Kenneth A. Bronfin • Alan G. Hassenfeld • Richard S. Stoddart

Executive	• Acts on such matters as are specifically assigned to it from time to time by the Board and is vested with all of the powers that are held by the Board to the extent permitted by law.	—	• Alan G. Hassenfeld (Chair) • Hope F. Cochran • Lisa Gersh • Edward M. Philip • Richard S. Stoddart • Mary Beth West • Linda K. Zecher

Committee	Principal Function	Number of Meetings in 2019	2019 Committee Members

Finance	• Assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, use of funds, investments, financial and risk management and proposed significant transactions. • Reviews short and long term financing plans, including debt and equity financings and use of securitization facilities. • Reviews use of funds for investments, dividends and share repurchases and acquisitions.	4	• Mary Beth West (Chair) • Michael R. Burns • Hope F. Cochran • Crispin H. Davis • Alan G. Hassenfeld

Nominating, Governance and Social Responsibility

•  Identifies and evaluates individuals qualified to become Board members and makes recommendations to the full Board for possible additions to the Board and on the director nominees for election at the Company’s annual meeting.

•  Oversees and makes recommendations regarding the governance of the Board and its committees.

•  Shares responsibility for evaluation of the CEO.

•  Periodically reviews and makes recommendations to the full Board with respect to, the compensation paid to non-employee directors for their service on the Company’s Board.

•  Oversees the Company’s codes of conduct and ethics.

•  Analyzes significant issues of corporate social responsibility and related corporate conduct, including product safety, environmental sustainability and climate change, human rights and ethical sourcing, responsible marketing, transparency, public policy matters, community relations and charitable contributions.

		5	• Richard S. Stoddart (Chair) • Michael R. Burns • Crispin H. Davis • Tracy A. Leinbach • Edward M. Philip • Mary Beth West

Role of the Board in Risk Oversight

The Board of Directors is actively involved in risk oversight for the Company. Although the Board as a whole has retained oversight over the Company’s risk assessment and risk management efforts, the efforts of the various committees of the Board are instrumental in this process. Each committee, generally through its Chair, then regularly reports back to the full Board on the conduct of the committee’s functions. The Board, as well as the individual Board committees, also regularly speaks directly with key officers and employees of the Company involved in risk assessment and risk management.

Set forth below is a description of the role of the various Board committees, and the full Board, in risk oversight for the Company.

Committee	Risk Oversight

Audit

• Assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors and the independent auditors the Company’s significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

• Oversees, on behalf of the Board, financial reporting, tax, and accounting matters, as well as the Company’s internal controls over financial reporting.

• Key role in oversight of the Company’s compliance with legal and regulatory requirements.

Compensation

• Assists the Board in oversight of the compensation programs for the Company’s executive officers.

• Ensures that the performance goals and metrics being used in the Company’s compensation plans and arrangements align the interests of executives with those of the Company and its shareholders and maximize executive and Company performance, while not creating incentives on the part of executives to take excessive or inappropriate risks.

Cybersecurity and Data Privacy

• Assists the Board in its oversight of the protection of information and assets collected, created, used, processed and/or maintained by or on behalf of the Company.

• Assists the Board in its oversight of the protection of the Company’s customers’, consumers’, and employees’ privacy and personal information.

• Assists the Board in its oversight of the Company’s compliance with applicable global data privacy and security regulations and requirements, and the Company’s other cyber risk management activities, including measures to maintain the availability, integrity and functionality of the Company’s information technology systems, networks, and assets.

Finance

• Reviews and discusses with management the Company’s financial risk management activities and strategies, including with respect to foreign currency, credit risk, interest rate exposure, and the use of hedging and other techniques to manage these risks.

• As part of its review of the operating budget and strategic plan, the Finance Committee reviews major business risks to the Company and the Company’s efforts to manage those risks.

Nominating, Governance and Social Responsibility

• Assists the Board in its oversight of the Company’s governance policies and structures, management and director succession planning, corporate social responsibility, and issues related to health, safety and the environment, as well as risks and efforts to manage risks to the Company in those areas.

Board

• The full Board regularly reviews the efforts of each of its committees and discusses, at the level of the full Board, the key strategic, financial, business, legal and other risks facing the Company, as well as the Company’s efforts to manage those risks.

Director Compensation

The following table sets forth information concerning compensation of the Company’s directors for fiscal 2019. Mr. Goldner, the Company’s Chairman and Chief Executive Officer, and Mr. Frascotti, the Company’s President and Chief Operating Officer, served on the Board during fiscal 2019. However, neither Mr. Goldner nor Mr. Frascotti received any compensation for their Board service in fiscal 2019 beyond their compensation as officers of the Company.

Name	Fees Earned or Paid in Cash(a)	Stock Awards (b)(c)	Option Awards (b)(c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (d)	Total

Kenneth A. Bronfin	$154,115	$160,000	$0	N/A	$90,490	$404,605

Michael R. Burns	$112,096	$160,000	$0	N/A	$0	$272,096

Hope F. Cochran	$142,503	$160,000	$0	N/A	$2,500	$305,003

Crispin H. Davis	$0	$296,732	$0	N/A	$31,284	$328,016

Lisa Gersh	$0	$316,809	$0	N/A	$119,567	$436,376

Alan G. Hassenfeld	$110,003	$160,000	$0	N/A	$73,629	$343,632

Tracy A. Leinbach	$138,664	$160,000	$0	N/A	$32,685	$331,349

Edward M. Philip	$162,046	$160,000	$0	N/A	$238,893	$560,939

Richard S. Stoddart	$0	$302,949	$0	N/A	$58,426	$361,375

Mary Beth West	$134,596	$160,000	$0	N/A	$3,337	$297,933

Linda K. Zecher	$135,935	$160,000	$0	N/A	$44,159	$340,094

(a)

Includes amounts which are deferred by directors into the interest account under the Deferred Compensation Plan for Non-Employee Directors, as well as interest earned by directors on existing balances in the interest account. Does not include the amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors, which amounts are reflected in the Stock Awards column.

(b)

Please see note 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 29, 2019, for a detailed discussion of the assumptions used in valuing stock and option awards.

In addition to reflecting the grant date fair value for stock awards made to the directors (this expense for the director stock award in 2019 was $160,000 per director continuing service on the Board), the stock awards column also includes, to the extent applicable, the (i) amount of cash retainer payments deferred by the director into the stock unit account under the Deferred Compensation Plan for Non-Employee Directors and (ii) a 10% matching contribution which the Company makes to a director’s account under the Deferred Compensation Plan for Non-Employee Directors on all amounts deferred by such director into the Company’s stock unit account under that plan.

No options were granted to any of the non-employee directors in 2019.

(c)	The non-employee directors who were serving on the Board at that time held the following outstanding stock and option awards as of December 29, 2019.

Name	Outstanding Option Awards	Outstanding Stock Awards

Kenneth A. Bronfin	0	27,404

Michael R. Burns	0	0

Hope F. Cochran	0	0

Name	Outstanding Option Awards	Outstanding Stock Awards

Crispin H. Davis	0	7,179

Lisa Gersh	0	23,115

Alan G. Hassenfeld	0	27,962

Tracy A. Leinbach	0	10,369

Edward M. Philip	0	38,389

Richard S. Stoddart	0	11,039

Mary Beth West	0	1,636

Linda K. Zecher	0	8,563

The outstanding stock awards consist of the aggregate number of non-employee director stock grants that the director elected to defer the receipt of any such shares until his or her retirement from the Board. To the extent a director did not defer the stock award, it is not included in the table and the shares have already been issued to the director. Each director was given the option, prior to the beginning of the year of grant, to receive the shares subject to the upcoming annual grant either at the time of grant, or to defer receipt of the shares until he or she retires from the Board.

(d)

Comprised of (i) deemed dividends which are paid on outstanding balances in stock unit accounts under the Deferred Plan and (ii) deemed dividends paid on annual stock awards which have been deferred. Balances deferred by directors into the stock unit account track the performance of the Company’s common stock. Also includes the Company’s matching charitable contribution of up to $5,000 per director per fiscal year. An aggregate of $22,500 was paid by the Company in fiscal 2019 in director matching contributions.

Current Director Compensation Arrangements

In structuring the Company’s director compensation, the Nominating, Governance and Social Responsibility Committee seeks to attract and retain talented directors who will contribute significantly to the Company, fairly compensate directors for their work on behalf of the Company and align the interests of directors with those of stockholders. As part of its review of director compensation, the Nominating, Governance and Social Responsibility Committee reviews external director compensation market studies to assure that director compensation is set at reasonable levels which are commensurate with those prevailing at other similar companies and that the structure of the Company’s non-employee director compensation programs is effective in attracting and retaining highly qualified directors.

All members of the Board who are not otherwise employed by the Company (“non-employee directors”) receive annual cash retainers for service on the Board and its committees. Below is a summary of the cash retainers for service in 2019.

Annual Retainers	Amount ($)

Annual Base Board Retainer	$95,000

Annual Retainers (in addition to Annual Base Board Retainer)

• Lead Independent Director	$35,000

• Chair of Audit Committee	$40,000

• Chair of Compensation Committee	$35,000

• Chair of Finance Committee	$30,000

• Chair of Nominating, Governance and Social Responsibility Committee	$20,000

Annual Retainers	Amount ($)

• Chair of Cybersecurity and Data Privacy Committee	$20,000

• Audit Committee Member (other than Chair)	$20,000

• Compensation Committee Member (other than Chair)	$15,000

• Finance Committee (other than Chair)	$7,500

• Nominating, Governance and Social Responsibility Committee (other than Chair)	$12,500	*

• Cybersecurity and Data Privacy Committee (other than Chair)	$7,500

*	Increased from $7,500 to $12,500 in August 2019.

No meeting fees were paid for attendance at meetings of the full Board or committees.

In May of every year, the Company anticipates issuing to each non-employee director that number of shares of Common Stock which have a set fair market value (based on the fair market value of the Common Stock on the date of grant). In fiscal 2019, the director stock grants had grant date fair market values of $160,000. These shares are immediately vested, but the Board has adopted stock ownership guidelines which mandate that Board members may not sell any shares of the Company’s Common Stock which they hold, including shares which are obtained as part of this yearly stock grant, until they own shares of Common Stock with an aggregate market value equal to at least $475,000 (which is equivalent to five times the annual Board retainer). Board members are permitted to sell shares of Common Stock they hold with a value in excess of $475,000, as long as they continue to hold at least $475,000 worth of Common Stock. Pursuant to the Deferred Compensation Plan for non-employee directors (the “Deferred Plan”), which is unfunded, non-employee directors may defer some or all of the annual Board retainer and meeting fees into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the dividends paid on an equivalent number of shares of Common Stock is credited to each non-employee director’s stock unit account as of the end of the quarter in which the dividend was paid. Non-employee directors may also defer any portion of their retainer and/or meeting fees into an interest account under the Deferred Plan, which bears interest at the five-year treasury rate.

The Company makes a deemed matching contribution to a director’s stock unit account under the Deferred Plan equal to 10% of the amount deferred by the director into the stock unit account, with one-half of such Company contribution vesting on December 31st of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31st, provided that the participant remains a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after age seventy-two. Compensation deferred under the Deferred Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

The Company also offers a matching gift program for its Board members pursuant to which the Company will match charitable contributions, up to a maximum yearly Company match of $5,000, made by Board members to qualifying non-profit organizations and academic institutions.

Governance of the Company

Hasbro is committed to strong corporate governance, ethical conduct, sustainability and the accountability of our Board and our senior management team to the Company’s shareholders. We review our corporate governance principles and practices on a regular basis. Set forth below is a summary of our key governance principles and practices.

Code of Conduct

Hasbro has a Code of Conduct which is applicable to all of the Company’s officers, employees and directors, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct addresses such issues as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, other employees and directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, including dismissal.

The Code of Conduct is available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. Although the Company generally does not intend to provide waivers of, or amendments to, the Code of Conduct for its Chief Executive Officer, Chief Financial Officer, Controller, or any other officers, directors or employees, information concerning any waiver of, or amendment to, the Code of Conduct for the Chief Executive Officer, Chief Financial Officer, Controller, or any other executive officer or director of the Company, will be promptly disclosed on the Company’s website in the location where the Code of Conduct is posted.

Corporate Governance Principles

Hasbro has adopted a set of Corporate Governance Principles which address qualifications for members of the Board of Directors, director responsibilities, director access to management and independent advisors, director compensation and many other matters related to the governance of the Company. The Corporate Governance Principles are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance.

Director Independence

Hasbro’s Board has adopted Independence Standards in accordance with Nasdaq corporate governance listing standards. The Independence Standards specify criteria used by the Board in making determinations with respect to the independence of its members and include strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor. The Independence Standards restrict commercial relationships between directors and the Company and include the consideration of other relationships with the Company, including charitable relationships, in making independence determinations. The Independence Standards are available on Hasbro’s website at https://hasbro.gcs-web.com/corporate-governance. A copy of the Independence Standards is also attached as Appendix A to this Proxy Statement.

The Board has determined in accordance with our Independence Standards, that each of the following directors are independent and have no relationships which impact an independence determination under the Company’s Independence Standards: Kenneth A. Bronfin, Michael R. Burns, Hope F. Cochran, Sir Crispin H. Davis, Lisa Gersh, Alan G. Hassenfeld, Tracy A. Leinbach, Edward M. Philip, Richard S. Stoddart, Mary Beth West and Linda K. Zecher.

Alan G. Hassenfeld was formerly an employee and Chief Executive Officer of the Company. However, Mr. Hassenfeld’s officer and employee relationship with the Company ended in December 2005. Although Mr. Hassenfeld has a greater than 5% shareholding in the Company, that interest is only a minority interest in the total share ownership of the Company. The Board does not believe that the former employment relationship or equity interest impact Mr. Hassenfeld’s independence.

The only members of the Company’s Board who were determined not to be independent were Brian D. Goldner, the Company’s current Chairman and Chief Executive Officer, and John A. Frascotti, the Company’s President and Chief Operating Officer.

Lead Independent Director

At the Company’s 2015 Annual Meeting, the role of Presiding Non-Management Director was replaced with an expanded role of Lead Independent Director. This reflected Hasbro’s continued commitment to good governance and to providing a strong voice for its independent directors. Edward M. Philip currently serves in the role of Lead Independent Director.

The Lead Independent Director’s primary responsibilities include:

•	reviewing and approving all information and materials to be sent to the Board;

•	reviewing and approving agendas and meeting schedules for all Board and Committee meetings, including to assure that there is sufficient time for discussion of all agenda items;

•	developing the agendas for, and moderating, executive sessions of the Board’s non-management and independent directors;

•	advising management on the quality, quantity and timeliness of information provided to the Board;

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including all executive sessions of the non-management and independent directors;

•	providing feedback to the Chairman and Chief Executive Officer regarding the matters discussed at such meetings and sessions, as appropriate;

•	having the authority to call meetings of the non-management and independent directors whenever the Lead Independent Director deems it appropriate or necessary;

•	serving as the principal liaison between the non-management and independent directors and the Chairman and Chief Executive Officer and management;

•

serving as the liaison between the non-management and independent directors and other constituents of the Company, such as shareholders, and meeting and consulting with major shareholders as part of the Company’s shareholder outreach programs and when otherwise requested by such shareholders;

•	serving as a conduit for third parties to contact the non-management and independent Directors as a group;

•	regularly consulting with the Chairman and Chief Executive Officer and other members of the Board on matters related to corporate governance and Board performance;

•	facilitating the retention of outside advisors for the independent directors and the Board as needed; and

•	performing such other duties as the Board may from time to time delegate or request.

Board Leadership Structure

The Chairman of the Board is elected by the Board on an annual basis. Currently, Mr. Goldner serves as Chairman of the Board, as well as Chief Executive Officer. Mr. Goldner’s appointment as Chairman in May 2015 reflected the integral role he has played and continues to play in the transformation of Hasbro’s business globally and in successfully formulating, reshaping, executing and accelerating the Company’s strategy, both before and following his appointment as Chief Executive Officer in 2008. The Board believes that combining these roles at this time is best for the Company and its shareholders as it will facilitate the functioning of the Board with senior management in strategic planning for the Company, in determining the Company’s key business opportunities and objectives as well as setting plans for achieving those objectives. Hasbro believes the combination of these roles with a proven leader positions the Company well for future success.

The Chairman of the Board provides leadership to the Board by, among other things, working with the Lead Independent Director and the Chief Legal Officer and Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the recruitment and orientation of new directors, oversee director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning.

The Lead Independent Director, whose responsibilities are described in detail above, works with the Chairman to ensure the proper operation of the Board, and serves as the principal liaison between the non-management, independent directors and the Chairman and other constituents of the Company, such as shareholders.

Majority Vote Standard

The Company has a majority vote standard for the election of directors in uncontested director elections (with a plurality vote standard applying to contested director elections), coupled with a director resignation policy for those directors who do not receive a majority vote.

In an election of directors which is not a contested election (as defined below), when a quorum is present, each nominee to be elected by shareholders shall be elected if the votes cast “for” such nominee exceed the votes cast “against” such nominee. In cases where as of the tenth (10th) day preceding the date on which the Company first mails its notice of meeting, for the meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected (referred to as a “contested election”), when a quorum is present, each nominee to be elected by shareholders shall be elected by a plurality of the votes cast.

In order for an incumbent director to become a nominee for re-election to the Board, such person must submit an irrevocable resignation, contingent on both that person not receiving a “for” vote that exceeds the “against” vote cast in an election that is not a contested election and acceptance of that resignation by the Board in accordance with the policies and procedures of the Board adopted for such purpose. In the event an incumbent director fails to receive a “for” vote that exceeds the “against” vote in an election that is not a contested election, the Company’s Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director.

The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within sixty (60) days following the final certification of the vote at which the election was held. The Nominating, Governance and Social Responsibility Committee in making its recommendation, and the Board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the Nominating, Governance and Social Responsibility Committee, in making their recommendation, and the Board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question.

Director Outside Board Service

The Company has a policy providing that our board members may not serve on the boards of directors of more than a total of four public companies (including the Company’s Board) and/or registered investment fund families. If the director is also a sitting chief executive officer of a public company, the director may not serve on more than one other public company board or registered investment fund family board, in addition to the Company’s board.

The Board does not have a policy setting rigid limits on the number of audit committees on which a member of the Company’s Audit Committee can serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on the Company’s Audit Committee.

Director Orientation and Continuing Education

New directors receive an orientation to assist them in their roles as Board and committee members. Orientation includes subjects such as board governance and operation, Company history, strategic plans, business operations, financial position and legal and regulatory environment. Management also provides information on an ongoing basis to assure that Board members are aware of the business, legal and other developments necessary to fulfill their role. We also make available outside educational opportunities as the Board deems relevant and appropriate.

Annual Self-Evaluation for the Board and Board Committees

Every year the entire Board, as well as each of the committees of the Board, conduct a self-evaluation process. This process includes each director and each committee member submitting confidential feedback on the performance of the Board, as well as the performance of each committee on which they serve. The feedback is then collected and reviewed and discussed by the applicable committees, as well as the entire Board of Directors. This feedback informs changes the Board and the committees consider making to their processes and areas of review for the next year.

Board Tenure

Although the Company does not have a formal policy with respect to Board tenure, the Board does seek to keep a balance of tenures to provide continuity of understanding of the business, long-term succession planning, and meaningful onboarding of new directors, including educating new directors with respect to the Company’s business, while also providing for new perspectives brought to bear by new Board members. The Board is targeting a mix of tenures in which roughly one-third of the Board members have been on the Board for five years or less, one-third of the members have been on the Board for six to ten years, and one-third of the members have served on the Board for longer than ten years. Although that is a general target, the composition of Board tenures may vary over time for many factors, including the availability of appropriate director candidates.

Proxy Access

We have adopted a “proxy access” procedure in our Amended and Restated By-Laws. Our proxy access bylaw allows a shareholder or a group of up to 20 shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees.

Share Retention Requirements

The Company has share ownership guidelines which apply to all officers and employees at or above the Senior Vice President level and establish target share ownership levels which executives are expected to achieve over a five-year period and then maintain, absent extenuating circumstances. The Company also requires employees at those levels to retain a portion of any net shares realized from stock vesting or option exercises during the five-year period an executive has to achieve their stock ownership requirement until the executive’s ownership requirement level is satisfied. Until the applicable ownership level is achieved, the executive is required to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the executive following such executive becoming subject to the policy. Once the required stock ownership level is achieved, the executive is required to maintain the stock ownership level for as long as the executive is employed by the Company and is subject to the policy.

Equity Awards Granted in 2013 and Beyond Subject to Double Trigger Following a Change in Control

At the Company’s 2013 Annual Shareholder Meeting, shareholders approved amendments to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended. This approval by our shareholders provided that all awards granted in 2013 and thereafter will be subject to a double trigger change in control provision. This means that rather than vesting automatically upon a change in control of the Company, such awards will only vest following a change in control if the award recipient’s employment with the Company is terminated under specified circumstances.

Clawback Policy

Under our Board approved Clawback Policy, all equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Policy Prohibiting the Pledging or Hedging of Company Stock

Under the Company’s Board approved insider trading policy, we prohibit any pledges or hedges of Company stock by directors, officers or other employees on a prospective basis. The Board believes this policy furthers the interest of shareholders by ensuring that directors, officers and employees have the same economic incentives as shareholders and that equity held by directors, officers and employees will not be sold in situations beyond the control of the director, officer or employee.

No Tax Gross-Ups

We do not have any existing tax gross-up arrangements with any of our directors, officers or other employees and we have made a commitment to not enter into such arrangements in the future.

Corporate Social Responsibility

At Hasbro, we believe that every day is a chance to do better. We strive to always act responsibly, and in doing so we find smarter ways of doing business. Our deep commitment to corporate social responsibility (CSR) reflects our desire to help build a safer, more sustainable world for future generations. It inspires and guides us to play with purpose: To take what we love most about play and entertainment — creativity, innovation, imagination — and make a difference where it matters most. And it makes every part of Hasbro’s business stronger.

While our CSR commitments address many areas, we focus on four key priorities: product and content safety, environmental sustainability, human rights and ethical sourcing, and diversity and inclusion.

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Product & Content Safety — At Hasbro, product safety is essential to upholding our consumers’ trust and expectations, and we embed quality and safety into every Hasbro product and play experience. This includes embracing our responsibility to create high quality products, entertainment and play experiences and marketing them responsibly. It’s an important part of how we uphold our commitments to children, families, and all our consumers.

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Environmental Sustainability — We are passionate about protecting our planet and conserving natural resources for future generations, including pursuing innovative ways to reduce our environmental impacts across business. Through Hasbro’s Sustainability Center of Excellence, we drive our strategic environmental blueprint across our global organization with a focus on reducing the environmental impacts of our products and packaging, minimizing the environmental footprint of our operations and supply chain, and encouraging our employees to embrace and promote environmental responsibility.

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Human Rights & Ethical Sourcing — Treating people with fairness, dignity and respect and operating ethically in our supply chain are core values at Hasbro. We demonstrate these deep beliefs in the way we treat our employees and, in the expectations, and requirements we have of those with whom we do business. We work closely with our third-party factories and licensees to ensure all products are manufactured in safe and healthy environments and the human rights of workers in our supply chain are being upheld.

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Diversity & Inclusion — At Hasbro, we believe that supporting gender equality and promoting inclusion across our business and society makes the world a better place for all. We know that the more inclusive we are as a company, the stronger our business will be. Our commitment also extends to our supply chain where we strive to support the personal and professional growth of female factory workers who make up the majority of the worker base, with a goal of positively impacting their lives and well-being.

Another important element of the Company’s CSR effort is our tradition of supporting children worldwide through a variety of philanthropic programs. In 2019, our support exceeded $20 million, including both financial contributions and donations of more than 1.4 million toys and games.

Some of our CSR goals are set forth below:

Hasbro received several prestigious recognitions for our CSR efforts, including being named one of the 2020 World’s Most Ethical Companies® by the Ethisphere Institute, marking our ninth consecutive year to receive this distinction. Additionally, in 2019, we ranked in the top 15 on the 100 Best Corporate Citizens list by 3BL Media, marking the eighth consecutive year Hasbro has been ranked at the top of the list. We were also named the top consumer products company in JUST Capital’s America’s Most Just Companies, in the top 20 of Barron’s 100 Most Sustainable Companies, as one of America’s Most Reputable Companies by Reputation Institute, one of the 50 Best ESG Companies by Investor’s Business Daily, and one of America’s Most Community Minded Companies by the Civic 50.

The head of our CSR group reports on a regular basis to the Nominating, Governance, and Social Responsibility Committee of the Board. That committee has oversight of CSR matters.

Board Meetings and Director Attendance at the Annual Meeting

During 2019, the Board held 12 meetings. All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2019 and (ii) the meetings of any committees held during their tenure as members of such committees during 2019. Although the Company does not have a formal policy requiring attendance of directors at the annual meeting of shareholders, the expectation of the Company and the Board is that all directors will attend the annual meeting of shareholders in person or virtually via the Internet unless conflicts prevent them from attending. All members of the Board attended the 2019 Annual Meeting of Shareholders.

Director Retirement Age

The Board has established a target retirement age of 72. Normally, a Director who has reached this age will serve out his or her current term and not stand for re-election at the end of that term. However, the Board recognizes that from time to time there may be unusual circumstances where exceptions need to be made to this general rule to retain needed continuity and expertise, or for other business reasons.

Additional Availability of Corporate Governance Materials

In addition to being accessible on the Company’s website, copies of the Company’s Code of Conduct, Corporate Governance Principles and the charters of the six committees of the Board of Directors are all available free of charge to any shareholder upon request to the Company’s Chief Legal Officer and Corporate Secretary, c/o Hasbro, Inc., 1011 Newport Avenue, P.O. Box 1059, Pawtucket, Rhode Island 02861.

Shareholder Proposals

To Be Considered at the Annual Meeting and Considered for Inclusion in the Proxy Materials. Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company’s 2021 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company’s executive offices no later than December 2, 2020 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to the 2020 Annual Meeting of Shareholders). The address of the Company’s executive offices is 1011 Newport Avenue, Pawtucket, Rhode Island 02861. Such proposals should be sent to the attention of the Chief Legal Officer and Corporate Secretary and must also comply with the other requirements of the rules of the SEC relating to shareholder proposals.

To Be Considered at the Annual Meeting But Not Included in the Proxy Materials. With the exception of the submission of director nominations for consideration by the Nominating, Governance and Social Responsibility Committee, which must be submitted to the Company in the manner described below, any new business proposed by any shareholder to be taken up at the 2021 Annual Meeting, but not included in the proxy statement or proxy relating to that meeting, must be stated in writing and filed with the Secretary of the Company no later than 150 days prior to the date of the 2021 Annual Meeting. Except for shareholder proposals made pursuant to the preceding paragraph, the Company will retain discretion to vote proxies at the 2021 Annual Meeting with respect to proposals received prior to the date that is 150 days before the date of such meeting, provided (i) the Company includes in its 2021 Annual Meeting proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

Director Nominations

Our Nominating, Governance and Social Responsibility Committee is responsible for identifying individuals qualified to be members of our Board of Directors and reviewing candidates recommended by our shareholders. In making its nominations for election to the Board, the Nominating, Governance and Social Responsibility Committee seeks candidates who meet the current challenges and needs of the Board. As part of this process the Committee considers a number of factors, including:

•	a candidate’s employment and other professional experience;

•	past expertise and involvement in areas which are relevant to the Company’s business;

•	business ethics and professional reputation;

•	independence;

•	other board experience; and

•	the Company’s desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise.

Additionally, while the Company does not have a formal policy for considering diversity in identifying and recommending nominees for election to the Board, the Nominating, Governance and Social Responsibility Committee does value and consider diversity of viewpoint, experience, education, skill, background and other qualities in its overall consideration of nominees qualified for election to the Board.

The Nominating, Governance and Social Responsibility Committee will consider and evaluate nominees recommended by shareholders for election to the Board on the same basis as candidates from other sources if such nominations are made in accordance with the processes set forth below. The Nominating, Governance and Social Responsibility Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors, recommendations by shareholders and input from third-party executive search firms. The Company is proud that of the thirteen director nominees standing for election to the Board at the 2020 Annual Meeting of Shareholders, five of those candidates are female.

Director Nominations to be made at the Annual Meeting But Not Included in the Proxy Materials. The Company’s By-Laws provide that shareholders may themselves nominate directors for consideration at an annual meeting provided they give timely written notice to the Secretary of the Company. Notice must be received at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days before or after such anniversary date, notice by the shareholder must be delivered not earlier than 120 days prior to the annual meeting and not later than (i) the ninetieth (90th) day prior to the date of such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). To be in proper form the notice must provide specified information regarding the proposed nominee and each shareholder proposing such nomination, as set forth in the Company’s By-Laws.

As such, director nominations to be considered for the Company’s 2021 Annual Meeting of Shareholders must be submitted no earlier than January 14, 2021, and no later than February 13, 2021. Nominations made by shareholders in this manner are eligible to be presented by the shareholder to the meeting, but such nominees will not have been considered by the Nominating, Governance and Social Responsibility Committee as a nominee to be potentially supported by the Company and will not have been included in the Company’s proxy materials.

Director Nominations to be Considered by the Company’s Nominating, Governance and Social Responsibility Committee. To be considered by the Nominating, Governance and Social Responsibility Committee, director nominations must be submitted to the Chief Legal Officer and Corporate Secretary of the Company at the Company’s executive offices, 1011 Newport Avenue, Pawtucket, Rhode Island 02861 not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. As such, director nominations to be considered for the Company’s 2021 Annual Meeting of Shareholders must be submitted no earlier than January 14, 2021, and no later than February 13, 2021. The Nominating,

Governance and Social Responsibility Committee is only required to consider recommendations made by shareholders, or groups of shareholders, that have beneficially owned at least 1% of the Company’s Common Stock for at least one year prior to the date the shareholder(s) submit such candidate to the Nominating, Governance and Social Responsibility Committee and who undertake to continue to hold at least 1% of the Company’s Common Stock through the date of the next annual meeting. In addition, a nominating shareholder(s) may only submit one candidate to the Nominating, Governance and Social Responsibility Committee for consideration.

Submissions to the Nominating, Governance and Social Responsibility Committee should include:

•	as to each person whom the shareholder proposes to nominate for election or re-election as a director:

○	the name, age, business address and residence address of the person;

○	the principal occupation or employment of the person;

○	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

○

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

○

confirmation that the candidate is independent under the Company’s Independence Standards and Nasdaq rules, or if the candidate is not independent under all such criteria, a description of the reasons why the candidate is not independent.

•	as to the shareholder(s) giving the notice:

○	the name and record address of such shareholder(s) and each participant in any group of which such shareholder is a member;

○

the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder(s) and each participant in any group of which such shareholder is a member;

○	if the nominating shareholder is not a record holder of the shares of capital stock of the Company, evidence of ownership as provided in Rule 14a-8(b)(2) under the Exchange Act;

○

a description of all arrangements or understandings between such shareholder(s) and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder(s); and

○

any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Nominating, Governance and Social Responsibility Committee may require that any proposed nominee for election to the Board furnish such other information as may reasonably be required by the Nominating, Governance and Social Responsibility Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The written notice from the nominating shareholder specifying a candidate to be considered as a nominee for election as a director must be accompanied by a written consent of each proposed nominee for director. In this written consent the nominee must consent to (i) being named as a nominee for director, (ii) serve as a director and represent all shareholders of the Company in accordance with applicable laws and the Company’s Articles of Incorporation, By-Laws and other policies if such nominee is elected, (iii) comply with all rules, policies or requirements generally applicable to non- employee directors of the Company, and (iv) complete and sign customary information requests upon the request of the Company.

Director Nominations Under Proxy Access Bylaw. Under our proxy access bylaw, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the Company’s proxy statement. Shareholders are referred to the By-Laws for the full details related to this procedure.

The proxy access bylaw allows a shareholder or a group of up to twenty (20) shareholders, who has maintained continuous ownership of at least 3% of the voting power of the Company’s outstanding voting stock for at least 3 years, to include nominees for election to the Board of Directors in the Company’s proxy statement. Subject to compliance with the requirements of the proxy access By-Law provisions, the shareholder or group of shareholders may include director nominees for up to the greater of (i) 20% of the Board, rounded down to the nearest whole number, or (ii) 2 nominees. The nominating shareholder or group of shareholders must timely deliver notice to the Secretary of the shareholder nominee together with the other information required by our By-Laws, and each nominee must meet the qualifications required by our By-Laws.

To be timely, the notice to include shareholder-nominated candidates in the Company’s proxy materials to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders (provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). As such, requests to include shareholder-nominated candidates in our proxy materials for the 2021 annual meeting must be received by our Secretary no earlier than January 14, 2021, and no later than February 13, 2021.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee” or the “Committee”) of the Company’s Board of Directors (the “Board”) establishes and oversees the compensation programs for the Company’s executive officers, including all of the Company’s Named Executive Officers appearing in the compensation tables following this report, and oversees all equity grants under the Company’s shareholder approved Restated 2003 Stock Incentive Performance Plan, as amended. The Company only uses a shareholder approved equity compensation plan. The Committee operates under a written charter, which has been established by the Company’s full Board and which is reviewed and evaluated by both the Committee and the Board on an annual basis. The Compensation Committee charter is available on the Company’s website at https://hasbro.gcs-web.com/corporate-governance.

The Committee is composed solely of persons who are both “Non-Employee Directors,” as defined in Rule 16b-3 of the rules and regulations of the SEC, and “outside directors,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has determined that each member of the Committee is independent under the Company’s Independence Standards and the requirements of The NASDAQ Stock Market’s corporate governance listing standards. The exercise of independent judgment in furtherance of the interests of the Company and its shareholders is the guiding principle behind the Committee’s actions.

The following section of this Proxy Statement, entitled “Compensation Discussion and Analysis,” contains a detailed discussion regarding the objectives of the Company’s executive compensation programs, how those programs drive Company performance, and a review of the processes and program elements used by the Committee to attract and retain top executive talent, align the interests of the executive team with those of the Company’s shareholders, create a powerful linkage between pay and performance and maximize the business results of the Company.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on its review and discussions with management, the Committee recommended to the Company’s full Board, and the full Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the Meeting and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019.

Report issued by the members of the Compensation Committee as of the Company’s 2019 fiscal year end.

Lisa Gersh (Chair)

Kenneth A. Bronfin

Crispin H. Davis

Tracy A. Leinbach

Edward M. Philip

Compensation Discussion and Analysis

In the following Compensation Discussion and Analysis, we describe the compensation programs for our Named Executive Officers (NEOs).

Executive Summary

2019 Named Executive Officers

The Company’s Named Executive Officers (NEOs) for 2019 are listed in the following table.

Name	Title

Brian D. Goldner	Chairman and Chief Executive Officer

John A. Frascotti	President and Chief Operating Officer

Deborah M. Thomas	Executive Vice President and Chief Financial Officer

Stephen J. Davis	Executive Vice President and Chief Content Officer

Wiebe Tinga	Executive Vice President and Chief Commercial Officer

Business and Performance Overview

We are a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. From toys, games and other consumer products to television, movies, digital gaming, live performances, and music, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include MAGIC: THE GATHERING, MY LITTLE PONY, NERF, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS and FURREAL FRIENDS, as well as our premier partner brands. Through our acquisition of Entertainment One Ltd. (“eOne”), we have enhanced our brand portfolio with the addition of other beloved global children’s brands, including PEPPA PIG, PJ MASKS and RICKY ZOOM. Through our global entertainment studios, we are building our brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy.

Our strategic plan is centered around our Brand Blueprint, which was redesigned following our acquisition of eOne. Under our Brand Blueprint strategy, we re-imagine, re-invent and re-ignite our owned and controlled brands and imagine, invent and ignite new brands, through product innovation, immersive entertainment offerings, including television and motion pictures, digital gaming and a broad range of consumer products. With the addition of eOne, we are also well-positioned to deliver high quality, premium content that can be distributed across media channels.

Hasbro Brand BlueprintBRANDS CONTENTGlobal Customer RelationshipsToys & GamesLocation Based ExperienceDigital GamingEsportsTV & film Digital Shorts Emerging MediaMusic/ArtistsLicensed Consumer ProductsPublishing

2019 Overview

2019 was a pivotal year for Hasbro. We achieved our plan to profitably grow revenues, performing well in a dynamic retail and global trade environment. This followed a disruptive year in 2018 due to the bankruptcy of Toys“R”Us and significant challenges and changes in markets in which we operate. We achieved profitable growth in 2019 while taking significant steps to accelerate our Brand Blueprint strategy through our early fiscal 2020 acquisition of eOne, a global independent studio that specializes in the development, acquisition, production, financing, distribution and sales of entertainment content. The acquisition of eOne expands our brand portfolio with eOne’s beloved global children’s brands, including PEPPA PIG, PJ MASKS and RICKY ZOOM; adds proven TV and film expertise; enhances our brand building through storytelling capabilities in TV, film and other mediums, which we believe will strengthen core Hasbro brands and help activate vault brands; and creates additional opportunities for long-term profitable growth through in-sourcing and cost synergies, as well as future revenue growth opportunities.

2019 Highlights

•	Delivered net revenue growth and increased operating profit;

•	Grew revenue in each major region, including in the U.S. and Canada, and Europe absent the effect of foreign exchange;

•	Drove growth through our channel strategy, including double-digit gains in the value, fan, grocery and drug channels;

•	Advanced our retail strategy and execution for online and omni-channel partners;

•	Delivered significant growth in our Wizards of the Coast business, including through the successful launch of MAGIC: THE GATHERING ARENA and compelling tabletop and digital game experiences;

•	MONOPOLY had a record year with double digit growth with new themes and entertainment tie-ins;

•	NERF made significant progress with new product lines, such as NERF Fortnite and NERF Ultra;

•	Advanced our consumer products licensing business, growing revenues and expanding operating profit margin;

•	Broadened our licensed brand portfolio and expanded our reach with original live events to drive consumer engagement;

•	Executed as an agile, modern and digitally-driven company;

•	Navigated challenges in the global trade environment, implementing programs to achieve revenue and margin goals;

•	Leveraged and created compelling entertainment to drive creativity across brands; and

•	Importantly, on December 30, 2019, we acquired eOne, adding beloved global children’s brands and proven TV and film expertise to our company.

2019 Financial Performance

In 2019, we had a strong financial performance:

•	Delivered net revenues of $4.72 billion, an increase of 3% compared to 2018;

•	Revenues increased 5% excluding an unfavorable $78.5 million impact of foreign exchange;

•	Revenues grew 3% in the U.S. and Canada segment, 4% in the International segment absent foreign exchange, and 22% in our Entertainment, Licensing and Digital segment;

•	Franchise Brands revenue declined 1%, Partner Brands revenue increased 24%, Hasbro Gaming revenues decreased 10% and Emerging Brands revenue increased 5%;

•	Operating profit increased to $652.1 million, or 13.8% of revenues;

•	Adjusted operating profit of $669.8 million, or 14.2% of revenue, excluding $17.8 million of costs associated with the eOne acquisition;

•	Reported net earnings were $520.5 million, or $4.05 per diluted share;

•	Adjusted net earnings were $524.7 million, or $4.08 per diluted share, excluding after-tax net charges of $4.2 million, or $0.03 per diluted share;

•	Year-end cash and cash equivalents of $4.58 billion, which included $3.4 billion of eOne acquisition financing, cash received from foreign exchange hedges and other activities;

•	Generated $653.1 million in operating cash flow; and

•	Returned $398.0 million to shareholders in 2019 including $336.6 million in dividends.

Adjusted operating profit, adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures as defined under SEC rules. A reconciliation of these non-GAAP financial measures to GAAP is provided in Appendix B to this Proxy Statement.

Providing value and return to our shareholders is our most fundamental corporate objective. The tables below compare the total return on our shares of common stock over the designated periods to the returns for the S&P 500 Index and Russell 1000 Consumer Discretionary Index, and provide the Company’s annual dividend rate and the year-over-year increases in dividend rates since 2010.

The following graph charts the Company’s net revenues (in millions of dollars) for every fiscal year since 2010.

The tables below provide the following for each of the fiscal years 2015-2019: the Company’s GAAP diluted earnings per share (adjusted earnings per share in green); operating cash flow; operating profit margin (adjusted operating profit margin in green); and return on invested capital. Return on invested capital (ROIC) is computed as net earnings divided by the sum of long-term debt (less debt issuance costs), short-term borrowings and shareholders’ equity. A reconciliation of our GAAP to Non-GAAP financial measures is included in Appendix B to this Proxy Statement.

Diluted Earnings Per ShareOperating Cash Flow Operating Profit MarginReturn On Invested Capital

The operating cash flows for 2015 and 2016 in the table above were restated from amounts previously reported to reflect the adoption of ASU 2016-09.

The following table provides the amounts we have returned to our shareholders since 2015, in the form of both cash dividends and share repurchases.

Cash Returned to Shareholders Dividend and Share Repurchase

Shareholder Engagement

Hasbro has engaged with our major shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of our investors. Over the past several years, our discussions with shareholders have led to changes to our executive compensation and corporate governance programs, such as amendments to the terms of the employment agreement with our Chief Executive Officer, Brian Goldner, and the adoption of a proxy access bylaw. Our shareholders overwhelmingly supported our Say-on-Pay votes in the last three years, with favorable votes from 97.9%, 96.8% and 96.7% of the shares voted at the 2017, 2018 and 2019 Annual Meetings, respectively. Based upon our continuing dialog with shareholders and our Say-on-Pay vote results, we believe our current compensation program for our executive officers reflects the views of our shareholders and strongly drives our pay for performance objectives.

In 2019 and early 2020, we proactively extended an invitation to our top 25 shareholders (who held in aggregate approximately 50% of our outstanding shares) to meet and we had discussions with all of such shareholders who accepted our invitation. We also spoke with shareholders who reached out to us. This year we covered a variety of topics, including:

•	our recently completed acquisition of eOne and how we believe it can accelerate our Brand Blueprint strategy;

•	our compensation policies and practices, performance metrics, and how we expect to consider the eOne acquisition for purposes of compensation;

•	our corporate governance practices; and

•	key focus areas, achievements and goals in the corporate social responsibility (CSR) space.

We shared the feedback we received from our shareholders with our Board and its committees. The Board and its committees continue to consider feedback, particularly in relation to the inclusion of performance metrics for compensation programs to account for goals and objectives relating to our acquisition of eOne.

Executive Compensation Program Structure and Alignment with Performance

The Compensation Committee has implemented a carefully-structured executive compensation program that is tightly linked to long-term shareholder value creation. The program incorporates a combination of short-term and long-term forms of compensation that are structured to incentivize company performance and the achievement of corporate objectives the Committee believes are critical to driving sustained long-term shareholder value. At the same time, the program incorporates elements that ensure the Company is able to attract and retain top executive talent with the creativity, innovation, relentless drive and diverse skills in storytelling and entertainment, branded-play, consumer products, media and technology that are critical to the successful execution of our strategy and ongoing business transformation.

In support of this linkage to long-term shareholder value creation, a significant portion of the total compensation opportunity for our Named Executive Officers is performance-based and at risk. The chart below shows that 89.3% of our CEO’s total target compensation for 2019 was performance based and at-risk.

The following chart summarizes the components of our 2019 compensation program for our CEO and other NEOs.

2019 CEO/NEO Pay Program Elements

Annual Cash Compensation

Base Salary	• Fixed compensation • Set at industry competitive level, in light of individual experience and performance

Management Incentive Awards

•  Performance-based; tied to company and individual achievement against stated annual financial and strategic goals

•  Align management behavior with shareholder interests

•  Designed to be flexible to enable us to reward for strategic and operating performance not captured by the financial metrics listed below by allowing the Committee to adjust the payouts down to as little as 0, or up by up to 35% based on individual performance

•  Performance measures evaluated (weighting)

➣ Total Net Revenues (40%)

➣ Operating Margin (40%)

➣ Free Cash Flow (20%)

Long-Term Equity Incentive Plan

Performance Contingent Stock Awards

•  Represent ~50% of annual target equity award value

•  Earned based on challenging long-term three-year goals that require sustained strong operating performance

•  Tied to achievement of EPS, Net Revenue and ROIC targets over a 3-year performance period

Stock Options

•  Represent ~50% of annual target equity award value for CEO (25% for the other NEOs)

•  7-year term

•  Vest in three equal annual installments over the first three anniversaries of the grant date, subject to continued employment

Restricted Stock Units

•  Granted to the NEOs other than the CEO (25% of annual target equity award value for NEOs)

•  Vest in equal annual installments on the first three anniversaries of the grant date, subject to continued employment

Our CEO’s long-term equity compensation is 100% performance-based. While the value of the CEO’s annual equity compensation is divided approximately evenly between performance contingent stock awards and stock options, for the other Named Executive Officers they receive approximately 25% of the value of their long-term incentive target award in time-based restricted stock units, approximately 50% in contingent stock performance awards and approximately 25% in stock options. The CEO’s compensation does not use time-based restricted stock units to further increase the linkage between earned pay and performance for the CEO.

Variable Compensation Outcomes

Annual and long-term incentives are based on clear, measurable and objective performance goals that consider the overall financial performance of the Company and the individual contribution of each NEO to that performance.

Performance goals for the annual management incentive awards and for the performance contingent stock awards were established by the Committee early in fiscal 2019 based on the 2019 operating plan and budget and the 2020 and 2021 strategic plan approved by the Company’s Board of Directors. The Committee gives careful consideration to selecting metrics that will be used to drive business performance and setting performance objectives that are both challenging but achievable.

Annual Management Incentive Awards

For the annual cash management incentive awards for 2019, the Committee selected three financial performance metrics to capture the most important aspects of the top and bottom line performance of the Company, in the form of revenues, profitability (operating margin percentage), and cash generation (free cash flow, defined as cash flow from operations minus capital expenditures).

There is no payout for a given metric if the Company achieves less than the threshold performance for that metric. The threshold performance for revenue was 85% of target and the threshold performance for operating margin and free cash flow was 80% of target. The maximum payout for overachievement against a given metric is set at 200% of target, and that maximum is awarded when actual performance reaches 115% of target performance in the case of revenues, and 125% of target performance in the case of operating margin and free cash flow.

In 2019, we achieved an aggregate weighted performance payout of 101% of target under the annual management incentive plan. In addition to the corporate financial objectives that are established under the annual performance plan, the CEO, in consultation with the Committee, sets individual objectives for each NEO at the beginning of the year and assesses the performance of the NEOs in achieving these objectives at the end of the year. Performance against these objectives is the key determinant of the individual modifier in the annual incentive. With respect to the CEO’s individual objectives, the Board and Compensation Committee, working together, set these objectives in the beginning of the year and the Board evaluates the CEO’s performance at the end of the year.

In 2018, we achieved an aggregate weighted performance payout of 43% of target under the annual management incentive plan. Based on that achievement, Mr. Goldner would have earned a bonus, prior to any adjustments for performance, of $1,166,375. In light of the Company’s performance, Mr. Goldner offered to the Compensation Committee, and the Compensation Committee accepted, that he would receive no management incentive award with respect to 2018.

The table below compares our actual 2019 performance against the corporate financial performance targets under the annual management incentive awards. The financial results used to compute the payout under the annual management incentive plan exclude the impact of certain items, which are described on page 51, as the Committee specified at the beginning of the performance period that the impact of those items would be excluded.

	Goal	Actual	Percentage Achievement	2019 Payout Percentage	2019 Weighted Payout

Revenue	$4,791,132	$4,720,227	99%	97%	39%

Operating Margin %	14.0%	14.2%	102%	108%	43%

Free Cash Flow	$534,762	$519,709	97%	94%	19%

All numbers are in thousands, except for percentages.			Total weighted payout		101%

The performance goals for 2019 were set with the objective of returning to profitable growth while giving consideration to the disruptive challenges the Company and the industry faced following the 2018 bankruptcy of Toys“R”Us, the political and economic headwinds in Europe, and the continuing changes in global retail environment.

Annual Long-Term Incentive Awards

In addition to the annual cash management incentive plan, each year the Committee approves annual long-term incentive awards tied to achievement of specified objectives over a period longer than one year. Target award values are based on a designated percentage of each executive’s base salary. For our CEO, these awards are comprised of performance contingent stock awards and stock options (other NEOs also receive time-based restricted stock units). The metrics for the performance contingent stock awards, stated cumulative diluted earnings per share, average return on invested capital and cumulative net revenues over a three-year period, are taken from the Company’s long-term strategic plan, budget and operating plan that have been approved by the Company’s Board.

Under the 2019 performance contingent stock award program for named executive officers, cumulative earnings per share is weighted 34%, average return on invested capital is weighted 33% and cumulative revenue is weighted 33%. Each metric is measured independently and must achieve a minimum of 90% of target over the performance period or no value is earned with respect to that metric. If a metric does not achieve a minimum of 90% of target over the performance period, but one or more of the other metrics achieve this threshold performance, an award is payable based on the achievement of those metrics that do achieve at least threshold performance.

The three-metric performance contingent stock awards granted to executive officers with a trailing three-year performance period ending at the end of fiscal 2019 achieved 23% of the target performance. Consistent with the intention of the exclusions approved by the Committee during the first 90 days of the performance cycle, the impact of U.S. tax reform, costs associated with 2018 restructuring, costs associated with the settlement of the Company’s Pension Plan in 2019, the impact of the POWER RANGERS acquisition and the impact of the transactions relating to the eOne acquisition, were excluded from the computation of the achievement of the earnings per share and average return on invested capital metrics for the 2017-2019 awards.

The following table compares the actual results achieved against the targeted goals for each of the three prior three-year performance periods with the performance during the most recently completed contingent stock performance award period. Average return on invested capital was not a performance metric in the 2014-2016 awards.

Performance Period	Revenues*		Percentage Achieved	Cumulative EPS		Percentage Achieved	Average Return on Invested Capital		Percentage Achieved	Total Payout Percentage on Award
	Target	Results		Target	Results		Target	Results

2014-2016	$13,229	$14,833	112%	$9.59	$12.64	132%	n/a	n/a	n/a	192%

2015-2017	$13,442	$15,084	112%	$9.65	$13.54	140%	11.9%	15.18%	128%	193%

2016-2018	$14,654	$14,674	100%	$11.60	$11.88	102%	13.2%	13.84%	105%	109%

2017-2019	$16,348	$14,272	87.3%	$14.34	$12.30	85.8%	14.5%	13.63%	94%	23%

*	Numbers are in millions. Financial performance for revenues and cumulative EPS is calculated based on exchange rates in effect at the beginning of the relevant three-year performance period.

Election to Forego Any Payment under 2017-2019 Contingent Stock Performance Awards

Based on a 94% achievement of the average ROIC performance metric for the 2017-2019 contingent stock performance award, the Named Executive Officers would have been entitled to receive a 23% payout under those awards. However, in light of the fact that the Company’s employees who had two metric contingent stock performance awards with cumulative revenues and cumulative EPS did not receive any payout, Mr. Goldner, Mr. Frascotti and Ms. Thomas each agreed to waive any rights to payment under their 2017-2019 contingent stock performance awards. Mr. Davis and Mr. Tinga received their payouts under such awards as they began to transition their roles out of senior management.

Executive Compensation Philosophy and Objectives

The Committee’s fundamental objectives in our executive compensation program are to:

•

Attract, develop and retain talented executives who can contribute significantly to the achievement of the Company’s goals and deliver results in keeping with our mission of Creating the World’s Best Play and Entertainment Experiences.

•	Align the interests of the Company’s executives with the medium and long-term goals of the Company and its shareholders.

•	Instill a pay-for-performance culture; a substantial majority of the compensation opportunity for the CEO and other NEOs is composed of variable, performance-based compensation elements.

•	Reward superior performance by the Company and its business units as a whole as well as superior individual performance.

•

Accomplish these objectives effectively while managing the total cost of the Company’s executive compensation program, including by managing reasonable levels of equity dilution and annual share usage when granting equity-based compensation.

The Committee believes it is critical to have a robust succession planning and management development process and seasoned talent ready to deploy into key executive positions, and our compensation programs are designed to support these objectives.

The Committee structures the Company’s compensation program in a way it believes appropriately aligns pay with performance without encouraging excessive risk taking or other behavior on the part of executive officers that is not in the Company’s best interests.

Our goal is to position total target compensation for our NEOs within a competitive range around the peer group median that reflects the individual’s performance, criticality to the business, retention risk and future potential. For more information on the peer group used as a market check for the NEOs please see the discussion beginning on page 43 of this Proxy Statement.

All equity and non-equity incentive plan compensation granted by the Company in 2013 and thereafter is subject to our Board approved Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Strong Compensation Governance Practices

Compensation Governance Highlights

•  Robust shareholder engagement process

•  Program informed by and responsive to shareholder input

•  Significant portion of compensation is variable and performance based

•  Significant share ownership and retention requirements

•  5x base salary for CEO

•  2x base salary for other NEOs

•  NEOs must hold 50% of net shares received upon option exercises or award vesting until they achieve the required ownership levels

•  Maximum payout caps under incentive plans

•  Do not incentivize excessive risk taking

•  Robust anti-hedging and pledging policies prohibiting pledging or hedging of Company stock

•  Double-trigger change in control provisions
for equity grants

•  Fully independent Compensation Committee

•  Independent Compensation Consultant

•  No tax gross-ups

•  No excessive perquisites

•  No repricing of equity incentive awards

•  Strong clawback policy

Compensation Process

Hasbro’s executive compensation program is structured with input, analysis, review and/or oversight from a number of sources, including:

•	The Compensation Committee;

•	The full Board;

•	The Company’s Chief Human Resources Officer and Human Resources and Compensation Department;

•	The Committee’s and Company’s outside compensation consultants;

•	The Company’s Chief Executive Officer; and

•	Market studies and other comparative compensation information.

All final decisions regarding the compensation and retention programs for the Company’s executive officers, including the NEOs, are made by the Compensation Committee. The compensation package for the Company’s Chief Executive Officer is also reviewed and approved by the Board of Directors, without Mr. Goldner or Mr. Frascotti being present.

Each of the compensation elements is described in the following pages. In structuring these elements the Company and the Committee review each element on an individual basis, as well as review them in totality as part of an overall target compensation package. This process includes reviewing tally sheets for each of the executive officers which set forth total target compensation for the officer, and within that total summarize the target level for each element and the portion of total target compensation comprised of the various compensation elements.

For the NEOs other than the CEO, the CEO makes recommendations for each individual’s compensation package to the Committee. The Committee discusses these recommendations with the CEO, both with and without the presence of the Company’s Chief Human Resources Officer and outside compensation consultants. The Committee further reviews and discusses these recommendations in executive sessions, and as part of these discussions the Committee discusses the proposed compensation and retention programs with representatives of its outside compensation advisor. In 2019, the Committee’s outside compensation consultant was Meridian Compensation Partners LLC.

Peer Group and Benchmarking to the Market

In designing the fiscal 2019 executive compensation program, the Committee and the Company reviewed certain market data as a market check for the proposed executive officer: (i) base salaries, (ii) total target cash compensation (comprised of base salaries and target management incentive awards) and (iii) total target direct compensation (comprised of base salaries, target management incentive awards and target equity awards, combined). This market information is one element reviewed by the Committee; the Committee does not simply set compensation levels at a certain benchmark level or within a certain benchmark range with respect to other companies.

As the Company has developed into a global play and entertainment organization, rather than a traditional toy and game manufacturer, the companies with which Hasbro competes for executive talent have broadened considerably and the skills and expertise required of Hasbro’s executives have greatly increased. As a result, the Company now competes with a broad range of companies that focus on immersive storytelling across brands and operate in the entertainment and media industry in the hiring and retention of employees and executives. For 2019, the compensation peer group reflects a mix of companies with which Hasbro competes for executive talent, and most closely reflect the importance of storytelling and entertainment to drive consumer engagement with our brands. The peer group comprises a diverse set of businesses that leverage storytelling to engage consumers as well as creative content and entertainment businesses with comparable revenues and market capitalization to those of the Company, against whom we compete and recruit for talent, and many of which face economic challenges and opportunities similar to those we experience. Following the Company’s acquisition of eOne, the Committee has approved a revised peer group for future compensation decisions.

In 2019, for purposes of establishing a market check for base salaries, total target cash compensation and total target direct compensation for the NEOs, other than Mr. Goldner, the Company and the Committee reviewed proxy data for the top five executives across the peer group set forth below. For Mr. Goldner, the Committee conducted both a market check and a pay for performance analysis in 2019. The Company’s peer group was used in connection with the market check and the pay for performance analysis.

In 2019, the Committee approved salary increases and long-term incentive target changes effective for 2020 for Ms. Thomas, Mr. Davis and Mr. Tinga, as described below under the headings “— Long-Term Incentive Compensation” and “— Fixed Compensation and Benefits — Base Salary.”

Recognizing that the Company has few direct competitors, the Committee uses a peer group to provide a market check on NEO compensation that is a mix of direct competitors and companies in related business lines with each having one or more of the following characteristics:

•	Storytelling Brands: Companies with brands that use immersive storytelling to create connections with consumers

•	Entertainment/Leisure: Companies focused on products used for entertainment or leisure

•	Global Business: Companies that operate globally

•	Trend Oriented: Companies operating in trend-oriented businesses

Colgate-Palmolive Company	Discovery, Inc.	ViacomCBS, Inc.

The Estee Lauder Companies Inc.	Netflix, Inc.	Live Nation Entertainment, Inc.

Activision Blizzard, Inc.	Ralph Lauren Corporation	Mattel, Inc.

Electronic Arts, Inc.	Under Armour, Inc.	Tiffany & Co.

Skechers USA, Inc.	Lions Gate Entertainment Corp.	Brown-Foreman Corporation

Lululemon Athletica, Inc.

The Committee reviews the market data as part of assessing the appropriateness and reasonableness of the compensation levels and mix of compensation elements to ensure that the compensation program:

•	is appropriate and effective in furthering the goals of the Company;

•	provides adequate retention incentive for top performing executives;

•	aligns pay with performance; and

•

fairly rewards executives for their performance and contribution to the achievement of the Company’s goals, rather than in having compensation packages align to a certain range of market data of the Company’s peers.

According to market data reviewed by the Company, the total target direct compensation (target management incentive award opportunities, base salary and target equity award value) for the NEOs for 2019, was within a reasonable range of the 50th percentile of total target direct compensation for comparable positions at companies in the peer group.

Role of the Independent Compensation Consultant

In reviewing and establishing the proposed fiscal 2019 compensation and retention program for the Company’s executive officers, the Committee received input and recommendations from Meridian Compensation Partners LLC (“Meridian”). Meridian was retained by, and reported directly to, the members of the Committee. Meridian advised the Committee with respect to the Committee’s review of the Company’s 2019 executive compensation programs and provided additional information as to whether the Company’s proposed 2019 executive compensation programs were competitive, fair to the Company and the executives, reflected strong alignment between pay and performance, provided appropriate retention to executives, and were effective in promoting the performance of the Company’s executives and achievement of the Company’s business and financial goals.

The Committee reviewed Meridian’s independence, relative to the following factors:

•	their provision of other services to the Company, of which there are none;

•	the amount of fees they receive from the Company as a percentage of their total revenue;

•	the policies and procedures they have that are designed to prevent conflicts of interest;

•	any business or personal relationship between Hasbro officers and directors and the entity or the compensation consultants at the entity working for the Committee, of which there aren’t any;

•	any Hasbro stock owned by the entity or any of its compensation consultants working for the Committee, of which there isn’t any;

•	any business or personal relationship between our executive officers and the entity or any of its compensation consultants working for the Committee, of which there aren’t any; and

•	any other factors that would be relevant to the consultant’s independence from management.

On the basis of such review, the Committee concluded that Meridian was independent and no conflicts of interest or other relationships exist that may impair their independence during their service to the Committee.

Willis Towers Watson was retained by the Company’s Human Resources and Compensation Department to assist with the preparation of compensation information for management which was presented to the Committee in 2019, including tally sheets showing each NEO’s forward-looking target compensation and actual earned compensation, as well as certain compensation tables contained in this Proxy Statement.

Executive Compensation Program Elements

The NEOs receive a mix of fixed and variable compensation. The following discussion summarizes the various elements of the executive compensation program. Approximately 89.3% of the CEO’s target compensation opportunity for 2019, as well as the substantial majority of the compensation opportunity for each of the other NEOs, was variable and tied to Company performance.

Elements of Compensation Summarized

•	Variable and Performance-Based Compensation Elements

➣	Annual Incentive Compensation/Cash Bonus

➣	Long-Term Incentive Compensation

•	Performance Contingent Stock Awards

•	Restricted Stock Units

•	Stock Options

•	Fixed Compensation and Benefits

➣	Base Salary

➣	Reasonable and Limited Benefits and Perquisites

Variable and Performance-Based Compensation Elements

The substantial majority of the total compensation opportunity for our NEOs is performance-based, including our entire long-term equity incentive compensation program and annual cash incentive program. Performance targets are derived from the Company’s long-term strategic plan and budget and operating plan that have been approved by the Board.

The Committee and the Board set performance targets that they believe will challenge the Company and its executive team to achieve a threshold payout and require superior performance to achieve a higher than target payout.

When structuring incentive compensation, the Committee identifies the performance metrics it considers most important for driving Company value and return to shareholders, such as net revenues, earnings per share, operating margins, free cash flow, return on invested capital and stock price. The Committee then ties the incentive compensation to performance against those metrics. The Committee has determined that the following forms of compensation and performance metrics are appropriate for aligning executive compensation with performance.

Component of Incentive Compensation		Variability Factor / Performance Metrics	Objectives

Annual Incentives	• Annual cash bonus	Total Net Revenues (40%)	Measures Company’s annual top line growth
		Operating Margins (40%)	Measures Company’s ability to maximize profitability and drive shareholder value
		Free Cash Flow (20%)	Measures Company’s ability to convert revenues into cash
		Individual Performance Adjustment	Measures for performance against individual objectives

Component of Incentive Compensation		Variability Factor / Performance Metrics	Objectives

Long-Term Incentives	• Performance Contingent Stock • Restricted Stock Units • Stock Options	Cumulative Net Revenues	Measures Company’s ability to deliver top line growth over multi-year period
		Cumulative Diluted Earnings Per Share	Measures Company’s profitability over the long-term
		Return on Invested Capital	Measures capital efficiency
		Continued Service with the Company	Provide a time-based retention mechanism
		Stock Price Appreciation	Measures how publicly-traded Company stock performs

If we do not meet our financial objectives, and if we do not deliver share price appreciation to you, our shareholders, our executives’ realized compensation is reduced dramatically. This reduction is manifested through both reductions in the payouts under our cash management incentive plans and in a reduction in the realized compensation from awards under our equity compensation plans.

Annual Incentive Compensation

All Company employees participate in some form of annual incentive program. Approximately 29% of the Company’s employees, including all NEOs, received management incentive awards with respect to fiscal 2019. The management incentive award is performance-based, with payout of awards tied to the Company’s achievement of specific yearly performance measures, as well as individual performance for the year to the extent discussed below.

Structure of the Annual Incentive Plan. Management incentive awards for the Company’s executive officers for fiscal 2019 were determined under the 2014 Senior Management Annual Performance Plan (the “Annual Performance Plan”).

Under the Annual Performance Plan, awards are structured to provide a range of maximum permissible payouts corresponding to a range of Company performances against the performance targets, with the Committee reserving negative discretion to reduce any such award to any level below the achieved maximum payout as it deems appropriate. The actual achievement against targeted corporate financial performance and attainment of other key financial and non-financial goals are the primary factors used by the Committee in exercising this negative discretion under the Annual Performance Plan, as is discussed in detail below.

Selecting Annual Incentive Performance Metrics. The Committee selects performance metrics that will be used to drive annual business performance and establishes rigorous yet achievable performance targets for each of those metrics. The Committee established the fiscal 2019 corporate and business unit performance goals in the first quarter of fiscal 2019 based on the Company’s 2019 operating plan and budget approved by the Board. The Committee selected three performance metrics:

•	total net revenues (weighted at 40%)

•	operating margin (weighted at 40%)

•	free cash flow (weighted at 20%)

The Committee believes these performance metrics capture the most important aspects of the top and bottom line performance of the Company, in the form of revenues, profitability and cash generation. The relative weighting among the performance metrics aligns with the relative importance of those metrics, in the Committee’s view, to the Company’s performance and the strength of the Company’s business.

If the Company achieves less than a threshold performance of 85% of target for revenues and 80% of target for each of operating margin and free cash flow, the payout achieved for that metric is 0%. Once the achievement of the corporate financial goals is computed, providing the base incentive award payout, the Committee modifies that achieved base payout against target based on the executive’s performance against his or her individual strategic goals to arrive at the final incentive payout to the executive. The modifier applied for performance against individual strategic goals is generally between 0% and 135% of the base corporate financial payout, although the Committee can assess a modifier in excess of that range where it deems that warranted by particularly strong individual performance.

Calculating the Annual Incentive Payout. The following process was used in determining the annual incentive payout for our CEO and other NEOs under the Annual Performance Plan in 2019:

Target Award (earned base salary)Corporate Financial Achievement (0%-200%)Individual Strategic Goals (generally 0%-135%)Final Payout

Annual Incentive Plan Targets for 2019. The target annual incentive award, associated with achieving performance of the designated financial goals for the Company, for our CEO in 2019 was 175% of earned base salary. For our other NEOs, the target annual incentive award ranged between 75% and 100% of earned base salary in 2019.

The table set forth below provides the 2019 total net revenues, operating margin and free cash flow performance targets established by the Committee at the beginning of the year under the annual management incentive plan, as well as the Company’s actual performance against those targets in 2019. The Company’s actual weighted financial performance in fiscal 2019 corresponded to a 101% weighted payout against target for the corporate financial goals.

Performance Measure	Weight	2019 Target	2019 Actual Performance	Percentage Achievement	2019 Payout Percentage	2019 Weighted Payout

Revenue	40%	$4,791,132	$4,720,227	99%	97%	39%

Operating Margin	40%	14.0%	14.2%	102%	108%	43%

Free Cash Flow	20%	$534,762	$519,709	97%	94%	19%

Dollar figures are in thousands.			Total weighted payout			101%

The performance goals for 2019 were set with the objective of returning to profitable growth while giving consideration to the disruptive challenges the Company and the industry faced following the 2018 bankruptcy of Toys“R”Us, the political and economic headwinds in Europe, and the continuing changes in global retail environment.

Adjusting for Performance Against Individual Strategic Objectives. The Company’s financial performance on which all employee bonuses are calculated serves as the starting point for the annual incentive award to each executive officer. The Committee then determines how Mr. Goldner and the other NEOs performed in achieving their individual strategic objectives to determine, what, if any, adjustments should be made to the corporate performance factor (101% of target in 2019) to arrive at the final payout amount for each executive, which can be adjusted down to 0% of the corporate base award or up to +35% of formula based upon performance against individual objectives, although the Committee can assess a modifier in excess of that range where it deems that warranted by particularly strong individual performance, as was the case for Ms. Thomas in 2019.

CHIEF EXECUTIVE OFFICER (MR. GOLDNER):

The base corporate formula award computed at 101% achievement would have yielded a payout of $2,828,000. The actual bonus paid to Mr. Goldner was $3,817,801, modified upwards by the Committee and the Board to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•	Returning the Company to profitable revenue growth, including returning the U.S. and Canada to growth and stabilizing the European business.

•	Continuing to build brand capabilities around our Brand Blueprint.

•	Innovating within the Company’s franchise brands, including returning NERF to a competitive position through new innovation and product launches.

•	Continuing to invest in, and successfully launching, MAGIC: THE GATHERING ARENA, and delivering revenue growth and minimum operating profit margin at target amounts set by the Committee.

•	Growing partner brands revenue by amounts set by the Committee.

•	Leading the successful renewal of licensing arrangements with The Walt Disney Company for the Marvel and Star Wars properties, which were completed in early 2020.

•	Generating a specified return on invested capital set by the Committee, while investing in new capabilities and continuing to eliminate legacy costs.

•	Bringing a new Hasbro IP from our vault (or original) into film production within a time period specified by the Committee.

•	Leading organizational changes to strengthen the Company, achieve more efficiencies, and adapt to changing markets in which the Company operates.

•	Continuing to develop Hasbro’s succession plan and executing on a specified number of executive assignments to enhance leadership experiences as well as adding to the Company’s capabilities.

•	Leading all aspects of the Company’s acquisition of eOne, which was completed at the beginning of fiscal 2020.

With respect to NEOs other than the CEO, the Committee considered the recommendations of the CEO as one of the factors in making the final management incentive bonus determinations. The CEO and Committee used the Company’s achievement of 101% of its targets under the annual incentive plan as a starting point and then adjusted this baseline award for each of the NEOs in accordance with performance against their personal objectives for 2019. The strategic modifier applied to each of the NEOs was based on the individual factors set forth below:

PRESIDENT AND CHIEF OPERATING OFFICER (MR. FRASCOTTI):

The base corporate formula award computed at 101% achievement would have yielded a payout of $1,111,000. The actual bonus paid to Mr. Frascotti was $1,500,000, modified upwards by the Committee to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•	Delivering on the achievement of the Company’s budget for 2019.

•	Innovating within the Company’s franchise brands, and growing certain product lines.

•	Growing partner brands and maintaining strong relationships with key partners.

•	Leading the successful renewal of licensing arrangements with The Walt Disney Company for the Marvel and Star Wars properties, which were completed in early 2020.

•	Developing a significant new brand from the Company’s vault for introduction within a time period specified by the Committee.

•	Growing the consumer products and digital gaming business by specified amounts.

•	Achieving the Company’s global operations financial plan and specified global operations benchmarks.

•	Delivering industry leading product innovation, including returning NERF to a competitive position through new innovation and product launches.

•	Advising on the direction of the Wizards of the Coast business and assisting with the successful launch of MAGIC: THE GATHERING ARENA.

•

Fostering a culture of creativity, curiosity, courageousness and crisp decision-making, open communication, fierce competition and teamwork across the organization; providing effective, timely and on-going coaching to the organization; and reinforcing the Company values.

•	Developing and operating the Company’s in-house creative advertising and content agency.

•	Successfully launching Hasbro Pulse, the Company’s new fan-focused direct-to-consumer ecommerce site.

•	Expanding the Company’s brand publicity initiatives globally, with an emphasis on international expansion of digital/social engagement.

•	Continuing to develop the Company’s industry leading global consumer insights and data analytics capabilities.

•	Playing a leadership role in the Company’s acquisition of eOne, which was completed at the beginning of fiscal 2020, including with respect to brand portfolio management and integration.

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (MS. THOMAS):

The base corporate formula award computed at 101% achievement would have yielded a payout of $848,789. The actual bonus paid to Ms. Thomas was $1,300,000, modified upwards by the Committee to reflect exceptional performance against her objectives and achievements, which in addition to the corporate financial performance metrics mentioned included:

•	Returning the Company to profitable revenue growth, including returning the U.S. and Canada to growth and stabilizing the European business.

•	Supporting the business by designing and implementing financial strategies helping to deliver the Company’s 2019 budget across several areas in the organization.

•	Assessing and implementing organizational changes to strengthen the Company, achieve more efficiencies, and adapt to changing markets in which the Company operates.

•	Designing and implementing appropriate external financial messaging to clearly explain to investors and increase shareholder value for our investments in the Wizards of the Coast gaming business.

•	Supporting profitable development of new Hasbro IP from Hasbro’s vault (or original) into film production within a time period specified by the Committee.

•	Supporting the evaluation, negotiations and implementation of potential new acquisitions.

•	Continuing to implement a global finance structure.

•	Determining strategy for internal audit function.

•

Supporting HR and the compensation group in developing new short term strategies to focus and align the actions of the entire global workforce against profitably growing our franchise and key partner brands.

•	Focusing on the development of a finance succession plan.

•

Leading aspects of the Company’s acquisition of eOne, which was completed at the beginning of fiscal 2020, including the debt and equity financings, financial planning and integration of the businesses.

EXECUTIVE VICE PRESIDENT AND CHIEF CONTENT OFFICER (MR. DAVIS):

The base corporate formula award computed at 101% achievement would have yielded a payout of $610,662. The actual bonus paid to Mr. Davis was $675,000, modified upwards by the Committee to reflect performance against his objectives and achievements, which in addition to the corporate financial performance metrics mentioned above included:

•	Delivering the Company’s entertainment budget.

•	Expanding domestic network distribution relationships.

•	Leading the management of the Company’s relationship with Paramount Pictures.

•	Bringing a new Hasbro IP from Hasbro’s vault (or original) into film production within a time period specified by the Committee.

•	Continuing to oversee development of the Company’s priority film slate.

•	Executing a co-financing deal with respect to TV series content and opportunistically pursue co-financing relationships for Hasbro films.

•	Working to further develop talent at Boulder Media and its storytelling capabilities.

•	Successfully recruiting a specified number of new creative stewards to oversee My Little Pony and other new story-led brand initiatives.

•	Expanding Brand Blueprint opportunities in China, and continuing to provide regional leadership to expand the Company’s business in China.

•	In partnership with the Company’s global brand marketing and design teams, executing Brand Blueprint strategy across story-led brands.

EXECUTIVE VICE PRESIDENT AND CHIEF COMMERCIAL OFFICER (MR. TINGA):

The base corporate formula award computed at 101% achievement would have yielded a payout of $589,459. The actual bonus paid to Mr. Tinga was $589,459, and was not modified by the Committee. Mr. Tinga’s objectives included:

•	Delivering increased revenue and operating profit margin by target amounts set by the Committee.

•	Growing U.S. and Canada and International segment revenues by more than a target amount set by the Committee.

•	Developing a plan to generate growth across the Company’s European business, and developing a more modern approach to European business.

•	Continuing to drive and expand ecommerce globally, and further evolving the Company’s retail channel strategy.

•	Returning franchise brands to growth by specified amounts, and returning specified product lines to growth through new innovation across multiple price points.

•	Growing partner brands revenue by amounts set by the Committee, and renewing certain licensing arrangements.

•	Implementing a global media structure to drive consistency in execution and meeting modern key performance indicators.

•	Developing a successful partnership with the Global Operations function to manage inventory flows.

•	Driving an optimal global organization and continuing to drive cost savings and simplify the Company’s go-to-market structure.

•	Further developing strong leadership across the global sales organization.

Performance Metric Adjustments and Exclusions to Accurately Measure Management’s Performance. At the time the performance goals were set at the beginning of 2019, the Committee provided that certain events that might occur during the performance period would not be taken into account in determining the Company’s performance against these targets. The exclusions as well as for which metrics (operating profit/margin (OP), earnings per share (EPS), cash flow (CF) and return on invested capital (ROIC)) the exclusions apply are as follows:

•	Unusual, one-time, non-operating or other significant unbudgeted costs or expenses related to:

○	restructuring events having an impact in excess of $10 million [OP, EPS, CF, ROIC]

○	non-cash asset impairment charges in excess of $25 million [OP, EPS, ROIC]

○	the termination of the Company’s pension plan [EPS, ROIC]

○	changes in accounting rules or the U.S. tax code having an impact of $10 million or more [all metrics]

○	acquisitions greater than $10 million [OP, EPS, CF, ROIC]

○	dispositions greater than $10 million [OP, EPS, CF, ROIC]

○

judgments, fines, penalties or expenses associated with litigations, arbitrations, or regulatory matters, or settlements of ongoing or potential disputes or regulatory matters in excess of $25 million [OP, EPS, CF, ROIC]

•	Customer bankruptcy or significant financial issues that have an impact on net sales of $100 million or more, and the related impact on operating profit and cash flow.

•

Changes in exchange rates from the budgeted rates in effect at the beginning of the performance period to the actual rates for the period, which generates an impact greater than $100 million on revenues and the related impact on operating profit.

•	Significant unanticipated or unbudgeted payments outside the normal course of business related to certain other matters approved by the Committee.

Long-Term Incentive Compensation

Long-term incentive compensation is provided in the form of performance contingent stock awards, time-based restricted stock units, and non-qualified stock options, as shown below.

For 2019, the Committee approved target annual equity award values for each of the Company’s executive officers and other equity eligible employees, which are designed to provide a strong link between pay for performance. Targets are expressed as a percentage of each individual’s base salary which for our NEOs in 2019 were as follows:

Equity Grant Target Value as Percentage of Salary

CEO	800%

President and Chief Operating Officer	400%

Executive Vice Presidents	200% – 275%

The division across award types, and the targeted total award value, reflect the Committee’s view:

•	as to the appropriate total award opportunity for each NEO;

•	the optimal weighting of short and long-term objectives and drivers to retention value;

•	a total long-term compensation program that drives corporate performance and appropriately rewards executives for delivering performance;

•

a belief that over the performance period the realization of equity award values should be balanced among achievement of the Company’s longer-term internal financial targets and the Company’s stock price appreciation; and

•	for NEOs, the retention of key executive talent.

The annual equity grant target value as a percentage of base salary in 2019 for Mr. Goldner was 800%, Mr. Frascotti was 400%, Ms. Thomas was 275% and for each of Mr. Davis and Mr. Tinga was 200%. In connection with the amendment to Mr. Goldner’s employment agreement in 2018, commencing in 2019, Mr. Goldner’s target long-term incentive award was increased to 800% reflecting an increased emphasis on pay for performance and further alignment of interests with stockholders. Similarly, in connection with Mr. Frascotti’s employment agreement in 2018, his target long-term incentive award increased to 400% commencing in 2019.

Performance Contingent Stock Awards

Performance contingent stock awards provide the recipient with the potential to earn shares of the Company’s common stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), average return on invested capital (“ROIC”), and cumulative net revenue (“Revenue”) targets over a three-year performance period beginning with the start of the Company’s 2019 fiscal year and ending December 2021 (the “Performance Period”). For stock performance awards granted in 2019, the EPS metric was weighted at 34%, the ROIC metric was weighted at 33% and the Revenue metric was weighted at 33%. Unless the Company achieves at least 90% performance against a metric no shares are earned under the award for that particular metric.

The Company considers the specific target performance levels for ongoing performance periods to be confidential information that would harm the Company if disclosed, as they are based on confidential internal plans and forward-looking expectations concerning the Company’s performance over a three-year period. As discussed above, the performance targets set forth in the contingent stock performance awards align with the Company’s Board approved budget, operating plan and strategic plan, and were set at levels the Committee determined will challenge the executive team in working to meet the objectives and drive performance. Strong performance from the Company, and in turn its executives, will be required to achieve a threshold payout, and superior performance in managing the Company’s business will be required to achieve a higher than target payout.

The maximum payout under the contingent stock performance awards granted in 2019 for overachievement of the financial objectives is equal to 200% of the target number of shares.

Assuming at least threshold performance is met for each metric, the actual payout under the performance share award scales between the threshold payout (in 2019, the threshold payout was 50% for net revenues, earnings per share and return on invested capital) to a maximum (200%) with achievement of the target metric equating to a 100% payout for that metric.

The following table compares the targeted goals and actual performance of the Company (adjusted to eliminate the impact of certain factors designated by the Committee at the beginning of the performance period) under the contingent stock performance awards for the 2017 — 2019 performance period. Revenues are expressed in millions of dollars.

	3-Year Target Performance	3-Year Actual Performance	% of Target	Payout

Cumulative Revenues	$16,348	$14,272	87.3%	0%

Cumulative EPS	$14.34	$12.30	85.8%	0%

Average ROIC	14.50%	13.63%	94.0%	23%

Total Payout				23%

Election to Forego Any Payment under 2017-2019 Contingent Stock Performance Awards

Based on a 94% achievement of the average ROIC performance metric for the 2017-2019 contingent stock performance award, the Named Executive Officers would have been entitled to receive a 23% payout under those awards. However, in light of the fact that the Company’s employees who had two metric contingent stock performance awards with cumulative revenues and cumulative EPS did not receive any payout, Mr. Goldner, Mr. Frascotti and Ms. Thomas each agreed to waive any rights to payment under their 2017-2019 contingent stock performance awards. Mr. Davis and Mr. Tinga received their payouts under such awards as they began to transition their roles out of senior management.

If an officer retires at an early retirement date (at least 55 years old with ten years of credited service with the Company) or a normal retirement date (at least 65 years old with at least five years of credited service with the Company), the contingent stock performance award remains outstanding for its remaining term and at the end of the performance period the retired executive earns a pro-rata portion (based on the amount of the performance period served) of the actual shares earned under the award. If an officer dies or is permanently disabled, they or their estate is paid a pro-rata portion of the target value for the contingent stock performance awards based on the portion of the performance period elapsed as of the date of death or permanent disability.

Restricted Stock Units

Restricted Stock Unit Awards for NEOs other than the CEO. The Company uses restricted stock units as a reward and retention mechanism. The restricted stock units granted in 2019 to our NEOs (excluding our CEO) represented approximately 25% of their annual targeted equity award value in 2019 and vest in three equal installments on the first three anniversaries of the date of grant provided the recipient remains employed with the Company through the applicable vesting dates. Pro-rata vesting is provided earlier only in the event of the death, disability, early retirement (with at least 10 years of credited service) or retirement at age 65 (with at least 5 years of credited service) of the executive. All other terminations of employment result in termination of the awards.

Stock Options

Stock options represent approximately 25% of the targeted annual equity award value for our NEOs, and 50% for our CEO. The options vest in three equal cumulative annual installments on the first three anniversaries of the date of grant, subject to the optionee’s continued employment with the Company through such vesting dates, and have seven-year terms. Options forward vest upon an executive officer retiring at age 65 or older with at least five years of credited service or upon an officer’s death or permanent disability.

The Company does not manage the timing of equity grants to attempt to give participants the benefit of material non-public information. Annual option grants are made with effective dates in open trading windows following the Company’s release of its financial results. All option grants are made with an exercise price at or above the average of the high and low sales prices of the Company’s common stock on the date of grant.

Fixed Compensation and Benefits

Base Salary

The Company’s philosophy is to review salaries every two years, or more often if circumstances warrant. Increases in executive base salaries will continue to be considered: (i) in the event of increases in responsibility, (ii) to maintain competitiveness with market compensation offered to executives with similar responsibilities, expertise and experience in other companies the Company considers to be comparable to and/or competitive with the Company, and (iii) to recognize continued individual performance and contribution.

In 2019, the Committee reviewed base salaries and following its review, increases were made to the base salaries for certain of the Named Executive Officers to remain competitive with companies in the Company’s peer group for similar positions. Those increases, effective in August 2019, were as follows: Ms. Thomas from $800,000 to $900,000; Mr. Davis from $790,000 to $830,000 and Mr. Tinga from $751,852 to $815,000. In connection with the extension of his employment agreement with the Company in 2018, Mr. Goldner’s base salary increased from $1,500,000 to $1,600,000 effective on July 1, 2018. In connection with Mr. Frascotti’s employment agreement entered into in 2018, effective beginning in 2019, Mr. Frascotti’s base salary increased from $900,000 to $1,100,000.

Benefits

The Company’s officers also participate in certain employee benefit programs provided by the Company that are offered to the Company’s other full-time employees.

The executive officers of the Company are eligible for life insurance benefits on the terms applicable to the Company’s other employees. The Company’s executive officers participate in the same medical and dental benefit plans as are provided to the Company’s other employees.

Company-Sponsored Retirement Plans

The Company provides retirement benefits to its employees primarily through the Hasbro, Inc. Retirement Savings Plan (the “401(k) Plan”) and the Supplemental Benefit Retirement Plan (the “Supplemental Plan”). The 401(k) Plan and the Supplemental Plan provide for Company matching contributions, and an annual Company contribution of 3% of aggregate salary and bonus. Executive officers are eligible to participate in the 401(k) Plan and the Supplemental Plan on the same basis as all other U.S. Hasbro employees. The Supplemental Plan is intended to provide a competitive benefit for employees whose employer-provided retirement contributions would otherwise be limited. However, the Supplemental Plan is designed only to provide the benefit which the executive would have accrued under the Company’s 401(k) Plan if the Code limits had not applied. It does not further enhance those benefits. The amount of the Company’s contributions to the Named Executive Officers under both the 401(k) Plan and the Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table that follows this report. Mr. Tinga is not eligible to participate in the 401(k) Plan or the Supplemental Plan.

The Hasbro, Inc. Pension Plan (the “Pension Plan”), a defined benefit pension plan for eligible Company employees in the United States, and the pension portion of the Supplemental Plan, were frozen effective December 31, 2007. Executive officers hired prior to December 31, 2007, continued to participate in the Pension Plan and the pension portion of the Supplemental Plan, but did not accrue additional benefits thereunder subsequent to the plan freeze on December 31, 2007. During the first quarter of 2018, the Company commenced the Pension Plan termination process and received regulatory approval during the fourth quarter of 2018. During the second quarter of 2019, the Company settled all remaining benefits directly with vested participants electing a lump sum payout, and purchased a group annuity contract from Massachusetts Mutual Life Insurance Company to administer all future payments to remaining U.S. Pension Plan participants.

Mr. Tinga participates in the Hasbro B.V. Pension Plan in the Netherlands (the “Netherlands Pension Plan”). A description of the Pension Plan and the Netherlands Pension Plan is set forth under the heading “Description of Pension Plans” below.

Non-Qualified Deferred Compensation Plan

Executive officers who are employees of the Company’s U.S. operations are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is available to all the Company’s employees based in the United States at or above selected management levels and whose annual base salary is equal to or greater than $125,000 in 2019, raised to $130,000 in 2020. The Deferred Compensation Plan allows participants to defer compensation into various measurement funds, the performance of which determines the return on compensation deferred under the plan. Potential investment choices include a fixed rate option, a choice that tracks the performance of the Company’s Common Stock, and other equity indices. Earnings recorded on compensation deferred by the executive officers do not exceed the returns on the relevant investments earned by other non-executive officer employees deferring compensation into the applicable investment vehicles. Mr.  Tinga is not eligible to participate in the Deferred Compensation Plan.

Perquisites

The Company offers perquisites that the Committee believes are reasonable yet competitive for attracting, retaining and compensating the Company’s executives. The Company reimburses designated executive officers for the cost of certain tax, legal and financial planning services they obtain from third parties provided that such costs are within the annual limits established by the Company. The 2019 annual limit on these costs for Mr. Goldner was $25,000 and for each of Mr. Frascotti, Mr. Davis and Ms. Thomas was $5,000. Mr. Tinga receives certain tax services due to his secondment from the Netherlands. The cost to the Company for this reimbursement to the Named Executive Officers receiving it is included in the “All Other Compensation” column of the Summary Compensation Table.

Severance and Change in Control Benefits

Beginning on page 70 of this Proxy Statement there is a discussion of the severance and change in control benefits that may be payable to the NEOs in certain situations, as well as the plans under which those benefits are payable.

Reported versus Realized Pay Table

For purposes of helping our shareholders see the strong alignment of pay and performance in our executive compensation program, we are showing a comparison of Mr. Goldner’s reported total compensation to realized pay over the prior three years. All figures in the table are in thousands. The table illustrates that the reported compensation often diverges from the actual, realized compensation for the executive, and this divergence can become greater as the percentage of the executive’s compensation composed of variable performance-based elements increases and as the performance of the Company, and its stock price, increases. Below the reported versus realized compensation chart we have included a line graph showing the increase in the value, from the end of fiscal 2016 to the end of fiscal 2019, in $100 invested in Hasbro’s common stock, assuming the reinvestment of all dividends.

The significant increase in realized compensation for Mr. Goldner in 2017 was driven by the vesting of the restricted stock units which he was granted in 2013 and 2014. To fully earn those units the Company’s stock price needed to reach, and remain at or above, four progressively higher stock price thresholds, and Mr. Goldner needed to remain employed with the Company through December 31, 2017. From the date the Amended and Restated Employment Agreement was signed on October 4, 2012, on which date the Company’s common stock closed at $37.46 per share, to December 29, 2017 (the last trading day of fiscal 2017), when the Company’s common stock closed at $90.89 per share, the Company’s share price increased 143%, adding over $6.4 billion to the total market capitalization of the Company.

There can be a significant difference between what is reported for a given year in the compensation tables that follow this Compensation Discussion and Analysis as compensation to an executive officer and the value of what the executive actually realizes as compensation in that year or over time. This difference results from the fact that we are required to include in the reported compensation tables the value of equity awards and changes in pension values and non-qualified deferred compensation earnings for our NEOs at values which are impacted by accounting and actuarial assumptions. Realized compensation is not a substitute for reported compensation in evaluating our executive compensation programs, but we believe understanding realized compensation is important in understanding the impact of the performance components and stock price appreciation components of an award on the value of what an executive ultimately realizes or may receive.

Total Realized Compensation is computed by:

Taking the Total Compensation Amount reported in the Summary Compensation Table appearing on page 60 of this Proxy Statement, and making the following adjustments:

•

subtract the grant date accounting values of stock awards and option awards made during the year, as such amounts are reflected in the Stock Awards and Option Awards columns in the Summary Compensation Table for the applicable year;

•

add the value realized on the date of exercise from any actual option exercises by the executive in such year, as such amounts are reflected in the Option Exercises and Stock Vested table for the proxy statement covering that year;

•

add the value of any stock awards which vested or were earned in such year (to the extent the executive has access to such awards and they are not subject to a forced deferral), at the value such stock had on the date of vesting (because contingent stock performance awards are not earned until February of the year following the end of the three-year performance period, any such awards that are earned are reflected in the realized compensation for the year following the end of the applicable performance period); and

•

subtract the year over year change in pension value and non-qualified deferred compensation earnings, as such amounts are reflected in the Summary Compensation Table for that year under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

Other Compensation Considerations

Stock Ownership Guidelines

Our stock ownership and retention guidelines are rigorous.

Stock Ownership Guidelines*

CEO	5X Base Salary

NEOs (other than CEO)	2X Base Salary

* Base salary, through termination of employment with the Company

An executive has five years to achieve the stock ownership requirement level. Thereafter, during the executive’s employment with the Company they must maintain the required stock ownership. All NEOs were in compliance with the stock ownership guidelines as of December 29, 2019.

Stock Retention Requirement. The Hasbro, Inc. Executive Stock Ownership Policy includes a requirement that executives retain 50% of any net shares realized from stock vesting or option exercises until the executive’s required ownership level is satisfied.

Anti-Hedging and Pledging Policies. The Company has had a long-standing policy in place that prohibits all directors, executive officers and other employees from hedging or pledging any Company securities.

Compensation and Risk Management

As part of structuring the Company’s executive compensation programs, the Committee (i) evaluates the connection between such programs and the risk-taking incentives they engender, to ensure that the Company is incenting its executives to take an appropriate level of business risk, but not excessive risk, and (ii) considers any changes in the Company’s risk profile and whether those changes should impact the compensation structure. To achieve this appropriate level of risk taking, and avoid excessive risk, the Committee structures the compensation program to:

•

link the performance objectives under all incentive-based compensation to the strategic and operating plans of the Company which are approved by the full Board of Directors, with the Board ensuring that the goals set forth in such plans require significant performance to achieve, but are not so out of reach that they require excessively aggressive behavior to be met;

•

provide for a balance of shorter-term objectives or exercise periods (such as the annual cash incentive plan objectives) and longer-term objectives or exercise periods (such as the three-year performance period under the contingent stock performance awards and seven-year option terms) to mitigate the risk that short-term performance would be driven at the expense of longer-term performance and shareholder value creation; and

•

include stock ownership guidelines which require executives to maintain significant equity ownership during their entire career with the Company, thus linking personal financial results for the executives with the investment performance experienced by the Company’s shareholders over a significant period of time.

In addition to the analysis performed by the Committee, the Committee also had Meridian perform a risk assessment of the Company’s executive compensation programs for 2019 and advise on the appropriateness of the levels of risk presented by those programs and the effectiveness of their design to mitigate risk. As a result of its analysis and the work performed by Meridian, the Committee believes the Company’s compensation programs promote appropriate, but not excessive, risk taking and are designed to best further the interests of the Company while mitigating risk.

Tax Considerations

For years prior to 2018, Section 162(m) of the Internal Revenue Code (as implemented by IRS guidance) limited companies’ deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the CEO and CFO) to $1 million, but allowed for the deduction for performance-based compensation costs/expenses for amounts even in excess of the $1 million limit. As such, we structured our Restated 2003 Stock

Incentive Performance Plan, as amended, with the intention of meeting the requirements for performance-based compensation under Section 162(m). Effective January 1, 2018, the Tax Cut and Jobs Act (“TCJA”) repealed this exclusion for performance-based compensation, and expanded the class of affected executives, which means that all compensation paid to persons who in 2017, or any year following, were the CEO, CFO (in 2018 or later) or one of the other three most highly paid executives (excluding our CEO and CFO) will be subject to the per-person annual cap of $1 million. For long term incentive plan awards made on or prior to November 2, 2017, but not yet vested and/or paid out (other than time-based restricted stock units, which are not qualified under Section 162(m) and therefore are not deductible, unless paid after the executive terminates), we expect that the Company will still be able to deduct those amounts, provided that the Company meets the requirements in the TCJA protecting grandfathered performance-based awards and certain other grandfathered compensation paid after termination of service.

The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may provide compensation that is not deductible.

Executive Compensation

The following table summarizes compensation paid by the Company for services rendered during fiscal 2019, 2018 and 2017 by any person serving as the Company’s Chief Executive Officer during any part of fiscal 2019, by any person serving as the Company’s Chief Financial Officer during any part of fiscal 2019, and by the three other most highly compensated executive officers of the Company in fiscal 2019 (to the extent that such person was an executive officer during the year in question).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(a)	Bonus	Stock Awards(b)	Option Awards(b)	Non-Equity Incentive Plan Compensation (a)(c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(d)	All Other Compensation (e)	Total

Brian Goldner	2019	$1,600,000	$0	$6,417,739	$5,908,832	$3,817,801	$50,136	$166,370	$17,960,878
Chairman & Chief	2018	$1,550,000	$0	$3,026,520	$3,400,816	$0	$89,357	$432,930	$8,499,623
Executive Officer	2017	$1,500,000	$0	$3,401,482	$3,272,528	$3,000,000	$175,505	$504,874	$11,854,389

John Frascotti	2019	$1,100,000	$0	$3,306,192	$1,015,584	$1,500,000	$8,671	$137,649	$7,068,096
President & Chief	2018	$997,693	$0	$3,876,022	$1,398,115	$350,000	$14,094	$174,738	$6,810,662
Operating Officer	2017	$896,635	$0	$1,866,061	$599,976	$900,000	$9,559	$179,697	$4,451,928

Deborah Thomas	2019	$840,385	$0	$1,653,140	$507,792	$1,300,000	$9,204	$108,735	$4,419,256
Executive Vice President &	2018	$800,000	$0	$1,536,542	$554,212	$350,000	$15,535	$149,925	$3,406,214
Chief Financial Officer	2017	$750,000	$0	$956,618	$337,867	$850,000	$59,634	$149,700	$3,103,819

Stephen Davis(f)	2019	$806,154	$0	$1,187,350	$364,688	$675,000	$8,279	$98,434	$3,139,905
Former Executive	2018	$790,000	$0	$1,103,559	$398,029	$232,000	$14,011	$134,600	$2,672,199
Vice President & Chief Executive Officer	2017	$767,500	$0	$1,002,800	$390,289	$650,000	$9,876	$150,075	$2,970,540

Wiebe Tinga(g)	2019	$751,330	$0	$1,129,875	$347,088	$589,459	$272,717	$155,077	$3,245,546
Former Executive	2018	$765,463	$0	$1,086,481	$391,881	$200,000	$0	$160,667	$2,604,492
Vice President & Chief Commercial Officer	2017	$692,558	$0	$980,156	$315,144	$550,000	$63,617	$141,776	$2,743,251

(a)

Includes amounts deferred pursuant to the Company’s 401(k) Plan and Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Mr. Tinga’s salary has been converted to US dollars using an average exchange rate over the applicable fiscal year of 1 Euro equals 1.120 USD for fiscal 2019, 1 Euro equals 1.181 USD for fiscal 2018, and 1 Euro equals 1.129 USD for fiscal 2017.

(b)

Reflects the grant date fair value for stock and option awards to the Named Executive Officers. Please see note 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019, for a detailed discussion of assumptions used in valuing options and stock awards generally, and see footnote (e) to the following Grants of Plan-Based Awards table for a discussion of certain assumptions used in valuing equity awards made to the Named Executive Officers.

In each of the years shown, these executives were granted non-qualified stock options and contingent stock performance awards. These executives, except Mr. Goldner, were also granted restricted stock unit awards in each of the years shown.

The grant date fair values included in the table of the contingent stock performance awards have been calculated based on the probable outcomes under such awards (assumed to be realization of the target values of such awards). If it were assumed that the maximum amount payable under each of the contingent stock performance awards were paid, which maximum is 200% of the target value, then the grant date fair values included under the stock award column for each of the Named Executive Officers for performance shares in 2019, would have been as follows: Mr. Goldner $12,835,478, Mr. Frascotti $4,412,261, Ms. Thomas $2,206,217, Mr. Davis $1,584,535 and Mr. Tinga $1,507,889. This is in addition to the grant date value of restricted stock units for each of the Named Executive Officers other than Mr. Goldner.

(c)

For Messrs. Goldner, Frascotti, Davis, and Tinga, these amounts consist entirely of the management incentive awards earned by such executives under the Company’s 2014 Senior Management Annual Performance Plan for the applicable year. For Ms. Thomas, these amounts consist entirely of the management incentive awards earned under the Company’s 2014 Senior Management Annual Performance Plan for 2019 and the Company’s Performance Rewards Plan for 2018 and 2017. In 2018, Mr. Goldner offered to the Compensation Committee, and the Compensation Committee accepted, that he would receive no management incentive award with respect to 2018.

(d)

The amounts reflected in this table primarily consist of the change in pension value during fiscal 2019, 2018 and 2017. The change in pension value in 2019 was a decrease of $149,511 for Mr. Goldner, a decrease of $206,248 for Ms. Thomas, and an increase of $272,717 for Mr. Tinga. The change in pension value in 2018 was a decrease of $249,022 for Mr. Goldner, a decrease of $7,025 for Ms. Thomas, and a decrease of $38,904 for Mr. Tinga. For purposes of computing the 2019 and 2018 amounts in the table, decreased values were reflected at $0. The change in pension value in 2017 was an increase of $107,105 for Mr. Goldner, an increase of $48,387 for Ms. Thomas, and an increase of $63,617 for Mr. Tinga.

The amounts reflected in this table also include the following amounts which were earned on balances under the Supplemental Plan and are considered above market, as the Company paid interest on account balances at a rate of 4.60%, when 120% of the applicable long-term rate was 3.80%:

2019

Brian Goldner	$50,136

John Frascotti	$8,671

Deborah Thomas	$9,204

Stephen Davis	$8,279

Wiebe Tinga	$—

Does not include the following aggregate amounts, in fiscal 2019, 2018 and 2017, respectively, which were earned by the executives on the balance of (i) compensation previously deferred by them under the Deferred Compensation Plan and (ii) amounts previously contributed by the Company to the executive’s account under the Supplemental Plan (401(k)):

	2019	2018	2017

Brian Goldner	$804,583	$137,753	$519,960

John Frascotti	$139,291	$113,902	$81,003

Deborah Thomas	$171,699	$8,019	$113,372

Stephen Davis	$43,370	$38,130	$30,438

Wiebe Tinga	$—	$—	$—

Earnings on compensation previously deferred by the executive officers and on the Company’s prior contributions to the Supplemental Plan do not exceed the market returns on the relevant investments which are earned by other participants selecting the same investment options.

For fiscal 2019, all of the Named Executive Officers participating in the U.S. pension plans experienced decreases in the present value of their pension benefits versus the previous fiscal year. This net decrease was primarily due to the 100% distribution of plan benefits in 2019 in conjunction with the termination and settlement of the Hasbro Pension Plan. The distribution of Hasbro Pension Plan benefits offset small increases to pension value within the Supplemental Plan primarily due to a decrease in the discount rates. Mr. Tinga experienced an increase in pension value of primarily due to a decrease in the discount rate.

(e)

Includes the following amounts for fiscal 2019, 2018 and 2017, respectively, paid by the Company for each Named Executive Officer in connection with a program whereby certain financial planning, legal and tax preparation services provided to the individual are paid for by the Company:

	2019	2018	2017

Brian Goldner	$17,370	$23,430	$17,474

John Frascotti	$4,649	$3,946	$—

Deborah Thomas	$1,600	$1,425	$1,200

Stephen Davis	$5,000	$5,000	$—

Wiebe Tinga	$22,540	$25,916	$20,777

Includes matching charitable contribution made in the name of Mr. Goldner for $5,000 in each of 2019 and 2017 and in the name Mr. Frascotti for $2,500 in 2019.

The figures for Mr. Tinga in fiscal 2019, 2018 and 2017, respectively, reflect payments made in Euros that have been converted to dollars using an average exchange rate over the fiscal year of 1 Euro equals 1.120 USD for 2019, 1 Euro equals 1.181 USD for 2018, and 1 Euro equals 1.129 USD for 2017.

All Other Compensation for Mr. Tinga also includes a cash payment equal to $132,537 (converted from Euro using an exchange rate of 1 Euro equals 1.120 USD), reflecting 21.01% of the amount by which his ending base salary is above the pension cap of 107,593 Euros to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which cap the pensionable salary at 107,593 Euros. All Other Compensation for Mr. Tinga in 2018 also includes a cash payment equal to $134,751 (converted from Euros using an exchange rate of 1 Euro equals 1.181 USD), reflecting 21.01% of the amount by which his ending base salary is above the then pension cap of 105,075 Euros, and in 2017 includes a cash payment equal to $120,999.34 (converted from Euros using an exchange rate of 1 Euro equals 1.129 USD), reflecting 21.01% of the amount by which his ending base salary is above the then pension cap of 103,317 Euros. Mr. Tinga is required to pay all taxes on this annual cash payment.

Includes the Company’s matching contribution to each individual’s savings account and the annual company contribution for each individual under the 401(k) Plan and the Supplemental Plan, such amounts as follows:

	2019	2018	2017

Brian Goldner	$144,000	$409,500	$482,400

John Frascotti	$130,500	$170,792	$179,697

Deborah Thomas	$107,135	$148,500	$148,500

Stephen Davis	$93,434	$129,600	$150,075

Wiebe Tinga	$—	$—	$—

These amounts are in part contributed to the individual’s account in the 401(k) Plan and, to the extent in excess of certain Code maximums, deemed allocated to the individual’s account in the Supplemental Plan (401(k)).

(f)	Mr. Davis ceased to serve as Executive Vice President and Chief Content Officer on March 5, 2020 and entered into a Transition Services Agreement. See “—Agreement with Stephen Davis” below.

(g)

Mr. Tinga ceased to serve as Executive Vice President and Chief Commercial Officer on January 21, 2020 and entered into a Transitional Advisory Services Agreement. See “—Agreements with Wiebe Tinga” below. Mr. Tinga’s base salary and certain elements of All Other Compensation are established and paid in Euros.

The following table sets forth certain information regarding grants of plan-based awards for fiscal 2019 to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(e)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brian Goldner	2/6/2019	(a)		$2,800,000
	3/14/2019	(b)				36,926	73,852	147,704				$6,417,739
	2/19/2019	(c)								369,302	$86.66	$5,908,832

John Frascotti	2/6/2019	(a)		$1,100,000
	3/14/2019	(b)				12,694	25,387	50,774				$2,206,130
	2/19/2019	(d)							12,694			$1,100,062
	2/19/2019	(c)								63,474	$86.66	$1,015,584

Deborah Thomas	2/6/2019	(a)		$840,385
	3/14/2019	(b)				6,347	12,694	25,388				$1,103,109
	2/19/2019	(d)							6,347			$550,031
	2/19/2019	(c)								31,737	$86.66	$507,792

Stephen Davis	2/6/2019	(a)		$604,615
	3/14/2019	(b)				4,559	9,117	18,234				$792,267
	2/19/2019	(d)							4,559			$395,083
	2/19/2019	(c)								22,793	$86.66	$364,688

Wiebe Tinga	2/6/2019	(a)		$563,498
	3/14/2019	(b)				4,338	8,676	17,352				$753,944
	2/19/2019	(d)							4,338			$375,931
	2/19/2019	(c)								21,693	$86.66	$347,088
(a)

These management incentive awards were made pursuant to the Company’s 2014 Senior Management Annual Performance Plan. Mr. Tinga’s Estimated Future Payouts Under Non-Equity Incentive Plan Awards have been calculated using the computed monthly average exchange rate over 2019 of 1 Euro equals 1.120 USD.

(b)

All of these contingent stock performance awards were granted pursuant to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”). These awards provide the recipients with the ability to earn shares of the Company’s Common Stock based on the Company’s achievement of stated cumulative diluted earnings per share (“EPS”), cumulative net revenue (“Revenues”) and average return on invested capital (“ROIC”) targets over a three-year period beginning at the beginning of fiscal 2019 and ending December 2021 (the “Performance Period”). Each contingent stock performance award has a target number of shares of Common Stock associated with such award which may be earned by the recipient if the Company achieves the stated EPS, Revenue, and ROIC targets set for the Performance Period.

(c)

All of these options were granted pursuant to the 2003 Plan. These options are non-qualified, were granted with an exercise price equal to the average of the high and low sales prices of the Company’s common stock on the date of grant, and vest in equal annual installments over the first three anniversaries of the date of grant. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control; Employment Agreements.”

(d)

All of these restricted stock units were granted pursuant to the 2003 Plan. These units vest in equal annual installments over the first three anniversaries of the date of grant. Awards may be eligible for accelerated vesting in connection with a change-in-control or certain termination scenarios, as described more fully below under “Potential Payments Upon Termination or Change in Control; Employment Agreements.”

(e)

The Grant Date Fair Values for options for the Named Executive Officers were determined using the standard application of the Black-Scholes option pricing model using the following weighted average assumptions: volatility 26.85%, dividend yield 3.14% and a risk free interest rate of 2.47% based on the options being outstanding for approximately 4.5 years. The Grant Date Fair Values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the Grant Date Fair Values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on an option on the date of grant, the ultimate value of the option is dependent on the market value of the Common Stock at a future date, and the extent if any, by which such market value exceeds the exercise price on the date of exercise. Please see note 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended December 29, 2019, for a detailed discussion of the assumptions used in valuing these options and stock awards.

The following table sets forth information for equity awards held by the named individuals as of the end of the Company’s 2019 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Brian Goldner
										0	(a)	$0
										34,404	(b)	$3,638,567
										73,852	(c)	$7,810,588
	302,200	0		—	$52.11	2/11/2021
	210,378	0		—	$61.77	2/10/2022
	157,243	0		—	$74.42	2/22/2023
	113,873	56,927	(g)	—	$98.80	2/20/2024
	57,353	114,666	(h)	—	$98.10	2/19/2025
	0	369,302	(i)	—	$86.66	2/18/2026
John Frascotti
										0	(a)	$0
										28,288	(b)	$2,991,739
										25,387	(c)	$2,684,929
							2,087	(d)	$220,721
							9,428	(e)	$997,105
							12,694	(f)	$1,342,517
	21,878	0		—	$61.77	2/10/2022
	26,006	0		—	$74.42	2/22/2023
	20,878	10,436	(g)	—	$98.80	2/20/2024
	23,579	47,140	(h)	—	$98.10	2/19/2025
	0	63,474	(i)	—	$86.66	2/18/2026
Deborah Thomas
										0	(a)	$0
										11,214	(b)	$1,185,993
										12,694	(c)	$1,342,517
							1,070	(d)	$113,163
							3,736	(e)	$395,119
							6,347	(f)	$671,259
	7,168	0		—	$52.11	2/11/2021
	14,000	0		—	$61.77	2/10/2022
	6,798	0		—	$74.42	2/22/2023
	5,877	5,877	(g)	—	$98.80	2/20/2024
	9,347	18,686	(h)	—	$98.10	2/19/2025
	0	31,737	(i)	—	$86.66	2/18/2026
Stephen Davis
										1,549	(a)	$163,822
										8,054	(b)	$851,791
										9,117	(c)	$964,214
							1,121	(d)	$118,557
							2,684	(e)	$283,860
							4,559	(f)	$482,160
	22,755	0		—	$74.42	2/22/2023
	13,581	6,789	(g)	—	$98.80	2/20/2024
	6,713	13,420	(h)	—	$98.10	2/19/2025
	0	22,793	(i)	—	$86.66	2/18/2026
Wiebe Tinga
										1,514	(a)	$160,121
										7,929	(b)	$838,571
										8,676	(c)	$917,574
							1,096	(d)	$115,913
							2,642	(e)	$279,418
							4,338	(f)	$458,787
	20,700	0		—	$61.77	2/10/2022
	24,171	0		—	$74.42	2/22/2023
	10,966	5,482	(g)	—	$98.80	2/20/2024
	6,610	13,212	(h)	—	$98.10	2/19/2025
	0	21,693	(i)	—	$86.66	2/18/2026

(a)

Based on a 94% achievement of the average ROIC performance metric for the 2017-2019 contingent stock performance award, the Named Executive Officers would have been entitled to receive a 23% payout under those awards. However, in light of the fact that the Company’s employees who had two metric contingent stock performance awards with cumulative revenues and cumulative EPS did not receive any payout, Mr. Goldner, Mr. Frascotti and Ms. Thomas each agreed to waive any rights to payment under their 2017-2019 contingent stock performance awards. Mr. Davis and Mr. Tinga received their payouts under such awards as they began to transition their roles out of senior management.

(b)

These contingent stock performance awards granted in March 2018 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2020 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(c)

These contingent stock performance awards granted in March 2019 are reflected at the target number of shares for such awards, even though the performance period will not end until December 2021 and there is no assurance that the target amounts, or even the threshold amounts, will be earned under these awards.

(d)

Comprised of restricted stock units granted on February 21, 2017, of which one third vested on February 21, 2018, one third vested on February 21, 2019 and the remaining one third will vest February 21, 2020 provided the recipient continues employment with the Company through the applicable vesting date.

(e)

Comprised of restricted stock units granted on February 20, 2018, of which one third vested on February 20, 2019, and the remaining will vest in equal installments on February 20, 2020 and February 20, 2021 provided the recipient continues employment with the Company through the applicable vesting date.

(f)

Comprised of restricted stock units granted on February 19, 2019 which vest in three equal installments on February 19, 2020, February 19, 2021, and February 19, 2022 provided the recipient continues employment with the Company through the applicable vesting date.

(g)

One third of these options vested on February 21, 2018, one third vested on February 21, 2019 and the remaining options will vest on February 21, 2020, subject to the optionee’s continued employment with the company through that date.

(h)

One third of these options vested on February 20, 2019, and the remaining options will vest in equal installments on February 20, 2020 and February 20, 2021, subject to the optionee’s continued employment with the company through those dates.

(i)	One third of these options will vest on each February 19, 2020, February 19, 2021 and February 19, 2022, subject to the optionee’s continued employment with the company through those dates.

(j)	The amounts were computed by multiplying the number of shares by the closing share price of $105.76 on December 27, 2019, the last trading day of the Company’s 2019 fiscal year.

The following table sets forth information concerning aggregate option exercises, vesting of restricted stock and stock earned pursuant to contingent stock performance awards during the 2019 fiscal year for the Named Executive Officers. Contingent stock performance awards earned in February 2019 for the 2016-2018 performance period are reflected in the table below. Contingent stock performance awards earned in February 2020 for the 2017-2019 performance period are not reflected in this table and will be reflected in next year’s table.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Brian Goldner	317,306	$17,559,714	38,085	$3,285,212

John Frascotti	0	$0	20,163	$1,742,466

Deborah Thomas	0	$0	13,357	$1,153,430

Stephen Davis	0	$0	14,153	$1,221,762

Wiebe Tinga	0	$0	12,573	$1,085,509

The following table sets forth information regarding each of the NEOs’ years of credited service and accrued pension benefits with the Company under plans providing specified retirement payments and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and non-qualified defined contribution plans. Information is provided as of the plans’ measurement dates used for financial reporting purposes for the Company’s 2019 fiscal year.

Retirement Plan Annual Benefits and Payments

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit Payable at Normal Retirement ($)(a)	Payments During the Last Fiscal Year($)

Brian Goldner	Qualified Plan	8.00	$0	$151,097
	Supplemental Plan	8.00	$1,179,343	$0

John Frascotti(b)	Qualified Plan	n/a	n/a	n/a

Deborah Thomas	Qualified Plan	9.00	$0	$243,586
	Supplemental Plan	9.00	$148,898	$0

Stephen Davis(b)	Qualified Plan	n/a	n/a	n/a

Wiebe Tinga(c)	Hasbro B.V. Pension Plan	24.17	$2,210,833	$0

(a)

The “Present Value of Accumulated Benefit” is zero for the Qualified Plan following final settlement of all benefits in 2019 in conjunction with the termination of the Hasbro Pension Plan; the Supplemental Plan is the lump-sum value as of December 29, 2019 of the benefit earned as of December 29, 2019, reflecting credited service and five-year average compensation as of the plan freeze date of December 31, 2007, and current statutory benefit and pay limits as applicable. Certain assumptions were used to determine the lump-sum values and are outlined below. These assumptions are consistent with those used for financial statement purposes, except that the Named Executive Officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The assumptions are as follows: (i) measurement date is December 29, 2019, (ii) Supplemental Plan benefits are payable as a lump sum effective January 1, 2020, (iii) the lump sum amounts are based on interest rates as prescribed in Code Section 417(e)(3)(C) for August, 2019 and the mortality table as prescribed by Code Section 417(e)(3)(C) as prescribed by the Secretary of the Treasury for payments made in 2019, and (iv) all values are estimates only; actual benefits will be based on the selected retirement date.

(b)	The Pension Plan was frozen prior to Mr. Frascotti and Mr. Davis joining the Company.

(c)

For Mr. Tinga, the material assumptions used in determining the “Present Value of Accumulated Benefit” of the Netherlands Pension Plan benefits are (i) a discount rate of 1.10%, (ii) for mortality (post-commencement) the AG Prognosetafel 2018, and (iii) assumed retirement at the earliest age to receive unreduced benefits, or age 65 for benefits accrued through December 31, 2014 and age 67 for benefits accrued from January 1, 2015. The Netherlands Pension Plan amounts are converted from Euros to U.S. dollars using a year-end exchange rate of 1 Euro equals 1.1181 USD.

Description of Pension Plans

The Company sponsored the Hasbro, Inc. Pension Plan (the “Pension Plan”) and the Supplemental Benefit Plan (the “Supplemental Plan”) for substantially all of its U.S. employees. The Pension Plan provided funded, tax-qualified benefits subject to the limits on compensation and benefits applicable under the Internal Revenue Code. Except for John Frascotti, who joined the Company on January 21, 2008, and Stephen Davis who joined the Company on August 31, 2009, after the Pension Plan benefits had been frozen, and Wiebe Tinga, who participates in the Netherlands Pension Plan, all of the other NEOs participated in the Pension and Supplemental Plans. Benefits earned under the Pension Plan and the Supplemental Plan (Pension) were frozen effective December 31, 2007. The Pension Plan was terminated and all benefits settled during 2019.

The Company does not have a policy of granting any additional years of benefit service beyond the definition of benefit service within the plans identified above. A year of benefit service is earned for each year in which an employee completes at least 1,000 hours of service for the Company.

Effective January 1, 2008, the Company amended its 401(k) Plan to include an additional annual Company contribution targeted at 3% of an employee’s base salary and bonus, which is in addition to the pre-existing Company matching formula. In addition, for eligible employees meeting certain age and service requirements, there was an additional annual transition contribution ranging from 1% to 9% of the employees’ base salary and bonus during the years 2008 through 2012. Annual contributions in excess of IRS limits are provided on a non-qualified plan basis in the Supplemental Plan (401(k)).

U.S. Pension Plan

Effective January 1, 2000, the Company amended the Pension Plan as part of an overall redesign of its retirement programs. The January 1, 2000 amendments to the Pension Plan implemented a number of changes. Among the significant changes, the amendments to the Pension Plan provided for a lump sum benefit or an annual benefit, both determined primarily on the basis of average compensation and actual years of service (previously years of service in excess of 30 years were excluded). Another aspect of the amendments made the benefits under the Pension Plan portable after five years of service with the Company.

Until January 1, 2007, employees working for the Company at the time of the January 1, 2000 amendments received the greater of the benefit provided by the unamended plan and the benefit provided by the amended plan. For such employees retiring on or after January 1, 2007, to compute their benefits the Company determined what the employee’s benefits would have been under the Pension Plan, prior to the amendment, as of December 31, 2006. If the benefits under the Pension Plan, prior to the amendment, were higher than the benefits provided for such employee under the Pension Plan following the amendment, the employee’s pension benefits were computed by adding the benefits accrued under the unamended plan, as of December 31, 2006, to the benefits accrued under the plan, as amended, for periods of service after January 1, 2007. For employees joining the Company after January 1, 2000, benefits were only be computed with respect to the Pension Plan as amended. Mr. Goldner was hired after January 1, 2000 and, therefore, is covered only by the amended Pension Plan.

Prior to the January 1, 2000 amendment the annual annuity under the Pension Plan was computed as follows: (I) (A) 50% of the person’s five-year average compensation was reduced by (B) X% of the lesser of (i) the person’s three-year average compensation and (ii) the person’s social security covered compensation, and (II) the resulting amount was then multiplied by the ratio of years of benefit service (not to exceed 30) over 30. For purposes of computing benefits in this formula X equals: (i) 22.5 if the social security retirement age is 65, (ii) 21.0 if the social security retirement age is 66 and (iii) 19.5 if the social security retirement age is 67.

If benefits commenced prior to age 65, (A) and (B) above were adjusted separately for early commencement as follows: (A) is reduced by 4% per year until age 50 and on an actuarially equivalent basis thereafter and (B) is reduced 5/9th of 1% for the first 60 months commencement precedes social security retirement age and 5/18th of 1% for the next 60 months. Thereafter, (B) is reduced on an actuarially equivalent basis. In all cases, X above equals 22.5% for early commencement of benefits.

Following the January 1, 2000 amendment annual annuity benefits under the Pension Plan were computed as follows: (I) (A) 2/3 of 1% of the person’s five-year average compensation is added to (B) 1/3 of 1% of the person’s five-year average compensation in excess of the social security taxable wage base and the resulting amount is multiplied by (II) the person’s years of benefit service. Under the amended plan, benefits commencing prior to age 55 were reduced 1/4th of 1% for each month commencement precedes age 55, with a maximum reduction of 75%.

For purposes of the computations set forth above under the Pension Plan, “five-year average compensation” equals the highest consecutive five years of compensation during the last ten years, while “three-year average compensation” equals the three most recent years during the same five-year period. Compensation includes salary, non-equity incentive plan payments and any additional cash bonus (in the year paid) as well as tax-qualified elective deferrals and excludes equity-based compensation, sign-on or retention bonuses and other forms of non-cash compensation that may be taxable to the executive. Compensation is subject to the maximum limits imposed under the Code (which were $225,000 for 2007, the last year that compensation was considered under the plan).

Participants had the option to elect to receive benefits as a lump sum payment or one of the annuity forms of payment available under the Pension Plan. Because the plan provided for a lump sum payment, benefits could commence at any age after termination, once vested (generally after five years of benefit service). For early commencement, the comparison of benefits under the amended and unamended formulae was determined based on the reduced benefit under each formula at the commencement age.

As is noted above, the benefits under this plan were frozen effective December 31, 2007. In February 2018, the Compensation Committee approved a resolution to terminate the Pension Plan. During the first quarter of 2018, the Company commenced the Pension Plan termination process and received regulatory approval during the fourth quarter of 2018. During the second quarter of 2019, the Company settled all remaining benefits directly with vested participants electing a lump sum payout, and purchased a group annuity contract from Massachusetts Mutual Life Insurance Company to administer all future payments to remaining U.S. Pension Plan participants.

Supplemental Plan (Pension)

The Supplemental Plan provides benefits determined under the same benefit formula as the Pension Plan, but without regard to the compensation and benefit limits imposed by the Code. For determination of Supplemental Plan benefits, compensation deferred into the Non-qualified Deferred Compensation Plan is included in the year of deferral. Benefits under the Supplemental Plan are reduced by benefits payable under the Pension Plan. The Supplemental Plan benefits are not tax-qualified and are unfunded.

As is noted above, the benefits under this plan were frozen effective December 31, 2007. Effective January 1, 2019, benefits provided under the terms of the Supplemental Plan (pension component) were paid as a lump sum. The election of annual benefit payments made prior to January 1, 2019 continue to be effective.

Netherlands Pension Plan

Mr. Tinga participates in the Hasbro B.V. Pension Plan in the Netherlands (the “Netherlands Pension Plan”). The Netherlands Pension Plan provides benefits to all employees in service of Hasbro B.V. that are at least 21 years of age. Upon becoming a member of the Netherlands Pension Plan on January 1, 1997, an additional payment was made to the plan granting Mr. Tinga an additional one year and two months of credited service, changing his credited service date to November 1, 1995.

Effective January 1, 2006, the plan was amended and became a career average pay plan with an annual accrual rate of 1.3% of Pension Base for each year of service. As of January 1, 2015, the plan was further amended, increasing the annual accrual rate to 1.47% of Pension Base for each year of service from January 1, 2015 to retirement. Accrued benefits were conditionally indexed each year for active employees. Increases of 2% were granted in each year through December 31, 2017, except in 2006 when there were no increases granted. Effective January 1, 2018 the plan was frozen with no future benefit accrual and no further indexation of accrued benefits.

Prior to the January 1, 2006 amendment, the plan was a final average pay plan with a formula equal to 1.25% of final average Pension Base per year of service. The final average pay benefits were frozen as of December 31, 2005, with indexation applied from this date as described above.

The Pension Base is defined as Pensionable Salary minus the Offset, where Pensionable Salary is 12 times fixed monthly salary plus holiday allowance plus 13th month salary and the Offset is equal to 100/70 times the state old age pension for a married person. Effective January 1, 2015, as a result of legislative changes in the Netherlands, the annual Pensionable Salary was capped. The cap for 2019 is EUR 107,593. Beginning in 2015, Mr. Tinga became eligible for a certain percentage (21.01% for 2019) of the amount by which his ending base salary is above the government mandated pension cap to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which capped pensionable salary at 100,000 Euros in 2015. The percentage applied varies with age and is 17.85% until age 55, 21.01% from ages 55 up to 60, and 24.97% from ages 60 to 65. Mr. Tinga is required to pay all taxes on this annual cash payment. The annual make up payment is payable until the earlier of Mr. Tinga’s termination of employment or age 65. In connection with Mr. Tinga’s Transitional Advisory Services Agreement, he continues to participate in the Netherlands Pension Plan, subject to the requirements of applicable law, for each fiscal year during the term of the Transitional Services Agreement.

Credited service in the plan is defined as all years and completed months of service up to the date of retirement, with a maximum of 40 years (for participants who joined the plan prior to January 1, 2008) and 44 years for new participants. Effective January 1, 2015, the maximum credited service was increased to 42 years (for employees who joined the plan prior to January 1, 2008) and 46 years for participants who joined the plan after January 1, 2008. Participants joining the plan after January 1, 2008 with accrued pension benefits at a former employer can transfer their pension benefits into the Netherlands Pension Plan and get additional benefits beyond the plan definition.

Effective January 1, 2015, as a result of legislative changes in the Netherlands, the normal retirement age of the plan changed to age 67. Prior to this date, the normal retirement age under the plan was age 65. The pension benefits accrued through December 31, 2014 are guaranteed as unreduced from age 65 and are actuarially increased for retirement after age 65. Plan members are eligible for early retirement from age 55; however benefits are reduced for early commencement and the participant must officially request early retirement six months before the desired retirement date.

The following table provides information with respect to fiscal 2019 for each of the NEOs regarding defined contribution plans and other plans which provide for the deferral of compensation on a basis that is not tax-qualified.

Non-Qualified Deferred Compensation and Other Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)(b)	Aggregate Balance at Last Fiscal Year End ($)(c)
Brian Goldner	Non-Qualified Deferred Compensation Plan	$150,665	—	$541,971	—	$2,554,029

	Supplemental Savings Plan	—	$118,800	$262,612	—	$6,050,980
John Frascotti	Non-Qualified Deferred Compensation Plan	$690,000	—	$93,866	($608,186)	$2,080,962

	Supplemental Savings Plan	—	$105,300	$45,425	—	$1,147,589
Deborah Thomas	Non-Qualified Deferred Compensation Plan	—	—	$123,480	—	$690,425

	Supplemental Savings Plan	—	$81,935	$48,219	—	$1,181,982
Stephen Davis	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	$68,234	$43,370	—	$1,056,336
Wiebe Tinga	Non-Qualified Deferred Compensation Plan	—	—	—	—	—

	Supplemental Savings Plan	—	—	—	—	—

(a)

Both the executive and registrant contributions above are also disclosed in the preceding Summary Compensation Table as either salary, non-equity incentive plan compensation or under all other compensation, as applicable. Registrant contributions earned during 2019 and credited to the account during 2019 as well as executive contributions on amounts earned during 2019 but paid in 2020 are included in the table above.

(b)	The aggregate earnings in the last fiscal year include earnings on amounts deferred by the individual in years prior to fiscal 2019.

(c)

Includes registrant and executive contributions on amounts earned during 2019 but credited during 2020. In addition to the amounts contributed for 2019, the amounts below were reported as compensation in prior Summary Compensation Tables (Mr. Goldner has had his compensation for fiscal 2000 forward reported as a Named Executive Officer in the Company’s previous proxy statements, Mr. Frascotti had his compensation for fiscal 2008 forward reported as a Named Executive Officer in the Company’s proxy statements, Ms. Thomas had her compensation for fiscal 2009 forward reported as a Named Executive Officer in the Company’s proxy statements, and Mr. Davis had his compensation for fiscal 2017 forward reported as a Named Executive Officer in the Company’s proxy statements).

Brian Goldner	$5,657,106

John Frascotti	$2,717,199

Deborah Thomas	$968,757

Stephen Davis	$230,625

Wiebe Tinga	$—

Amounts included in the “Non-Qualified Deferred Compensation” table above consist of executive deferrals and registrant contributions under the Supplemental Plan and the Non-Qualified Deferred Compensation Plan, each of which are described below.

Supplemental Plan (401(k))

Each of the Named Executive Officers other than Mr. Tinga participated in the Supplemental Plan. All registrant contributions reflected in the preceding table were allocated to the Supplemental Plan. Elective deferrals are not permitted under the Supplemental Plan. Account balances received interest at the rate of 4.60% per year for 2019. This rate reflects the 2019 return, less an allowance for certain expenses, paid by the insurance companies providing this corporate owned life insurance product to Hasbro. Matching contributions are fully vested at all times while the annual Company and transition contributions are subject to a 3-year vesting requirement, however remaining benefits are subject to forfeiture for violations of non-competition or confidentiality obligations or for termination due to certain criminal acts involving Company property. Benefits under the Supplemental Plan are payable as a lump sum upon termination of employment (including retirement and death), subject to a six-month waiting period under Code Section 409A, as applicable.

As is noted in the description of Pension Plans set forth in the preceding pages, effective January 1, 2008, this plan was expanded to include new program employer contributions in excess of IRS limits.

Non-Qualified Deferred Compensation Plan

The Company’s Non-Qualified Deferred Compensation Plan is available to all of the Company’s U.S. based employees who are at or above job level 7 and whose base compensation is equal to or greater than $125,000 for 2019, including the Named Executive Officers. Participants may defer up to 75% of their base salary and 85% of the awards they are paid under the Company’s non-equity incentive plans. Participant account balances are credited with earnings based on the participant’s selection from the list of measurement funds offered in the plan. The fixed rate option was added to the plan effective July 21, 2009. The allocation of investments may be changed as often as daily, with the exception of the Hasbro Stock Fund and the fixed rate option. Selection of the Hasbro Stock Fund and the fixed rate option is made once per year and becomes effective the following January.

Rates of return earned (lost) by the Named Executive Officers are the same as the rates of return earned (lost) by other participants selecting the same investment choices. As such, the Company does not consider these rates of return to be “above-market” within the meaning of the rules of the SEC.

Generally, account balances under the plan may be paid as a lump sum or in installments over a five, ten or fifteen-year period following the termination of employment, except amounts designated as short-term payouts which are payable at a pre-selected date in the future. Account balances may be distributed prior to retirement in the event of a financial hardship, but not in excess of the amount needed to meet the hardship.

Potential Payments Upon Termination or Change in Control

The following table provides information as to the value of incremental payments and other benefits that would have been received by the NEOs upon a termination of their employment with the Company due to various types of situations, including upon a change in control of the Company, assuming such termination and change in control had taken place on December 27, 2019 (the last business day of the Company’s 2019 fiscal year), and based on any agreements with the NEO in place as of December 27, 2019. The benefits reflect the closing price of the Company’s

Common Stock of $105.76 on December 27, 2019, where appropriate. Following these tables is a narrative description of the plans and agreements pursuant to which these payments and benefits are payable.

In addition to the benefits detailed in the following tables, the NEOs are eligible to receive vested benefits under the Company’s pension plans and deferred compensation plans, to the extent applicable, which are quantified in the preceding tables in this Proxy Statement, as well as benefits under stock options held by such executive officers which are vested and exercisable as of the date of their termination. In addition, the NEOs are eligible to participate in the Company’s post-retirement life insurance program, which is available to all salaried employees.

The NEOs would not receive any incremental payments or other benefits if they voluntarily resigned from the Company or were involuntarily terminated by the Company for cause.

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Brian Goldner

Cash Severance	$8,625,001	$0	$0	$0	$8,500,001

FY 2019 Bonus	$3,817,801	$3,817,801	$0	$0	$3,817,801

Pension	$0	$0	$0	$0	$0

Other Benefits	$60,402	$0	$0	$0	$80,603

Accelerated Equity(e)	$13,351,578	$19,777,376	$5,023,356	$0	$13,351,578

Total Incremental Benefits	$25,854,782	$23,595,177	$5,023,356	$0	$25,749,983

John Frascotti

Cash Severance	$1,650,000	$0	$0	$0	$4,400,001

FY 2019 Bonus	$1,500,000	$1,500,000	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits	$50,302	$0	$0	$0	$40,201

Accelerated Equity(e)	$4,096,065	$5,742,145	$4,096,065	$0	$7,093,338

Total Incremental Benefits	$7,296,367	$7,242,145	$4,096,065	$0	$11,533,540

Deborah Thomas

Cash Severance	$900,000	$0	$0	$0	$3,600,001

FY 2019 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits	$24,796	$0	$0	$0	$24,796

Accelerated Equity(e)	$0	$2,570,549	$1,780,334	$0	$4,498,267

Total Incremental Benefits	$924,796	$2,570,549	$1,780,334	$0	$8,123,063

	No Change in Control			Change in Control

Name	Involuntary Termination(a)	Death or Disability	Retirement(b)	No Termination	Involuntary Termination in connection with a change in control(c)

Stephen Davis(g)

Cash Severance	$830,000	$0	$0	$0	$2,905,000

FY 2019 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits	$40,201	$0	$0	$0	$40,201

Accelerated Equity(e)	$0	$2,063,381	$1,477,986	$0	$3,449,799

Total Incremental Benefits	$870,201	$2,063,381	$1,477,986	$0	$6,395,000

Wiebe Tinga(h)

Cash Severance(f)	$1,351,727	$0	$0	$0	$2,749,466

FY 2019 Bonus	$0	$0	$0	$0	$0

Pension	$0	$0	$0	$0	$0

Other Benefits(d)	$75,000	$0	$0	$0	$123,330

Accelerated Equity(e)	$0	$1,991,719	$1,438,025	$0	$3,324,078

Total Incremental Benefits	$1,426,727	$1,991,719	$1,438,025	$0	$6,196,874

(a)	“Involuntary Termination” means termination by the Company without Cause, and for Mr. Goldner and Mr. Frascotti only, termination by the executive for Good Reason.

(b)	As of December 27, 2019, all named executive officers qualify for early retirement and accelerated vesting of a portion of their equity awards.

(c)	“Involuntary Termination” means termination by the Company without Cause or termination by the executive for Good Reason.

(d)

Under Mr. Tinga’s employment agreement as of December 27, 2019, should he be terminated involuntarily by the Company for reasons other than cause, the Company would pay for the most direct economy class airfare for himself and his partner to return to their point of origin in The Netherlands. Additionally, the Company would provide for the shipping and transportation of all personal affects. The value of these costs have been estimated at $75,000. Under a change in control, other benefits include the Company’s cost of continued health and welfare benefits coverage and outplacement services.

(e)

Includes the value of accelerated equity awards pursuant to the terms of the plan, award agreement or individual employment or change in control agreement, as applicable, and summarized below. For awards whose vesting is based on actual performance, the calculations assume a target level of performance is achieved.

(f)

Under Involuntary Termination, assumes Mr. Tinga is provided severance benefits under Dutch employment law standards. The value of Mr. Tinga’s cash severance benefits have been converted from Euros to dollars at an exchange rate of 1 Euro equals 1.1181 USD.

(g)

The amounts shown in this table reflect the payments that Mr. Davis would have been entitled to as of December 27, 2019 based on the agreements in place with Mr. Davis at that time. Subsequent to year end, Mr. Davis entered into a Transition Services Agreement on March 5, 2020, which sets forth certain payments that he will be entitled to upon the end of such agreement. For a description of the payments and benefits he will become entitled to, please see “—Agreement with Stephen Davis” below.

(h)

The amounts shown in this table reflect the payments that Mr. Tinga would have been entitled to as of December 27, 2019 based on the agreements in place with Mr. Tinga at that time. Subsequent to year end, Mr. Tinga entered into a Transitional Advisory Services Agreement on January 21, 2020, which sets forth certain payments that he will be entitled to upon the end of such agreement. For a description of the payments and benefits he will become entitled to under the Transitional Advisory Services Agreement, please see “—Agreements with Wiebe Tinga” below.

Agreements and Arrangements Providing Post-Employment and Change in Control Benefits

The Company provides post-employment benefits through broad-based programs as well as individual agreements for certain executives. Benefits provided through each of the following programs are summarized below and the value of these benefits in various situations is included in the preceding tables.

•	Hasbro Equity Incentive Plans

•	Hasbro Severance Benefit Plan

•	Employment Agreement with Brian Goldner

•	Employment Agreement with John Frascotti

•	Agreements with Wiebe Tinga

•	Agreement with Stephen Davis

•	Change in Control Severance Plan for Designated Senior Executives

Benefits Under Hasbro Equity Incentive Plans

The executive officers of the Company and certain of the Company’s other employees have received outstanding equity awards, in the form of stock options, restricted stock units and/or contingent stock performance awards, under the Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”).

Unless modified by the individual employment agreements or equity grant agreements entered into between the Company and an executive officer, all equity awards (including stock options, restricted stock grants, deferred restricted stock units and contingent stock performance awards) under all of the Company’s equity incentive plans are subject to the post-termination provisions which are summarized below, based on the type of termination or the occurrence of a change of control.

Effect of a Change of Control

For option awards granted prior to January 1, 2013, upon a change in control, whether or not an executive officer’s employment is terminated, all of such officer’s options become immediately exercisable and will be canceled in exchange for payment in the amount of the difference between the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control, and the exercise price of such options. This payment will be made in a lump sum in cash or shares of Common Stock, or a combination thereof, in the discretion of the Compensation Committee.

Option awards, shares of restricted stock, restricted stock units and the target number of shares subject to contingent stock performance awards granted on and after January 1, 2013, will vest upon a change in control only if the executive officer’s employment is terminated by the Company without Cause, or by the executive for Good Reason, each as defined under the 2003 Plan within twenty-four (24) months following a Change of Control, as defined under the 2003 Plan. If an award should vest in accordance with these terms, it is settled in a similar manner as described above for the respective award, but calculated as of the date of the executive’s termination of employment based on the then fair market value of the stock.

Disability Termination

If an executive officer’s employment with the Company is terminated due to a permanent disability of such officer, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards: (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of such disability, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards remain outstanding for the remainder of the performance period and at the end of the performance period the number of shares which would have been earned under the award is pro-rated based on the portion of the performance period prior to the officer’s termination due to disability and such pro-rated number of shares is paid to the officer.

Termination due to Death of an Officer

If an executive officer’s employment with the Company terminates due to the officer’s death, then, except to the extent this treatment is modified in an individual officer’s employment agreement, for such officer’s outstanding equity awards (i) all unvested stock option awards immediately vest and become exercisable for a period of one year following the date of death or the appointment of the executor of such officer’s estate, (ii) a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and (iii) outstanding contingent stock performance awards are paid out based on the pro-rated portion of the performance period completed prior to the officer’s death, with such pro-rated period applied to the target number of shares subject to such awards.

Retirement

Upon retirement of an executive officer, outstanding equity awards are treated in the following manner: (i) if the retirement qualifies as normal retirement, where the officer is 65 or older and has five or more years of service with the Company, all stock option awards vest and become exercisable for a period of one year following retirement, and (ii) if it qualifies as normal retirement or early retirement, a pro-rata portion, reflecting the portion of the total vesting period which has elapsed, of restricted stock unit awards immediately vest and unearned performance share awards remain outstanding for the remainder of the performance period and at the end of the period the number of shares which are actually earned are pro-rated for the portion of the performance period during which the officer was employed and such pro-rated portion is paid to the retired executive.

Other Voluntary or Involuntary Terminations

For all other terminations of employment of an executive officer, either voluntary or involuntary, except to the extent this treatment is modified in an individual officer’s employment agreement or by action of the Compensation Committee, no additional vesting of equity awards occurs as a result of termination but (i) stock options that were currently exercisable prior to termination remain exercisable for a period of three months following the date of termination and (ii) all unvested restricted shares and stock units, and unearned contingent stock performance awards, are forfeited.

Hasbro Severance Benefit Plan

The Company’s Severance Benefits Plan provides for a basic level of severance benefits and a more substantial level of benefits, subject to the individual signing a severance agreement acceptable to the Company. These benefits are provided if the executive is terminated by the Company without cause. The benefits shown for Ms. Thomas, Mr. Davis and Mr. Tinga in the preceding tables assume that each officer signs an acceptable severance agreement. For Ms. Thomas and Mr. Davis the tables reflect the following benefits under the Company’s Severance Benefits Plan: (i) continuation of base salary for a period equal to the greater of 2 weeks for each complete year of service with the Company or one year, (ii) continuation of Health & Welfare benefits for the same period including medical, dental, vision and life insurance, with the Company sharing the cost at the same rate as a similarly situated active employee and (iii) participation in an outplacement program. The amount shown in the tables above assumes one year of participation for each of these executives. However, benefits under the Company’s Severance Benefits Plan cease upon re-employment of an executive, provided that if the individual notifies the Company of the new employment, the Company will provide a lump sum equal to 50% of the remaining severance pay as of the date of new employment. For Mr. Tinga, the table reflects the benefits he is entitled to under the Netherlands severance plan.

Employment Agreement with Brian Goldner

In recognition of Mr. Goldner’s critical role in continuing the transformation of Hasbro into a global play and entertainment company and in formulating and executing Hasbro’s future business strategies, effective on October 4, 2012 the Company entered into an Amended and Restated Employment Agreement with him. That agreement was amended in August 2014, December 2016 and most recently in August 2018. As it is amended through the date of this Proxy Statement, the Amended and Restated Employment Agreement is referred to hereafter as the “Goldner Employment Agreement.”

Term

The term of Mr. Goldner’s employment under the Goldner Employment Agreement runs through December 31, 2022.

Compensation

The Goldner Employment Agreement provides that, effective as of July 1, 2018, Mr. Goldner’s annual base salary was increased from $1,500,000 to $1,600,000. Mr. Goldner is eligible to receive an annual management incentive plan bonus based on a target of one hundred and seventy-five percent (175%) of his earned base salary. In addition to the annual management incentive plan participation, effective for 2019 and future years, Mr. Goldner is eligible to participate in Hasbro’s long-term incentive programs with an annual long-term equity grant target level equal to 800% of his annualized base salary. The Goldner Employment Agreement provides that Mr. Goldner’s base salary, management incentive bonus target and long-term incentive target will be reviewed in accordance with the Company’s compensation policies for senior executives and will be adjusted in the future to the extent, if any, deemed appropriate by the Compensation Committee of the Company’s Board of Directors.

Under the Goldner Employment Agreement:

•	Mr. Goldner is not eligible for any tax-gross ups with respect to excess parachute payments under Section 4999 and taxes and charges under Section 409A of the Internal Revenue Code;

•	there is no auto-renewal feature; and

•

all of Mr. Goldner’s incentive-based compensation, both cash and equity-based incentive compensation is subject to the Company’s Clawback Policy and to future clawback policies that apply to senior management of the Company.

Ability to Engage in Other Activities

Pursuant to the Goldner Employment Agreement, during Mr. Goldner’s employment with the Company, he may pursue, in any capacity outside his association with Hasbro, any business opportunity that is presented to him in a capacity outside his association with Hasbro, provided that (a) such business opportunity is undertaken on Mr. Goldner’s own time, (b) his pursuit of and/or work on such business opportunity does not interfere in any material respect with the performance of his duties under the Goldner Employment Agreement, (c) the business opportunity is not competitive with Hasbro’s Core Business (as defined below), (d) Mr. Goldner has first offered the business opportunity to Hasbro following certain procedures, and (e) Hasbro has declined to opt to pursue such business opportunity itself.

Post-Employment Restrictions

The Goldner Employment Agreement contains certain post-employment restrictions on Mr. Goldner, including:

•

a two-year non-competition provision which prohibits Mr. Goldner from engaging, in any geographical area in which Hasbro is doing business at the time of the termination of his employment, in Hasbro’s Core Business; and

•

a two-year non-solicitation provision, providing that Mr. Goldner will not (a) solicit or recruit any employee of Hasbro to leave the Company or (b) solicit the business of any clients, customers or accounts of Hasbro.

If Mr. Goldner violates these restrictions and does not cure such violation, the Goldner Employment Agreement provides that he will forfeit and pay to Hasbro the Net Proceeds (as defined in the Goldner Employment Agreement) obtained with respect to any unvested stock options, restricted stock units, contingent stock performance awards or other equity that had been accelerated in connection with the termination of his employment by Hasbro without Cause (as defined in the Goldner Employment Agreement) or by Mr. Goldner for Good Reason (as defined in the Goldner Employment Agreement).

Hasbro is a global play and entertainment company and its core business is defined under the Goldner Employment Agreement as constituting the development, manufacturing, marketing, licensing, selling, distribution and/or other provision of (i) toys, (ii) games (including, without limitation, digital, mobile or online games), and/or (iii) other entertainment (including, without limitation, television, motion pictures, online content, streamed content and/or other forms of entertainment content), provided that in the case of this subsection (iii) only, the entertainment will be considered part of Hasbro’s Core Business only if it is primarily directed at or marketed towards children or children and their families (the “Core Business”).

Treatment Following Various Terminations of Employment

The Goldner Employment Agreement provides for the following treatment upon various terminations of Mr. Goldner’s employment with the Company.

For Cause or Other than for Good Reason. If Mr. Goldner’s employment is terminated by the Company for Cause, or if Mr. Goldner terminates his employment for other than Good Reason, Hasbro will pay Mr. Goldner the compensation and benefits otherwise payable to him through the last day of his actual employment with Hasbro. All stock options, restricted stock units and contingent stock performance awards granted to Mr. Goldner will be treated as provided in the relevant grant agreements and plans, which currently provide that such awards will terminate, except that if Mr. Goldner retires he will receive a pro-rata portion of any shares of stock that are otherwise earned pursuant to his outstanding contingent stock performance awards at the time of his retirement.

For Death or Disability. If Mr. Goldner’s employment is terminated by death or because of Disability (as defined in the Amended Employment Agreement), Hasbro shall pay to Mr. Goldner’s estate or to Mr. Goldner, as the case may be, the compensation which would otherwise be payable up to the end of the month in which the termination of employment occurs, and Hasbro shall pay Mr. Goldner (or his estate, if applicable) an amount equal to the annual management incentive plan bonus that would have been otherwise payable for the fiscal year in which termination of employment occurs based on the actual performance of Hasbro for such year, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the date of such termination, and the denominator of which is 365 (the “Pro-Rata Bonus”).

All then unvested, unexpired stock options, restricted stock units, and contingent stock performance awards granted to Mr. Goldner will vest on death or Disability in accordance with the relevant agreements and plans, provided that if any such award consists of unvested contingent stock performance awards, Mr. Goldner would be entitled to the number of shares of common stock, if any, that would have been earned (had Mr. Goldner’s employment not ended) based on achievement of the applicable targets during the full relevant performance period.

Termination by Hasbro Without Cause or by Mr. Goldner for Good Reason. If, prior to or more than two years following a “Change in Control” (as defined in the Goldner Employment Agreement), Mr. Goldner’s employment is terminated at the election of Hasbro without Cause, or at the election of Mr. Goldner for Good Reason, Mr. Goldner would be entitled to:

•	a severance amount equal to two (2) times his target cash compensation (base salary plus annual bonus) for the fiscal year immediately prior to the year in which termination occurs;

•	the Pro-Rata Bonus;

•

continuation of his then–current level of life insurance and medical, dental and vision coverage, with Hasbro and Mr. Goldner sharing the cost on the same basis as it is shared on the last day of his employment, until the date Mr. Goldner commences new employment or two years from the effective date of termination, whichever is earlier; and

•

acceleration of the vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time- based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Mr. Goldner’s employment. In addition, to the extent Mr. Goldner is the holder of an equity award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had his employment not ended) based on achievement of the applicable targets during the full relevant performance period for such award, pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the performance period to the effective date of termination of employment, and the denominator of which is the total number of days in the applicable performance period.

If, within two years following a Change in Control, Mr. Goldner’s employment is terminated by Hasbro without Cause or by Mr. Goldner for Good Reason, Mr. Goldner shall be entitled to:

•

the sum of (1) his base salary through the date of termination to the extent not theretofore paid, (2) his annual bonus for the last fiscal year, to the extent not theretofore paid, (3) the product of (x) the “Highest Annual Bonus” (as defined in the Amended Employment Agreement), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through his date of termination, and the denominator of which is 365, and (4) any compensation previously deferred by Mr. Goldner and any accrued vacation pay, in each case to the extent not theretofore paid;

•

a severance amount (the “Change in Control Severance”) equal to the product of (1) two and (2) the sum of (x) his Average Annual Salary (as defined in the Goldner Employment Agreement) and (y) the greater of (A) the Highest Annual Bonus and (B) the Average Annual Bonus (as defined in the Goldner Employment Agreement);

•

until such date that is three years following the Change in Control, or such longer period as any plan, program, practice or policy may provide, Hasbro will continue providing benefits to Mr. Goldner and/or his family at least equal to those which would have been provided to them if his employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Hasbro applicable generally to other peer executives and their families during the 90-day period immediately preceding the Change in Control or, if more favorable to Mr. Goldner and/or his family, as in effect generally at any time thereafter with respect to other peer executives of Hasbro and its affiliated companies and their families; and

•

acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time- based restricted stock units, such that said stock options and restricted stock units become fully vested as of the termination of Mr. Goldner’s employment. In addition, to the extent Mr. Goldner is the holder of any performance award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had Mr. Goldner’s employment not ended) based on achievement of the applicable performance targets during the full relevant performance periods, pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the performance period to the effective date of his termination of employment, and the denominator of which is the total number of days in the applicable performance period.

Employment Agreement with John Frascotti

On August 1, 2018, the Board promoted John A. Frascotti, President, to the position of President and Chief Operating Officer, and appointed him to Hasbro’s Board of Directors. Mr. Frascotti reports to Brian Goldner, Chairman and Chief Executive Officer of Hasbro. In connection with Mr. Frascotti’s promotion to President and Chief Operating Officer, Hasbro and Mr. Frascotti entered into an Employment Agreement (the “Frascotti Employment Agreement”).

Term

The term of the Frascotti Employment Agreement extends until March 31, 2021, unless earlier terminated in accordance with the provisions of the Frascotti Employment Agreement.

Compensation

Pursuant to the Frascotti Employment Agreement, Mr. Frascotti is paid an annual base salary of $1,100,000 and, beginning with Hasbro’s 2019 fiscal year, is entitled to an annual management incentive plan bonus with a target equal to 100% of his base salary. Mr. Frascotti is also eligible to receive awards under Hasbro’s long-term equity incentive program with an annual target equal to 400% of Mr. Frascotti’s base salary, beginning with Hasbro’s 2019 fiscal year. Mr. Frascotti is entitled to participate in all benefit programs that Hasbro establishes and makes available to its senior officers, including group life insurance, short and long-term disability insurance, vacation, medical, dental, defined contribution and deferred compensation programs. All incentive compensation to which Mr. Frascotti is entitled is subject to Hasbro’s Clawback Policy.

Treatment Following Various Terminations of Employment

Mr. Frascotti is eligible for severance in the event Hasbro terminates his employment without Cause (as defined in the Frascotti Employment Agreement) or if Mr. Frascotti resigns for Good Reason (as defined in the Frascotti Employment Agreement). If such termination occurs prior to or more than two years following a Change in Control (as defined in the Frascotti Employment Agreement), Mr. Frascotti is eligible to receive payment of his then-current base salary for a period of 18 months following the date of termination, a prorated annual management incentive plan bonus, pro rata vesting of any restricted stock units and performance share awards, a one-year stock option exercise period for vested options, and certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 18 months from the effective date of termination. If such termination occurs within two years following a Change in Control, Mr. Frascotti is eligible to receive a lump sum payment equal to two times his then-current base salary, a lump sum payment equal to two times his annual management incentive plan bonus, certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 12 months from the effective date of termination, and accelerated vesting of (and lapse of restrictions on) all unexpired, unvested stock options, performance share awards and time-based restricted stock units.

Following expiration of the term of the Frascotti Employment Agreement, if (i) Hasbro does not offer in writing to extend the term for at least an additional year on terms and conditions at least as favorable as those set forth in the Frascotti Employment Agreement or (ii) the parties cannot otherwise mutually agree upon the terms of an agreement for Mr. Frascotti to remain employed with Hasbro, then Mr. Frascotti is eligible to receive payment of his then-current base salary for a period of 12 months following the date of termination of employment and certain premium payments by Hasbro for continued medical and dental insurance under COBRA for up to 12 months from the effective date of termination.

If Mr. Frascotti’s employment terminates by reason of his death or Disability (as defined in the Frascotti Employment Agreement), Mr. Frascotti (or his estate) is entitled to receive a prorated portion of Mr. Frascotti’s annual management incentive plan bonus, become vested in a pro rata portion of any unvested restricted stock units, become vested in a pro-rata portion of performance share awards, and receive accelerated vesting of all unexpired, unvested stock options and a one-year stock option exercise period.

If Mr. Frascotti’s employment is terminated by Hasbro for Cause, or if Mr. Frascotti terminates his employment for other than Good Reason, Hasbro will pay Mr. Frascotti the compensation and benefits otherwise payable to him through the last day of his actual employment with Hasbro. All stock options, restricted stock units and contingent performance stock performance awards granted to Mr. Frascotti will be treated as provided in the relevant grant agreements and plans.

Post-Employment Restrictions

The Frascotti Employment Agreement contains certain post-employment restrictions on Mr. Frascotti, including:

•

a non-competition provision that prohibits Mr. Frascotti from engaging, in any geographical area in which Hasbro or any of its affiliates is doing business or has done business at the time of the termination of his employment, in any business which is competitive with the business of Hasbro as it exists at the time of termination of Mr. Frascotti’s employment, and

•

a non-solicitation provision that prohibits Mr. Frascotti from (a) soliciting or recruiting any employee of Hasbro or any of its affiliates to leave Hasbro or any of its affiliates or (b) soliciting the business of any actual or prospective clients, customers or accounts of Hasbro or any of its affiliates.

The duration of the post-employment restrictions is for a one-year period, unless Mr. Frascotti is terminated without Cause or resigns for Good Reason, in which case the restrictions are for a two-year period if the termination occurs within two years following a Change in Control, and for an eighteen-month period if the termination occurs prior to or more than two years following a Change in Control. If Mr. Frascotti violates the post-employment restrictions and does not cure such violation, he will forfeit and pay to Hasbro the Net Proceeds (as defined in the Frascotti Employment Agreement) obtained with respect to any unvested stock options, restricted stock units, contingent stock performance awards or other equity that has been accelerated in connection with the termination of his employment by Hasbro without Cause or by Mr. Frascotti for Good Reason.

Agreements with Wiebe Tinga

During 2019, Mr. Tinga was party to a letter agreement with the Company governing his employment (the “Tinga Letter Agreement”). Mr. Tinga is an employee of Hasbro International, Inc. and pursuant to the letter agreement is seconded from the Netherlands to Hasbro, Inc. in the U.S. (80%) and Hasbro SA in Switzerland (20%). The letter agreement provided that Mr. Tinga was eligible to participate in the Company’s 2014 Senior Management Annual Performance Plan with a target bonus of 70% of his earned base salary. Mr. Tinga’s annual target bonus is 75% of his earned base salary. Mr. Tinga is also eligible to participate in the Company’s equity compensation plans for executive officers with an annual target award equal to 200% of base salary.

Mr. Tinga participates in the Netherlands Pension Plan which is described beginning on page 68 of this Proxy Statement. In addition, beginning in 2015, Mr. Tinga is eligible for an annual cash payment for a certain percentage (21.01% for 2019) of the amount by which his ending base salary is above the government mandated pension cap (107,593 Euros for 2019) to compensate him for the loss of pension value as a result of legislative changes in the Netherlands which capped pensionable salary at 100,000 Euros in 2015. The percentage applied varies with age and is 17.85% until age 55, 21.01% from ages 55 up to 60, and 24.97% from ages 60 to 65.

Mr. Tinga is required to pay all taxes on this annual cash payment. The annual make up payment is payable until the earlier of Mr. Tinga’s termination of employment or age 65.

Finally, under a tax protection agreement, Mr. Tinga pays all U.S. taxes related to his compensation, and Hasbro is responsible for incremental social taxes related to his secondment to Hasbro SA.

In January 2020, Hasbro, Inc. and Hasbro B.V. and Mr. Tinga entered into a Transitional Advisory Services Agreement (the “Tinga Transition Agreement”) pursuant to which Mr. Tinga will transition towards retirement from the Company, with a scheduled retirement date of December 31, 2021 (the “Retirement Date”). In order to provide for an orderly transition of his responsibilities and duties, Mr. Tinga stepped down from his position as the Company’s Executive Vice President, Chief Commercial Officer effective January 21, 2020, and is continuing his employment with the Company as a special commercial retail advisor until the Retirement Date (the “Transition Period”).

Pursuant to the Tinga Transition Agreement, in exchange for his services during the Transition Period, Mr. Tinga will continue to (i) receive his current base salary as in effect on December 31, 2019, payable in accordance with the Company’s regular payroll practices, (ii) generally participate in the benefit plans and arrangements in which he participated as of the effective date of his transition, and (iii) continue to vest in outstanding equity-based awards subject to, and in accordance with, their respective terms through the Retirement Date. No additional equity awards are expected to be granted to Mr. Tinga during the Transition Period. During the Transition Period, as described above, Mr. Tinga was paid a bonus under the Company’s Senior Management Annual Performance Plan fiscal 2019 based on corporate performance, and, if Mr. Tinga remains employed by the Company through December 31, 2020, he will be paid a bonus for fiscal 2020 equal to the average of the bonuses he received under the Plan for the fiscal years 2017, 2018, and 2019. During the Transition Period, Mr. Tinga will also continue to receive an annual payment in order to compensate him for the loss of pension value as a result of legislative changes in the Netherlands that capped pensionable salary, as further described in this Proxy Statement.

If Mr. Tinga’s employment with the Company terminates for any reason prior to the Retirement Date, including by voluntary termination, then Mr. Tinga would generally only be entitled to any payments or benefits under the Tinga Transition Agreement or applicable benefit plans or arrangements that have accrued through the date of termination. Additionally, subject to certain exceptions set forth in the Tinga Transition Agreement, if Mr. Tinga accepts employment with, or otherwise performs work for, a third party not affiliated with the Company prior to the Retirement Date, provided such employment or work does not violate Mr. Tinga’s restrictive covenant obligations,

Mr. Tinga will receive an amount equal to 50% of the remaining base salary payments he would otherwise have received through the Retirement Date. Mr. Tinga will not be entitled to any other payments or benefits in the event of his termination of employment.

Effective January 21, 2020, the terms of the Transition Agreement supersedes the Letter Agreement.

Agreement with Stephen Davis

In March 2020, Hasbro, Inc. and Hasbro Studios LLC entered into a Transition Services Agreement with Stephen Davis, Executive Vice President and Chief Content Officer (the “Davis Transition Agreement”) pursuant to which Mr. Davis will serve as Special Advisor, Entertainment until September 1, 2020, and he stepped down from his position as the Company’s Executive Vice President and Chief Content Officer.

Pursuant to the Davis Transition Agreement, during the transition period until September 1, 2020, Mr. Davis will continue to (i) receive his current base salary, payable in accordance with the Company’s regular payroll practices, (ii) generally participate in all broad-based health and welfare plans and programs in which he participated immediately prior to the Effective Date, and (iii) continue to vest in outstanding equity-based awards subject to, and in accordance with, their respective terms through September 1, 2020. No additional equity awards are expected to be granted to Mr. Davis during the transition period. In March 2020, as described above, Mr. Davis was paid his bonus under the Company’s Senior Management Annual Performance Plan for fiscal 2019.

If Mr. Davis remains employed through September 1, 2020, the Company will pay him severance benefits including: (i) severance pay equal to his base salary for 52 weeks (the “Severance Pay Period”); (ii) a one-time, lump sum payment of $600,000; and (iii) continued participation in the Company’s health and welfare benefit plans during the Severance Pay Period. All severance payments will cease at the end of the Severance Pay Period and the severance benefits described above are the maximum benefits that the Company will pay. In the event of Mr. Davis’s death during the Severance Pay Period, the severance pay shall cease.

Subject to certain limited exceptions in the Davis Transition Agreement, if Mr. Davis’s employment with the Company terminates for any reason prior to September 1, 2020, then Mr. Davis would be entitled to any payments or benefits under the Davis Transition Agreement or applicable benefit plans or arrangements that have accrued through the date of termination. If Mr. Davis’s employment is terminated by the Company for Cause or voluntarily by Mr. Davis prior to September 1, 2020, he will not be entitled to any severance payments or benefits described above.

Change in Control Severance Plan for Designated Senior Executives

In 2011 the Company adopted the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Change in Control Plan”). In fiscal 2019, participants in the Change in Control Plan included Ms. Thomas, Mr. Frascotti, Mr. Davis and Mr. Tinga. Neither Mr. Tinga nor Mr. Davis will be participants under this plan in fiscal 2020. Under the Plan, if a Change in Control (as defined in the Change in Control Plan) occurs and the covered executive’s employment is terminated by the Company without Cause (as defined in the Change in Control Plan) or the covered executive resigns from the Company with Good Reason (as defined in the Change in Control Plan) in the 24 month period following the Change in Control, the covered executive will be entitled to the following payments and benefits: (A) two times (i) the sum of the covered executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and (ii) the percentage of earned salary which constitutes the target bonus for the covered executive assuming target Company performance under the annual incentive plan in place at the time of termination, and (B) payment by the Company of the employer and employee premiums for continued health coverage for the covered executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

The annual base salary and target bonus payouts will be reduced by an amount equal to the total of severance payments to which the covered executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the covered executive’s employment termination. The severance payments and benefits above are subject to the covered executive complying with a non-competition covenant, which is effective while the covered executive is employed by the Company and for a period of 18 months after the covered executive’s employment ends, regardless of the reason for the termination of employment. The Change in Control Plan does not provide for any tax gross-ups and does not provide benefits to the executive unless their employment with the Company is terminated.

CEO Pay Ratio

We are providing the following disclosure in accordance with the requirement of Section 402(u) of Regulation S-K promulgated by the SEC (the “SEC rules”). As is permitted under the SEC rules, to determine our median employee, we chose “base salary” as our consistently applied compensation measure. Our global population was 5,877 employees as of our December 29, 2019 determination date, which aligns with our fiscal year end. We selected an employee with a base salary at the median of our global population of employees (excluding the CEO). We determined that person’s total compensation (as would be computed for purposes of the Summary Compensation Table) was $75,729. The 2019 total compensation for our CEO, as shown in our Summary Compensation Table on page 60, was $17,960,878. As a result, our estimate of the ratio of CEO pay to median employee pay is 237:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board as of the 2019 fiscal year end were Lisa Gersh (Chair), Kenneth Bronfin, Crispin Davis, Tracy Leinbach and Edward Philip. None of the members of the Compensation Committee during fiscal 2019 had at any time been an officer or employee of the Company or of any of its subsidiaries. No executive officer of the Company served as a member of the compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board or Compensation Committee during fiscal 2019.

Shareholder Advisory Vote on Compensation for Named Executive Officers (Proposal 2)

Pursuant to Section 14A of the Exchange Act, we are seeking shareholder approval for the compensation of our Named Executive Officers, as such compensation is described in this Proxy Statement under the headings “Compensation Discussion and Analysis” beginning on page 32, and “Executive Compensation” beginning on page 60. Shareholders are urged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of Hasbro, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as such compensation is disclosed pursuant to the rules of the Securities and Exchange Commission in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

At our 2017 Annual Meeting we recommended to our shareholders that we have an annual advisory vote on the compensation of our Named Executive Officers. The recommendation of having this vote annually was overwhelmingly supported by our shareholders, with 91% of the shares voted on that proposal indicating they supported an annual vote. In keeping with the expressed interests of our shareholders, we plan to submit annual advisory votes to our shareholders.

Hasbro has engaged regularly with our shareholders on governance and compensation matters for several years. We do this as part of our commitment to be responsive to shareholders and to ensure that our actions are informed by the viewpoints of you, our investors. The views expressed by our shareholders on our executive compensation programs are carefully considered by the Compensation Committee and the full Board of Directors as they design our compensation programs. Feedback from our investors is taken into account by our Committee in structuring our executive compensation program. At our 2017, 2018 and 2019 Annual Meetings approximately 97.9%, 96.8% and 96.7%, respectively, of the shares voting approved the compensation of our Named Executive Officers.

We have designed our compensation programs for our Named Executive Officers in the way we believe enables the Company to attract and retain top executive talent, maximizes the performance of those executives in furthering the objectives of the Company, aligns our realized executive compensation with the Company’s performance in meeting its financial and strategic objectives and with the delivery of total shareholder return, and promotes the creation of long-term shareholder value, all while containing the cost of the executive compensation program to a level the Compensation Committee believes is reasonable and appropriate. To further these objectives, the vast majority of the compensation opportunity for our Named Executive Officers is tied to achievement of Company performance targets which are based upon our Board approved operating and strategic plans and/or to increases in the value of our stock. We design our executive compensation program in the way we believe best promotes the interests of you, our shareholders and we are committed to being responsive to the views of our shareholders on our compensation programs and governance practices.

Approval

Although the vote is non-binding, the Board of Directors and Compensation Committee of the Company will carefully consider the results of this vote in connection with their ongoing evaluation, and establishment, of the Company’s compensation arrangements and programs for the Company’s Named Executive Officers.

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on this shareholder advisory vote is required for approval of the resolution. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPANY’S COMPENSATION FOR ITS NAMED EXECUTIVE OFFICERS.

Proposal to Approve Amendments to the Restated 2003 Stock Incentive Performance Plan (Proposal 3)

On February 26, 2020, upon the recommendation of the Compensation Committee of the Board, the Board of Directors adopted, subject to shareholder approval, the Second Amendment (the “Second Amendment”) to the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”). A copy of the Second Amendment is attached to this Proxy Statement as Appendix C. The Board further directed that the Second Amendment be submitted to the shareholders of the Company for their consideration at the Meeting and the Board recommends that shareholders approve the Second Amendment.

Specifically, you are being asked to approve amendments to the 2003 Plan to increase the number of shares available for issuance under the 2003 Plan by 5,350,000 shares, revise the sublimit on the grant of full value shares to not more than 5,650,000 shares after the amendment, and extend the term of the 2003 Plan to December 31, 2025 (collectively, the “Amendments”). Historically, we have requested an increase in our authorized shares under the 2003 Plan approximately every 3 to 5 years. While we expect that to continue in the future, we also expect the population of people that will be eligible for grants will increase as a result of our acquisition of eOne. If the Amendments are not approved, the Company will not have any plan in place allowing for equity grants after December 31, 2021.

Our Board believes that it is critical that the shareholders approve the Second Amendment, so that the Company will continue to have the ability to grant equity awards under the 2003 Plan to attract and retain key officers, employees and directors, and to utilize awards under the 2003 Plan to provide variable performance-based compensation that aligns the interests of those persons with shareholders and appropriately rewards those persons for contributing to the success of the Company and the delivery of strong performance to you, the Company’s owners.

Our Board unanimously recommends that the shareholders approve the Amendments to the 2003 Plan because it believes that providing equity incentives and a proprietary interest in the growth and performance of the Company to key personnel will advance the interests of the Company by further aligning the interests of award recipients with those of shareholders, and by tying the realization of key compensation elements for individuals who contribute significantly to the Company’s performance with the performance of the Company and increases in the value of the Company’s stock.

Summary of Proposed Amendments

The Amendments make the following changes to the 2003 Plan:

•	Extend the Term. The Amendments extend the term of the 2003 Plan to December 31, 2025, from the currently scheduled expiration date of December 31, 2021.

•

Add Authorized Shares; Revise Sublimit on Full Value Awards. The Amendments increase the maximum number of total shares of common stock that may be delivered pursuant to all awards under the 2003 Plan by 5,350,000 shares. With the addition of these 5,350,000 shares, and based upon the Company’s equity grants made as of March 12, 2020, the Company would have approximately 7,601,957 total shares of common stock available for future awards under the 2003 Plan through December 31, 2025 (assuming that outstanding contingent stock performance awards are earned at their target level), which constitutes approximately 5.55% of the Company’s outstanding stock as of March 12, 2020. If the Amendments are approved, of the 7,601,957 shares available for future grant (as of March 12, 2020), no more than 5,650,000 of such shares could be delivered pursuant to awards other than stock options or stock appreciation rights (SARs).

Equity incentives are critical to attract and retain key officers, employees and directors. Without an equity plan allowing for equity incentive grants, the Company will be at a significant disadvantage in attracting and retaining personnel. As of March 12, 2020, following our acquisition of eOne, there were approximately 460 officers, employees and directors of the Company holding equity awards under the 2003 Plan.

Key Shareholder Friendly Provisions of the 2003 Plan

The Company has designed the 2003 Plan, inclusive of the Amendments, to include the provisions that the Company believes promote best practices and reinforce the alignment between compensation payable to or realizable by participating officers, other key employees and directors, and shareholders’ interests. These provisions include, but are not limited to, the following:

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2003 Plan can be automatically replenished.

•

No Automatic Grants. The 2003 Plan does not provide for “reload” or automatic grants to participants and all grants must be approved by the Compensation Committee, which is composed entirely of independent directors.

•

Double Trigger Acceleration Following a Change in Control. The 2003 Plan provides a double trigger change in control provision for all awards granted after January 2013, such that awards will only forward vest if there is both (i) a change in control, as defined under the 2003 Plan and (2) the award holder’s employment is terminated by the Company without Cause, or by the employee for Good Reason (each as defined in the 2003 Plan) within twenty-four (24) months following the change in control.

•

No Liberal Share Recycling of Awards. Shares tendered in payment of an award’s exercise price, shares withheld to pay taxes due on an award, and shares purchased by the Company using proceeds from awards will not increase the total number of remaining shares authorized to be delivered pursuant to awards under the 2003 Plan, and the gross number of shares covered by SARs count against the shares remaining available for grant under the 2003 Plan.

•

Minimum Vesting Requirements. Stock options, SARs, restricted stock and deferred stock units granted under the 2003 Plan cannot fully vest over a period of less than three years, and performance awards must have a minimum performance period of at least one year, subject to a limited exception set forth in Section 10 of the 2003 Plan. The 2003 Plan provides that options, SARs, restricted stock and deferred stock granted under the 2003 Plan also cannot begin to vest until one year after the date of the award, again subject to the limited exception in Section 10 of the 2003 Plan.

•

No Dividends on Unearned or Unvested Awards. The 2003 Plan prohibits the payment or accrual of dividends on (i) outstanding options or SARs or (ii) other awards subject to performance criteria or time vesting criteria that have not yet been met.

•	No Tax Gross-Ups. The 2003 Plan does not provide for any tax gross-ups.

•

No Repricing Stock Options or SARs, or Substituting Cash, without Shareholder Approval. The 2003 Plan does not allow for the repricing of stock options or SARs, or substitution of cash for underwater options or SARs, without shareholder approval.

•

Stock Options and SARs cannot be Granted at Less Than Fair Market Value. The 2003 Plan prohibits granting stock options at an exercise price less than fair market value or granting SARs with a strike price less than the fair market value on the date of grant.

•	Annual Award Limits. The 2003 Plan sets limits on awards that can be made to any individual in any calendar year.

•	Term Limits. No award under the 2003 Plan can be outstanding for more than ten years.

Key Burn-Rate Data

The following table provides information regarding the Company’s unadjusted annual burn rate for the past five years. All equity award grants during this period have been made under the 2003 Plan.

Fiscal Year	Shares Subject to Options Granted(a)	Shares Subject to Full-Value Awards Granted(b)	Full- Value Shares Actually Earned(c)	Weighted Average Basic Common Shares Outstanding	Burn Rate

2019	740,277	277,120	5,128	127,895,889	0.80%

2018	537,771	276,967	239,292	126,132,020	0.84%

2017	437,779	218,577	471,019	125,038,742	0.92%

2016	492,105	267,966	570,623	125,292,339	1.06%

2015	548,755	274,103	423,532	125,006,205	1.00%

(a)	Hasbro did not grant any SARs in any of the prior five fiscal years.

(b)

Includes restricted stock units or other restricted stock awards with a time-based vesting component which are granted in that year, and shares that are vested upon grant. Does not include share awards subject to future performance criteria.

(c)

Includes contingent stock performance awards or other awards subject to performance criteria earned for the three-year performance period ending in December of that year (so for example, the 2018 figure would include any contingent stock performance awards earned for the three-year performance period ending December 2018).

The Company’s average unadjusted burn rate for the prior three years, as derived from the table above, was 0.85%. The Company’s average adjusted burn rate (computed by counting Full-Value Share Awards as 3.0 shares for every one share subject to the award) for the prior three years was 1.64%, which is well below the ISS burn rate industry benchmark for companies in GICS 2520 (Consumer Durables & Apparel) of 2.65% for 2019.

Between December 30, 2019 and March 12, 2020, the Compensation Committee of the Board of Directors approved the Company’s annual grants of options, restricted stock units and contingent stock performance awards to employees and officers for 2020 as well retention grants made to executives and key employees of eOne.

The following table provides information regarding outstanding Full-Value Awards and shares available for future issuance under the 2003 Plan (without taking into account the Amendments) as of March 12, 2020. As such, the number of shares subject to the grants approved on or before March 12, 2020 has been deducted from shares available for future grants as of March 12, 2020.

Plan

Total shares subject to outstanding contingent stock performance awards (reflecting such awards at their target numbers)	774,674

Total shares subject to outstanding restricted stock units which are not vested	830,054

Total number of shares subject to Full-Value awards outstanding (includes all contingent stock performance awards and RSUs)	1,604,728

Total shares available for future awards (all of which are available for use as Full-Value Awards)	2,251,957

The following table provides information regarding outstanding option awards as of March 12, 2020.

Plan

Total shares underlying outstanding options	3,234,262

Weighted average exercise price of outstanding options	$85.45

Weighted average remaining contractual life of outstanding options	4.71

Immediately following approval of the Amendments, the total shares authorized for future issuance under the 2003 Plan, including shares subject to currently outstanding awards under the 2003 Plan (the 2003 Plan is the only plan under which the Company has any outstanding equity awards), will be approximately 5.55% of the Company’s diluted outstanding number of shares on March 12, 2020 (computed by adding the number of outstanding shares of Common Stock on such date to the number of shares then issuable pursuant to the 2003 Plan).

Awards Granted Under the 2003 Plan and Existing Plan Benefits

The Company believes that the Amendments will provide enough shares to cover annual equity grants by the Company for approximately the next three to five years based upon projected grant practices. However, the period of time for which the shares available for future awards under the 2003 Plan will be sufficient may vary from the foregoing based on our stock price, participation rates in the plan, award sizes, award mix, payout levels for performance awards, or equity program plan design changes, among other factors.

By way of updating the information regarding outstanding awards under the 2003 Plan which the Company reported in its Annual Report on Form 10-K for the year ended December 29, 2019, from December 30, 2019 through March 12, 2020, the Company granted options, restricted stock units, and contingent stock performance awards under the 2003 Plan covering an aggregate of 1,712,207 shares of Common Stock. These grants comprised the Company’s discretionary long-term incentive awards, retention awards for certain eOne executives and key employees, and annual grants of contingent stock performance awards, restricted stock units and stock options for fiscal 2020 to the Company’s officers and selected other employees.

In addition, from December 30, 2019 through March 12, 2020, there were stock options, contingent stock performance awards and other awards outstanding under the 2003 Plan and former equity plans of the Company that vested, were earned, were exercised, expired or were forfeited. This included shares under contingent stock performance awards with two performance metrics that were granted at the beginning of 2017, and had a three-year performance period that ended at the end of the Company’s fiscal 2019 year, that were forfeited due to the failure of the performance metrics to have been obtained. Additionally, certain executive officers, whose performance awards included a third performance metric, ROIC, voluntarily waived their award payout despite the achievement of the ROIC performance metric.

The table set forth below provides the number of shares earned under the Company’s contingent stock performance awards for each of the last three years.

Shares Earned under Contingent Stock Performance Awards in 2017 and Paid in Early 2018 (for performance period from 2015 through end of 2017)	Shares Earned under Contingent Stock Performance Awards in 2018 and Paid in Early 2019 (for performance period from 2016 through end of 2018)	Shares Earned under Contingent Stock Performance Awards in 2019 and Paid in Early 2020 (for performance period from 2017 through end of 2019)	Total Shares Earned Under Contingent Stock Performance Awards for the years 2017, 2018 and 2019

470,019	239,292	5,128	714,439

The awards that will be made and the amounts that will be paid pursuant to the 2003 Plan in the future are discretionary and are therefore not currently determinable. However, the following table sets forth the number of shares subject to options, restricted stock units, deferred stock awards and contingent stock performance awards (outstanding contingent stock performance awards for which the performance period has not ended are included at the target number of shares for such awards) granted under the 2003 Plan during the Company’s 2019 fiscal year, which began on December 31, 2018 and ended on December 29, 2019, to the named individuals, all current executive officers as a group, all current directors who are not executive officers and were not executive officers at the time of grant, as a group, and all employees, excluding executive officers.

Number of Shares Subject to Awards

Name and Position	Granted Under the Plan During the Company’s 2019 Fiscal Year
Brian Goldner	443,154

Chairman and Chief Executive Officer
John Frascotti	101,555

President and Chief Operating Officer
Deborah Thomas	50,778

Executive Vice President and Chief Financial Officer
Steven Davis	36,469

Former Executive Vice President and Chief Content Officer
Wiebe Tinga	34,707

Former Executive Vice President and Chief Commercial Officer

All current executive officers as a group (including the five officers above)	760,368

All current directors who were not executive officers at the time of grant, as a group	17,996

All employees and officers, excluding current executive officers and directors, as a group	1,297,918

Summary of 2003 Plan, as Amended by the Amendments

The following is a summary of the 2003 Plan, as amended by the Amendments, and is therefore not complete. A complete copy of the Amendments being considered by shareholders is attached to this Proxy Statement as Appendix C, and a complete copy of the 2003 Plan, as it existed prior to the Amendments, is attached to this Proxy Statement as Appendix D.

Background

The 2003 Plan is intended to attract and retain talented officers, employees and directors for the Company and its affiliates who are in a position to make significant contributions to the success of the Company, to reward such persons for making these contributions and to encourage such persons to take into account the long-term interests of the Company and enhancement of the Company’s value for its shareholders.

The 2003 Plan was originally adopted by the Board on February 12, 2003 and was approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders. The Plan was amended by the Board and the shareholders in 2005, 2007, 2009, 2010, 2013 and 2017.

Administration

The 2003 Plan is administered by the Compensation Committee of the Board (the “Committee”), comprised entirely of independent directors. The Committee has the authority to establish rules for the administration of the 2003 Plan; to select the officers, employees and directors of the Company and its affiliates to whom awards are granted; to determine the types of awards to be granted and the number of shares covered by such awards; and to set the terms and conditions of such awards.

The Committee may also determine whether the payment of any proceeds of any award shall or may be deferred. The Committee may provide that awards denominated in stock earn dividends or dividend equivalents, except that dividends and dividend equivalents may not be paid or accrued with respect to (i) outstanding options or SARs or (ii) other Awards subject to performance criteria or time vesting criteria that have not yet been met. Determinations and interpretations of the Committee will be binding on all parties.

Eligibility

Officers, employees and directors of the Company and of any other entity, including a subsidiary or joint venture, that is directly or indirectly controlled by the Company (collectively “affiliates”) are eligible to receive awards under the 2003 Plan, as are other persons who have service relationships with the Company which are covered by the 2003 Plan’s definition of “Employment.” At March 12, 2020, the Company employed approximately 6,840 persons worldwide. As of March 12, 2020 there are an aggregate of approximately 490 individuals, consisting of 8 officers, 471 employees and 11 non-employee directors holding equity awards granted under the 2003 Plan.

Incentive stock options (“ISOs”) may only be granted to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

Awards

The 2003 Plan permits granting awards for: (1) stock options, including ISOs meeting the requirements of Section 422 of the Code; (2) SARs; (3) stock awards, including restricted and unrestricted stock, restricted stock units and other deferred stock awards, (4) performance awards, and (5) cash awards.

Shares Available and Limits on Awards

If the Amendments are approved, 5,350,000 shares will be added to the authorized shares under the 2003 Plan. Based on the number of outstanding awards as of March 12, 2020, approximately 7,601,957 shares of Common Stock would be available for future awards under the 2003 Plan (assuming that outstanding contingent stock performance awards are earned at their target level). These 7,601,957 available shares represent only approximately 5.55% of the outstanding Common Stock as of March 12, 2020. After the Amendments are adopted, 5,650,000 shares will be available for future Full-Value Awards to be made under the 2003 Plan.

The number of shares that may be subject to options or SARs granted to any one individual may not exceed 2,000,000 in any calendar year. The maximum benefit that may be paid to any person under other awards which are granted in any calendar year will be: (i) to the extent paid in shares, 1,000,000 shares, (ii) to the extent such awards are denominated in shares but paid in cash, 1,000,000 shares multiplied by the fair market value of the shares on the date of payment under such awards, and, (iii) to the extent otherwise paid in cash, $10 million.

If any shares subject to an option or award under the 2003 Plan are forfeited or if any such option or award terminates, the shares previously covered by such option or award will be available for future grant or award under the plan. If another company is acquired by the Company or an affiliate in the future, any grants or awards made and any of the Company’s shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company may be deemed to be granted or awarded under the 2003 Plan, but will not decrease the number of shares available for grant or award under the 2003 Plan.

In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the Company’s capital structure, the Committee will make appropriate adjustments to reflect such change with respect to (i) the aggregate number of shares that may be issued under the 2003 Plan and the limits on certain types of awards under the 2003 Plan; (ii) the number of shares subject to awards under the 2003 Plan; and/or (iii) the price per share for any outstanding stock options, SARs and other awards under the 2003 Plan. To the extent consistent with applicable rules, the Committee may make adjustments of the type described in the preceding sentence to take into account other events and circumstances if the Committee determines such adjustments are appropriate to preserve the value of awards under the 2003 Plan.

Additional Terms of Awards

Options. The Committee establishes the exercise price per share for options, the term of options (which cannot exceed ten years), the time at which they may be exercised and such other terms as the Committee deems appropriate, except that the exercise price of each option shall be not less than the Fair Market Value (as defined below) of the Common Stock on the date of grant.

“Fair Market Value” for purposes of the 2003 Plan is the average of the high and low sales prices of the Common Stock, or, if no sales of Common Stock were made on that date, the average of the high and low prices of Common Stock as reported for the preceding day on which sales of Common Stock were made. On March 12, 2020, the average of the high and low sales prices of the Common Stock, as reported in the Wall Street Journal, was $56.49.

Subject to the limitations described below, options will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. Except for a total of 5% of the shares authorized under the 2003 Plan which may be granted pursuant to shorter vesting periods, stock options shall vest in one or more installments over a total vesting period of not less than three years, and options, SARS, restricted stock and deferred stock cannot begin to vest until one year from the date of grant. Notwithstanding the foregoing, the Committee may provide for the acceleration of vesting of stock options upon the death, disability, retirement or other termination of employment or service of the participant. Unless the Committee determines otherwise, payment of the purchase price in full in cash is required upon option exercise.

Stock Appreciation Rights. The holder of a SAR will be entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares over the grant price of the SAR. The strike price of a SAR must be no less than the fair market value of the stock on the date of grant. SARs need not be granted in tandem with stock options. SARs are also subject to the same minimum vesting period requirements set forth above for stock options.

Stock Awards, Restricted Stock Awards and Restricted Stock Units. The 2003 Plan provides for the award of restricted stock subject to forfeiture, restricted stock units and other forms of deferred stock providing for the delivery of stock in the future subject to specified conditions, and unrestricted stock which is immediately vested. A stock award may provide the recipient with all of the rights of a shareholder of the Company, including the right to vote and receive any dividends, subject to the limitations set forth in the 2003 Plan.

Stock awards and awards of restricted stock units or other forms of deferred stock generally will be subject to certain conditions established by the Committee, including continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance. Except for 5% of the shares authorized under the 2003 Plan which may be granted subject to shorter vesting periods or may be vested upon grant (which is what the Company currently does for its annual stock grants to non-employee directors, which are vested upon grant), stock awards and restricted stock units shall vest in one or more installments over a total vesting period of not less than three years from the date of grant, and may not begin to vest until one year from the date of grant. Notwithstanding the foregoing, the Committee may provide for the acceleration of vesting of stock awards or restricted stock units upon the death, disability, retirement or other termination of employment or service of the participant or as otherwise described herein.

Performance Awards. The Committee may grant awards under the 2003 Plan other than options and SARs which are designed to qualify as performance-based compensation. In the case of grants of stock awards or cash awards, including to executive officers of the Company designated by the Committee as a “covered employee” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee may establish one or more performance goals for such participant or for the Company for the period of time designated by the Committee at the time of grant of the award.

The performance goals for each participant under a performance award shall be objectively determinable measures of performance based on any one or a combination of the following criteria: cash net earnings; core brands growth; core brands net revenues; cost control; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; economic value added; free cash flow; gross profit; net cash provided by operating activities; net earnings; earnings per share; net earnings per share; net revenues; operating margin; operating profit; return on assets; return on capital; return on capital investment; return on net revenues; return on shareholders’ equity; sales; stock price; total shareholder return on common stock relative to S&P 500 Index; total shareholder return on common stock relative to Russell 1000 Consumer Discretionary Index; total shareholder return on common stock relative to any index of companies or groups of companies or one or more specific companies; and working capital. These business criteria may be measured on a consolidated basis or on a segment, divisional, sector or other business unit basis (herein collectively “business unit”), all as selected by the Committee in each individual case. Satisfaction of performance criteria may, in the Administrator’s discretion, be determined to the extent applicable, (i) in accordance with generally accepted accounting principles applied on a consistent basis and/or (ii) exclusive of designated (a) changes in accounting principles, (b) extraordinary items, (c) material restructurings, (d) material nonrecurring items, (e) material non-budgeted items and (f) results of operations of acquisitions or divestitures consummated during the fiscal year; each of the items in this section (ii) being excluded to the extent authorized by the Administrator.

The percentage vesting of any stock award and/or cash award shall in each case be based on the percentage of the performance goal achieved, as determined by the Committee, although the Committee generally has the discretion to reduce, or refuse to make (but not to increase), payments under stock or cash awards otherwise payable as a result of the achievement of a designated percentage of a performance goal.

Cash Awards. Cash awards generally will be subject to certain conditions established by the Committee, including continuous service with the Company, achievement of specific business objectives, or other measurements of individual, business unit or Company performance.

General. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon their exercise or vesting the holder will receive cash, Common Stock or any combination thereof as the Committee shall determine. Any shares of stock deliverable under the 2003 Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

Neither ISOs, nor, except as the Committee otherwise expressly provides in compliance with the following sentence, other awards may be transferred other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order or other domestic relations order, and during a participant’s lifetime ISOs (and, except as the Committee otherwise expressly provides, other non-transferable awards requiring exercise) may be exercised only by the participant. In no case will the Administrator allow awards under the 2003 Plan to be transferred for value to persons who are not related or previously related to the award recipient. The intent of this prohibition is to prohibit programs pursuant to which award recipients would be able to sell awards in the open market to unrelated parties.

Change in Control. The 2003 Plan provides that if a participant’s employment by the Company is terminated by the Company without Cause during the twenty-four (24) month period following a Change in Control, or a participant resigns from the Company for Good Reason during the twenty-four (24) month period following a Change in Control, all of such participant’s awards outstanding on such date become 100% vested and the value will be paid in either cash or shares of the Company’s Common Stock, in the discretion of the Committee, as soon as practicable.

The 2003 Plan provides following a Reorganization Event, the Administrator may generally take any one or more of the following actions as to all (or any portion of) outstanding Awards on such terms as the Administrator determines in its sole discretion: (i) provide that such Awards shall be assumed, or other Awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event (but only in connection with a termination of the participant’s employment), (iv) in the event of a Reorganization Event under the terms of which holders of stock will receive upon consummation thereof a cash payment for each share of stock surrendered, make or provide for a cash payment to participants with respect to each Award held by a participant equal to (A) the number of shares of stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event in connection with the termination of the participant’s employment) multiplied by (B) the excess, if any, of (I) the acquisition price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards that are vested shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted the Administrator is not be obligated by the 2003 Plan to treat all Awards, all Awards held by a participant, or all Awards of the same type, identically.

Amendment or Termination

The Board or the Committee may terminate the 2003 Plan at any time, and shall have the right to amend or modify the 2003 Plan at any time, and from time to time, provided, however, that no material amendment to the terms of the 2003 Plan, including an amendment to reprice options or SARs granted under the 2003 Plan, shall become effective without shareholder approval. If shareholders approve the proposed Amendments, the 2003 Plan will terminate on December 31, 2025, unless terminated earlier by the Board or the Committee. Absent shareholder approval of the Amendments, the 2003 Plan expires on December 31, 2021.

United States Federal Income Tax Consequences of Certain Awards

The following is a summary of the principal United States federal income tax consequences generally applicable to certain awards under the 2003 Plan. Note that there may be state, local, foreign and other taxes applicable to participants in the 2003 Plan.

The grant of a stock option or SAR under the 2003 Plan will generally create no immediate tax consequences for the recipient or for the Company or an affiliate employing such individual (the “employer”). An employee exercising an ISO has no taxable income for regular income tax purposes (but the alternative minimum tax may apply) in connection with the exercise, and no tax deduction is available to the employer. In general, an ISO that is exercised by the recipient more than three months following termination of employment is treated as a non-ISO for federal income tax purposes, as are stock options granted to an employee and otherwise qualifying as ISOs to the extent that in the aggregate they first become exercisable in any calendar year for stock having a grant-date value in excess of $100,000.

Upon exercising a stock option other than an ISO, the optionee has ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price, and a corresponding tax deduction is available to the employer. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares or other property received are taxable to the recipient as ordinary income and a corresponding deduction is available to the employer.

The tax consequence to an optionee of a disposition of shares acquired through the exercise of a SAR or a stock option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an ISO or by exercising a SAR or a stock option other than an ISO. An employee who disposes of shares acquired upon exercise of an ISO, if the disposition occurs within one year following the date of exercise or within two years from the date of grant of the ISO, will have income, taxable at ordinary income rates, equal in general to the spread at exercise (or, with limited exceptions, to the gain on disposition, if less), and a corresponding deduction will be available to the employer. Any additional gain recognized in the disposition will be taxed as a capital gain, either at long-term or at short-term gain rates depending on the employee’s tax holding period in the shares. If the employee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized on a subsequent sale or exchange is treated as a long-term capital gain or loss, and no corresponding tax deduction is available to the employer. Any gain or loss recognized upon a sale or exchange of shares acquired upon exercise of a stock option other than an ISO or a SAR will be taxed as a capital gain or loss, long-term or short-term depending on the holder’s tax holding period in the shares. No deduction is available to the employer in respect of these capital gains or losses.

If cash, shares of Common Stock or other property is transferred under or in settlement of other awards under the 2003 Plan, including if shares are earned by a recipient pursuant to a contingent stock performance award which provides the opportunity to earn shares if the Company meets certain performance targets over a stated performance period, or if a recipient earns shares under a restricted stock unit grant, the recipient will generally recognize ordinary income at the time the property or shares are transferred to or earned by the recipient equal to the excess of (a) the cash (if any) transferred, plus the fair market value of the vested shares or other vested property (if any) transferred over (b) the amount (if any) paid for such shares or other property by the participant, and a corresponding deduction will be available to the employer. If any of the transferred shares or other property is unvested (subject to a substantial risk of forfeiture), the ordinary income associated with the transfer will be includible and measured only when the property vests (and the associated deduction will be similarly delayed), unless the award recipient makes a special election to take the awarded shares or other property into income at the time of transfer.

Some awards under the 2003 Plan could constitute or give rise to “nonqualified deferred compensation” subject to Section 409A of the Code. Where applicable, Section 409A regulates, among other things, both the deferral of compensation and the time and manner in which previously deferred amounts may be paid. The summary above assumes that the awards are exempt from, or comply with, the requirements of Section 409A.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the Amendments to the 2003 Plan is required for approval of the Amendments. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal. In contrast, broker non-votes are not counted as present and entitled to vote on the proposal for purposes of determining if the proposal receives an affirmative vote of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 2003 PLAN.

Proposal to Ratify the Selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the 2020 Fiscal Year (Proposal 4)

The Audit Committee has selected KPMG LLP (“KPMG”), independent registered public accounting firm, to perform the integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company for the fiscal year ending December 27, 2020 (“Fiscal 2020”), and the Company’s Board has ratified this selection. A representative of KPMG is expected to be present at the Meeting, will have the opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

The Board is submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2020 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting the Company’s independent registered public accounting firm and makes the selection it deems best for the Company and the Company’s shareholders. As such, the failure by the shareholders to ratify the selection of the independent registered public accounting firm made by the Audit Committee will not require the Audit Committee to alter its decision. Similarly, ratification of the selection of KPMG as the independent registered public accounting firm does not limit the Committee’s ability to change this selection in the future if it deems appropriate. The Report of the Audit Committee following this proposal contains a discussion of the factors considered by the Audit Committee in selecting the independent registered public accounting firm.

In connection with submitting the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal 2020 to the shareholders for their ratification the Audit Committee notes:

•

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed KPMG LLP as the Company’s independent external auditor for Fiscal 2020.

•

Peat, Marwick, Mitchell & Co. was retained by the Company as its external auditor and issued an auditors’ report in connection with the Company’s initial public offering of stock in 1968. KPMG was formed in 1987 when Peat Marwick International and Klynveld Main Goerdeler merged along with their respective member firms. As such, KPMG, or a predecessor firm of KPMG, has been retained as the Company’s external auditor since at least 1968.

•	The Audit Committee is responsible for approval of the audit fees associated with the Company’s retention of KPMG.

•	In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

•

In conjunction with the mandated rotation of KPMG’s lead engagement partner for the Company, the Audit Committee and its Chair are involved in reviewing and considering the selection of the replacement lead engagement partner.

•	The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s external auditor is in the best interests of the Company and its investors.

Approval

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Meeting on the ratification of the selection of KPMG is required for approval. Abstentions are considered shares entitled to vote on the proposal and as such abstentions are the equivalent of a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised solely of non-employee directors, each of whom has been determined by the Board to be independent under the Company’s Standards for Director Independence and the requirements of The NASDAQ Stock Market’s corporate governance listing standards.

All five of the Audit Committee members possess significant financial, business and accounting expertise.

•

Ms. Cochran, Chair of the Committee, joined the Madrona Venture Group as a partner in 2017 and became Managing Director in 2018. Prior to that, Ms. Cochran served in senior finance positions with several companies, most recently as Chief Financial Officer of King Digital Entertainment plc from 2013 to 2016, and as Chief Financial Officer of Clearwire, Inc. prior to that.

•

Mr. Bronfin has served as Senior Managing Director of Hearst Ventures, a strategic investment division of diversified media, information and services company Hearst Corporation, since 2013. Prior to that, he was Deputy Group Head of Hearst Interactive Media.

•

Ms. Gersh has served in senior operating and executive positions with several media and brand-driven companies. Most recently Ms. Gersh was Chief Executive Officer of Alexander Wang. Prior to that Ms. Gersh served as President and Chief Executive Officer of Goop, Inc., and prior thereto as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc.

•

Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc. from 2003 to 2006. Prior thereto her twenty-one year career with Ryder included multiple senior operating and financial roles, including service as controller and chief financial officer of several of Ryder’s subsidiaries.

•

Ms. Zecher has over thirty-five years of business and operating experience across a number of companies and industries, including in her role as President and Chief Executive Officer of Houghton Mifflin Harcourt Company from 2011 to 2016, and currently as Chief Executive Officer and Managing Partner of the Barkley Group.

The Audit Committee operates under a written charter, which is available on the Company’s website at https://hasbro.gcs-web.com/corporate-governance. Under the charter, the Audit Committee’s primary purpose is to:

•	Appoint the independent registered public accounting firm (hereafter referred to as the independent auditors) and oversee the independent auditors’ work; and

•	Assist the Board in its oversight of the:

○	Integrity of the Company’s consolidated financial statements and financial reporting;

○	Company’s compliance with legal and regulatory requirements;

○	Company’s system of internal controls;

○	Company’s significant financial and other risks and exposures;

○	Independent auditors’ qualifications and independence; and

○	Performance of the Company’s internal audit function and independent auditors.

In carrying out these responsibilities the Audit Committee reviews all earnings releases and quarterly and annual financial reports prepared by management, and discusses such releases and reports with management, prior to their issuance and filing with the SEC. The Audit Committee supervises the relationship between the Company and the independent auditors and has direct responsibility for the appointment and compensation of the independent auditors, as well as for reviewing and approving the scope of the audit and all audit and permitted non-audit services.

The Committee met twelve (12) times during 2019. Many of the Committee’s meetings include executive sessions in which the Committee meets separately with the independent auditors, the Company’s head of internal audit and with other members of the Company’s management.

As part of its oversight function, the Audit Committee discusses with the Company’s internal auditor and independent auditors, with and without management present, the overall scope and plans for their respective audits, and the Committee approves such audit plans. The Audit Committee reviews the Company’s programs and key initiatives to implement and maintain effective internal controls over financial reporting and disclosure controls, including the Company’s code of conduct. The Audit Committee maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, as well as a policy regarding the hiring of former employees of the independent auditor.

The Audit Committee assists the Board in risk oversight for the Company by reviewing and discussing with management, internal auditors, internal legal and compliance personnel and the independent auditors the Company’s significant financial and other risks and exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including the Company’s procedures for monitoring and controlling such risks.

The Audit Committee meets with the Company’s head of internal audit, and with the independent auditors, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to their filing with the SEC. The Audit Committee also discusses with management, on a quarterly basis, management’s evaluation of the Company’s internal controls over financial reporting and disclosure controls.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In selecting the independent auditor the Audit Committee reviews the recent and historical performance of the current independent auditors and their expertise and capability in handling the types and breadth of issues facing the Company and the geographic reach of the Company’s business, discusses with management their view on the performance of the auditor, reviews and discusses the results of the most recent Public Company Accounting Oversight Board (United States) (PCAOB) and peer reviews of the current independent auditor, as well as any significant regulatory or legal proceedings involving the independent auditor, considers the tenure of the independent auditors, including the benefits from knowledge gained by the auditors of the Company’s business over time, reviews the reasonableness of the independent auditors’ fees, discusses alternate potential choices for independent auditor and considers the relative merits of retaining the current independent auditor as compared to appointing another independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent audit firm.

The Audit Committee is directly responsible for approving the fees of the independent auditors and in doing so they review fee benchmarking information regarding audit and non-audit fees paid by multinational companies which are comparable in terms of size, complexity, and type of financial and accounting issues to the Company. When the audit engagement partner is due to rotate off the Company’s audit team following five years of service, the Audit Committee and its Chair meet with the potential candidates within the independent auditors to replace the audit engagement partner and the Committee is involved in reviewing and considering the selection of the audit engagement partner to ensure the Company receives the highest quality replacement.

While the Audit Committee selects the independent auditors and oversees their work, the independent auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting and issuing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and an opinion as to the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the fiscal year ended December 29, 2019 and the Company’s report on the effectiveness of internal controls over financial reporting as of December 29, 2019, as well as the independent auditors’ audit of those financial statements and the Company’s internal controls over financial reporting. The Audit Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by the PCAOB and the SEC. In addition, the Audit Committee discussed with the independent auditors the audit and permitted non-audit services they provide to the Company and any other matters that might impact their independence from management, the Audit Committee has determined that the approved non-audit services being provided by the independent auditor do not impact the auditor’s independence, and the Audit Committee has received from the independent auditors the written disclosures and letters required by the applicable requirements of the PCAOB.

Based on its review and discussions with management and the independent auditors referred to in the preceding paragraph and the other oversight actions discussed above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited consolidated financial statements for the fiscal year ended December 29, 2019 in the Company’s Annual Report on Form 10-K for filing with the SEC. The Audit Committee has also selected, and the Board has approved the selection of, KPMG LLP as the independent auditor for fiscal 2020.

Report issued by the members of the Audit Committee as of the 2019 fiscal year end.

Hope F. Cochran (Chair)

Kenneth A. Bronfin

Lisa Gersh

Tracy A. Leinbach

Linda K. Zecher

Additional Information Regarding Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audits of the Company’s annual consolidated financial statements and effectiveness of internal control over financial reporting for fiscal 2019 and 2018, as well as fees for other services rendered by KPMG to the Company during fiscal 2019 and 2018.

	2019	2018

Audit Fees(1)	$6,130,000	$6,165,000

Audit-Related Fees(2)	$715,000	$169,000

Tax Fees(3)	$1,220,000	$1,154,000

All Other Fees	—	—

Total Fees	$8,065,000	$7,488,000

(1)

Audit Fees consist of services related to the integrated audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting. Audit fees also include consultations on accounting and reporting matters, as well as services generally only the independent auditor can reasonably be expected to provide, such as statutory audits and services in connection with filings with the SEC.

(2)

Audit-Related Fees consist of fees for audits of financial statements of employee benefit plans, accounting and reporting consultations and due diligence procedures, issuance of comfort letters in connection with the Company’s 2019 equity and debt offerings, and agreed upon procedures reports.

(3)

Tax Fees consist primarily of fees for tax compliance services, such as assistance with the preparation of tax returns and in connection with tax examinations, as well as fees for other tax consultations rendered to the Company.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Consistent with the rules and regulations of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, approving compensation for and overseeing the services of the independent registered public accounting firm (hereafter referred to as the independent auditors). In fulfilling this responsibility the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be provided by the independent auditors.

Prior to engagement of the independent auditor for the fiscal year, management of the Company submits to the Audit Committee for the Audit Committee’s pre-approval:

•	A description of, and estimated costs for, the proposed audit services to be provided by the independent auditors for that fiscal year.

•

A description of, and estimated costs for, the proposed non-audit services to be provided by the independent auditors for that fiscal year. These non-audit services are comprised of permissible audit-related, tax and other services, and descriptions and estimated costs are proposed for these permissible non-audit services.

Audit and permissible non-audit services which are pre-approved by the Audit Committee pursuant to this review may be performed by KPMG during the fiscal year. During the course of the year, management periodically reports to the Audit Committee on the audit and non-audit services which are being provided to the Company pursuant to these pre-approvals.

In addition to pre-approving all audit and permissible non-audit services at the beginning of the fiscal year, the Audit Committee has also instituted a procedure for the consideration of additional services that arise during the course of the year for which the Company desires to retain KPMG. Pre-approval of such services can be made either pursuant to a policies and procedures approach, or pursuant to specific approval.

Under a policies and procedures approach, the Audit Committee has specified that additional services in the following categories can be undertaken by KPMG if they fall within the individual dollar limits per project and aggregate dollar limits for all projects of that type per year set forth below and are reported to the Audit Committee at its next meeting:

Category of Service	Individual Limit	Aggregate Limit

Accounting/Reporting Advice	$5,000	$15,000

Other Audit-related services	$5,000	$15,000

Tax Compliance	$20,000	$50,000

Tax Advice	$25,000	$50,000

Customs and VAT	$10,000	$25,000

For additional projects that do not fall within the policies and procedures limits set forth above, those projects can be specifically pre-approved by the Audit Committee in the following manner. For individual projects with estimated fees of $75,000 or less which have not previously been pre-approved by the Audit Committee, the Chair of the Audit Committee is authorized to pre-approve such services. The Chair of the Committee reports any services which are pre-approved in this manner to the full Audit Committee at its next meeting. Any proposed additional projects with an estimated cost of more than $75,000 must be pre-approved by the full Audit Committee prior to the engagement of KPMG.

Voting Securities and Principal Holders Thereof

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 6, 2020 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock. There were 137,003,166 shares of Common Stock outstanding on March 6, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Capital Research Global Investors(1) 33 South Hope Street Los Angeles, CA 90071	16,177,322	11.8%

The Vanguard Group (“Vanguard”)(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,694,969	11.5%

BlackRock, Inc. (“BlackRock”)(3) 55 East 52nd Street New York, New York 10055	10,411,046	7.6%

Alan G. Hassenfeld(4) Hassenfeld Family Initiatives LLC 101 Dyer Street, Suite 401 Providence, Rhode Island 02903	8,425,667	6.1%

(1)	This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2019.

(2)

Includes 199,240 shares over which Vanguard has sole power to vote or to direct the vote, 32,852 shares over which Vanguard shares voting power, 15,478,549 shares over which Vanguard has sole power to dispose or direct the disposition, and 216,420 shares over which Vanguard shares the power to dispose or direct the disposition. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2019.

(3)

BlackRock has sole power to vote or to direct the vote of 9,113,294 shares and sole power to dispose or direct the disposition of all 10,411,046 shares. This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the SEC with respect to holdings of the Company’s Common Stock as of December 31, 2019.

(4)

Includes 2,857,831 shares held as one of the trustees of trusts for the benefit of family members and/or Mr. Hassenfeld, 4,993,064 shares held as sole trustee of trusts for Mr. Hassenfeld’s benefit and 27,962 shares the receipt of which is deferred until Mr. Hassenfeld retires from the Board. Also includes 542,191 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and one of the directors. Mr. Hassenfeld disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein. This information is based upon information furnished by the shareholder or contained in filings made with the SEC.

Security Ownership of Management

The following table sets forth information, as of March 6, 2020, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each current director of the Company or nominee for election to the Board, each Named Executive Officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Nominee or Executive Officer(1)	Amount and Nature of Beneficial Ownership(#)	Percent of Class (%)

Kenneth A. Bronfin(2)	35,532	*

Michael R. Burns	9,639	*

Hope F. Cochran	6,496	*

Crispin H. Davis(3)	12,987	*

Stephen J. Davis(4)	79,519	*

John A. Frascotti(5)	245,481	*

Lisa Gersh(6)	46,443	*

Brian D. Goldner(7)	2,244,253	1.6

Alan G. Hassenfeld(8)	8,425,667	6.1

Tracy A. Leinbach(9)	30,788	*

Edward M. Philip(10)	90,648	*

Richard S. Stoddart(11)	21,352	*

Deborah M. Thomas(12)	155,395	*

Wiebe Tinga(13)	123,693	*

Mary Beth West(14)	6,496	*

Linda K. Zecher(15)	18,299	*

All Directors and Executive Officers as a Group (includes 21 persons)(16)	11,994,203	8.6

*	Less than one percent.

(1)	Information in this table is based upon information furnished by each director and executive officer. There were 137,003,166 shares of Common Stock outstanding on March 6, 2020.

(2)

Comprised of 27,404 shares the receipt of which is deferred until Mr. Bronfin retires from the Board as well as 4,687 shares deemed to be held in Mr. Bronfin’s stock unit account under the Deferred Plan.

(3)	Comprised of 7,179 shares the receipt of which is deferred until Mr. Davis retires from the Board as well as 5,808 shares deemed to be held in Mr. Davis’ stock unit account under the Deferred Plan.

(4)	Includes currently exercisable options and options exercisable within sixty days of March 6, 2020 to purchase an aggregate of 53,612 shares.

(5)	Includes currently exercisable options and options exercisable within sixty days of March 6, 2020 to purchase an aggregate of 158,546 shares and 19,200 shares held jointly with his wife.

(6)	Includes 23,115 shares the receipt of which is deferred until Ms. Gersh retires from the Board and 23,328 shares deemed to be held in Ms. Gersh’s stock unit account under the Deferred Plan.

(7)

Includes currently exercisable options and options exercisable within sixty days of March 6, 2019 to purchase an aggregate of 1,078,433 shares, 57,787 restricted stock units, which are payable in shares to Mr. Goldner upon Mr. Goldner’s retirement from the Company and 1,050,228 shares held by the Brian D. Goldner Trust. Does not include 30,367 shares held by the Barbara S. Goldner Trust (Mr. Goldner’s wife’s trust), of which shares Mr. Goldner disclaims beneficial ownership.

(8)	See note (4) to the immediately preceding table.

(9)	Includes 10,369 shares the receipt of which is deferred until Ms. Leinbach retires from the Board.

(10)	Comprised of 38,389 shares the receipt of which is deferred until Mr. Philip retires from the Board and 52,259 shares deemed to be held in Mr. Philip’s stock unit account under the Deferred Plan.

(11)	Comprised of 11,039 shares the receipt of which is deferred until Mr. Stoddart retires from the Board and 10,313 shares deemed to be held in Mr. Stoddart’s stock unit account under the Deferred Plan.

(12)	Includes currently exercisable options and options exercisable within sixty days of March 6, 2020 to purchase 74,408 shares.

(13)	Includes currently exercisable options and options exercisable within sixty days of March 6, 2020 to purchase 84,185 shares.

(14)	Comprised of 1,636 shares the receipt of which is deferred until Ms. West retires from the Board and 4,860 shares deemed to be held in Ms. West’s stock unit account under the Deferred Plan.

(15)	Comprised of 8,563 shares the receipt of which is deferred until Ms. Zecher retires from the Board and 8,100 shares deemed to be held in Ms. Zecher’s stock unit account under the Deferred Plan.

(16)

Of these shares, all directors and executive officers as a group have sole voting and dispositive power with respect to 11,432,812 shares and have shared voting and/or dispositive power with respect to 561,391 shares. Includes 1,566,735 shares purchasable by directors and executive officers upon exercise of currently exercisable options, or options exercisable within sixty days of March 6, 2020; 155,656 shares deemed to be held in director stock unit accounts under the Deferred Plan; 104,495 shares the receipt of which has been deferred by directors until they retire from the Board and 57,787 vested restricted stock units held under the Restated 2003 Stock Incentive Performance Plan, as amended.

Equity Compensation Plans

The following table summarizes information, as of December 29, 2019, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units, performance shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by shareholders(1)	3,522,579	(2)	$81.58	3,922,440	(4)

Equity compensation plans not approved by shareholders	0		—	0

Total	3,522,579	(2)	$81.58	3,922,440	(4)

(1)	The only shareholder approved plan which was in effect as of December 29, 2019 was the Company’s Restated 2003 Stock Incentive Performance Plan, as amended (the “2003 Plan”).

The 2003 Stock Option Plan for Non-Employee Directors (the “2003 Director Plan”) was terminated effective as of December 31, 2005. Although no further awards may be made under the 2003 Director Plan, awards outstanding at the time of plan termination continue in effect in accordance with the terms of the award.

Included in shares which may be issued pursuant to outstanding awards is the target number of shares subject to outstanding contingent stock performance awards under the 2003 Plan. The actual number of shares, if any, which will be issued pursuant to these awards may be higher or lower than this target number based upon the Company’s achievement of the applicable performance goals over the performance periods specified in these awards. Also included in shares to be issued pursuant to outstanding awards are shares granted to outside directors to the extent that such directors deferred receipt of those shares until they retire from the Board.

(2)

Comprised of 2,444,037 shares subject to outstanding option awards, 473,122 shares subject to outstanding contingent stock performance awards (reflecting such awards at their actual payout percentage for those awards where the performance period has been completed and target numbers for those awards where the performance period has not been completed), 449,764 shares subject to outstanding restricted stock unit awards and 155,656 shares subject to deferred stock awards.

(3)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units and performance-based stock awards, which do not have an exercise price.

(4)	All such shares are eligible for issuance as contingent stock performance awards, restricted stock or deferred restricted stock, or other stock awards under the 2003 Plan.

Certain Relationships and Related Person Transactions

The Company has a policy that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or nominee for election as a director, must be reviewed and approved or ratified by the Company’s full Board, excluding any director interested in such transaction. All other related person transactions which would require disclosure under Item 404(a), including, without limitation, those involving executive officers of the Company, must be reviewed and approved or ratified by either the Company’s full Board or a committee of the Board which has been delegated with such duty. Any such related person transactions will only be approved or ratified if the Board, or the applicable committee of the Board, determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest which would be detrimental to the Company. This policy is contained in Section 20, entitled “Code of Conduct; Conflicts of Interest” of the Company’s Corporate Governance Principles.

In 2015 the Company entered into a Rights Agreement with NGC Films, Inc. (“NGC”), an affiliate of Lions Gate Entertainment Corp., pursuant to which NGC Films has the option to acquire rights to produce and release a motion picture based upon the Company’s MONOPOLY property. Pursuant to that agreement NGC paid a $250,000 option fee to the Company in 2015 for an initial two-year option period. NGC has extended the option period for an additional year twice to date (once in 2017 and again in 2018), each time paying the Company an additional $125,000. If NGC ultimately exercises its option it will pay the Company an agreed upfront rights fee for the motion picture rights and a producer fee, as well as future contingent compensation based upon the receipts from the motion picture. The Company will pay NGC a royalty on sales of picture-based merchandise sold by the Company.

The Company entered an agreement in 2017 with Lions Gate Films Inc. (“Lions Gate Films”) pursuant to which Lions Gate Films distributed the Company’s MY LITTLE PONY: THE MOVIE motion picture, which was released in October of 2017. Lions Gate Films made commitments with respect to the distribution of the film, including for promotional and advertising spending on the film. Under the Agreement, Lions Gate Films receives a specified distribution fee for distributing the motion picture and remits the gross receipts from distribution of the movie, after deducting the distribution fee and distribution expenses, to the Company. During 2019, Lions Gate Films had been paid approximately $0.5 million in distribution fees under this Agreement. Since release of the motion picture, Lions Gate Film has been paid an aggregate of $5.2 million in distribution fees under this Agreement.

Any agreement between the Company and Lions Gate, or any of its affiliates, is reviewed with and approved by the Company’s Board of Directors, without the participation of Michael Burns. The Company believes the terms of these agreements are commercially reasonable and appropriate. Mr. Burns, a member of the Company’s Board of Directors, is the Vice Chairman of Lions Gate Entertainment Corp.

Other Business

Management knows of no other matters that may be presented to the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Important Notice Regarding Delivery of Shareholder Documents

In accordance with a notice sent to certain street name shareholders of our Common Stock who share a single address, only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials for the year ended December 29, 2019 is being sent to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of the Notice of Internet Availability of the Proxy Materials, the Proxy Statement or our Annual Report on Form 10-K for the year ended December 29, 2019, he or she may contact Debbie Hancock, Senior Vice President of Investor Relations, Hasbro, Inc., 1011 Newport Avenue, Pawtucket, Rhode Island 02861, phone (401) 431-8697, and we will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact our Investor Relations Department using the above contact information if he or she would like to receive separate Notices of the Internet Availability of Proxy Materials or proxy statements and annual reports in the future. If you are receiving multiple copies of our Notice of Internet Availability of the Proxy Materials, annual report or proxy statement, you may request householding in the future by contacting the Investor Relations Department using the above contact information.

Cost and Manner of Solicitation

The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith. The Company has also retained Morrow Sodali LLC, 470 West Avenue, Stamford CT 06902 to aid in the solicitation of proxies at an estimated cost of $12,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to use of mail, proxies may be solicited by officers and employees of the Company or of Morrow Sodali LLC in person or by telephone.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to vote by Internet, by telephone or by marking, signing and dating a proxy and returning it in as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Tarrant Sibley

Executive Vice President, Chief Legal Officer and Corporate Secretary

Dated: April 1, 2020

Pawtucket, Rhode Island

Appendix A

Appendix A — Standards for Director Independence

The following are the standards that will be employed by the Hasbro, Inc. (the “Company”) Board of Directors in determining issues of director independence pursuant to applicable legal requirements and the rules of The NASDAQ Stock Market. For purposes of these standards (i) the Company is meant to include not only Hasbro, Inc., but all of its subsidiaries and divisions, and (ii) a director’s immediate family is deemed to include the following relationships, whether by blood, marriage or adoption: the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law, or anyone else residing in such person’s home.

•

The Board of Directors (the “Board”) must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has a relationship with the Company). The Company will disclose this determination in compliance with all applicable rules and regulations.

•

No director who is an employee (or whose immediate family member is an executive officer) of the Company can be independent until at least three years after such employment or executive officer relationship has ended.

•

No director who is affiliated with or employed by (or whose immediate family member is affiliated or employed in a professional capacity by) a present or former internal or external auditor of the Company can be independent until at least three years after the end of either the affiliation or the employment or auditing relationship.

•

No director can be independent if he or she directly or indirectly receives from the Company any fees or compensation other than that which is related solely to his or her (i) service as a member of the Board or one of its committees, (ii) benefits under a tax-qualified retirement plan or (iii) non-discretionary compensation. A director who accepts any consulting, advisory or other compensatory fees from the Company other than in this connection will not be considered independent. The same prohibition applies with respect to members of a director’s immediate family, with the exclusion of compensation received by an immediate family member as a non-executive officer employee of the Company, which will be considered in making an independence determination, but which does not preclude a determination of independence.

•

No director who (or whose immediate family member) is employed as an executive officer of another entity where any of the Company’s present executives serve on that entity’s compensation committee can be independent until at least three years after the end of such service or employment relationship.

•

No director who is an executive officer, partner, controlling shareholder or an employee (or whose immediate family member is an executive officer, partner or controlling shareholder) of an entity (including a charitable entity) that makes payments to or receives payments from the Company in amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such entity’s consolidated gross revenues, can be independent until three years after falling below such threshold.

•

No director who is performing, or is a partner, member, officer, director or employee of any entity performing, paid consulting, legal, investment banking, commercial banking, accounting, financial advisory or other professional services work (“professional services”) for the Company can be independent until three years after such services have ended.

Additional Relationships to Consider in Determining Director Independence

The following are suggested parameters that the Board has agreed to consider in determining whether a director has a material relationship or affiliation with the Company that would impact a finding of independence. If a director satisfies all of the criteria set forth below it would suggest that the director, absent other contrary considerations, does not have a material relationship with the Company and is independent. If a director fails to satisfy one or more of the criteria set forth below, further Board inquiry and discussion is needed to determine if the director has a material relationship with the Company or may be found independent.

   A-1

Business and Professional Relationships of Directors and Their Family Members

•

The director is not currently providing personally, and has not provided personally within the past three years, property, goods or services (other than services as a member of the Board or any committees thereof) to the Company or any of its executive officers.

•

No member of the director’s immediate family is currently providing personally, or has provided personally within the past three years, property, goods or services (other than services as an unpaid intern of the Company) to the Company or any of its executive officers.

•

The director is not currently receiving personally, and has not received personally within the past three years, property, goods or services from the Company. The foregoing requirements do not apply to compensation, services or goods paid or provided to the director solely in connection with the director’s service on the Board or any committees thereof, including $1,000 or less a year in the Company’s products which may be given to the director or one or more of the director’s family members as a director benefit.

•

No member of the director’s immediate family is currently receiving personally, or has received personally within the past three years, property, goods or services from the Company, excluding the de minimus Company product benefit mentioned above. The foregoing requirements do not apply to unpaid internships provided to a member of the director’s immediate family.

•

The director is not an executive officer or employee of any entity to which the Company was indebted at any time within the past three years or which was indebted to the Company at any time within the past three years in an amount that exceeded at the end of any such year the greater of (i) 2% of such entity’s consolidated assets or (ii) $1,000,000.

Compensation

•

Notwithstanding the restriction described above with respect to direct or indirect receipt of consulting, advisory or other compensatory fees other than in connection with Board or committee service, arrangements between the Company and (i) entities affiliated with the director or (ii) immediate family members of the director, which may be deemed to provide a form of indirect compensation to the director, will not result in a loss of status as an independent director provided such relationships do not violate the requirements set forth above.

Charitable Relationships

•	The director is not an executive officer or an employee of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

•

No member of the director’s immediate family is an executive officer of an entity that has received charitable contributions from the Company in excess of $100,000 in any of the past three fiscal years.

Stock Ownership

•	The director’s stock ownership, as determined in accordance with the rules of the SEC as applied to preparation of proxy statements, does not exceed 5% of the Company’s outstanding stock.

Other Family Relationships

•	The director is not related to any other member of the Company’s board of directors or any officer of the Company.

   A-2

Appendix B

Appendix B — GAAP to Non-GAAP Reconciliation

The Company has used non-GAAP financial measures as defined under SEC rules, specifically adjusted operating profit, adjusted net earnings, adjusted net earnings per diluted share and adjusted return on invested capital, which exclude, where applicable, the impact of eOne acquisition-related charges and foreign currency gains relating to hedging the British Pound purchase price of eOne, the impact of charges associated with the settlement of our U.S. pension plan, Toys“R”Us liquidation, severance costs, asset impairments and U.S. tax reform. The Company has also included non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of the charges/gains noted above.

As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable GAAP measure. Management believes that adjusted net earnings, adjusted net earnings per diluted share, adjusted operating profit and adjusted return on invested capital provides investors with an understanding of the underlying performance of our business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of our business because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our consolidated financial statements and filings with the SEC. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Reconciliation of as Reported to Adjusted Operating Results

(Unaudited)

(Thousands of Dollars)

Non-GAAP Adjustments Impacting Operating Profit

	Year Ended

	December 29, 2019		December 30, 2018

	Pre-tax adjustments	Post-tax adjustments	Pre-tax adjustments	Post-tax adjustments

eOne Acquisition Costs(1)	$17,778	$16,365	$—	$—

Incremental costs impact of Toys“R”Us(2)	—	—	60,360	52,829

Severance(3)	—	—	89,349	77,948

Asset Impairments(4)	—	—	117,556	96,928

	$17,778	$16,365	$267,265	$227,705

(1)

In the fourth quarter of 2019, the Company incurred certain acquisition and transaction costs associated with the eOne acquisition. The costs incurred included certain legal and consulting fees associated with the transaction.

(2)

In the first quarter of 2018, Toys“R“Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding Toys“R“Us receivables, royalty expense, inventory obsolescence as well as other related costs. In the fourth quarter of 2018, the Company made adjustments to the charges previously recorded based on its final settlement with Toys“R“Us.

(3)

In the first quarter of 2018, the Company incurred $17.3 million of severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused. Additionally, in the fourth quarter of 2018, the Company recorded an additional $72.0 million of severance charges. These charges were included in Corporate and Eliminations.

(4)

In the fourth quarter of 2018, the Company conducted its annual impairment test. The results of such test resulted in a write-off of goodwill from its Backflip business of $86.3 million, as well as impairments of certain definite-lived intangible assets totaling $31.3 million.

Reconciliation of Operating Profit Results

	Year Ended December 29, 2019			Year Ended December 30, 2018

	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted
Adjusted Company Results

External Net Revenues	$4,720,227	—	$4,720,227	$4,579,646	—	$4,579,646

Operating Profit	652,050	17,778	669,828	331,052	267,265	598,317

Operating Margin	13.8%	0.4%	14.2%	7.2%	5.8%	13.1%

Reconciliation of Net Earnings and Earnings Per Share

(Unaudited)

(Thousands of Dollars)

	Year Ended

(all adjustments reported after-tax)	December 29, 2019	Diluted Per Share Amount	December 30, 2018	Diluted Per Share Amount	December 31, 2017	Diluted Per Share Amount

Net Earnings, as Reported	$520,454	$4.05	$220,434	$1.74	$396,607	$3.12

Incremental costs impact of Toys“R”Us	—	—	52,829	0.42	—	—

Severance	—	—	77,948	0.61	—	—

Asset Impairments	—	—	96,928	0.76	—	—

Impact of Tax Reform(1)	—	—	40,650	0.32	296,512	2.34

Pension(2)	85,995	0.67	—	—	—	—

eOne Acquisition-Related Net Gain(3)	(81,772)	(0.64)	—	—	—	—

Net Earnings, as Adjusted	$524,677	$4.08	$488,789	$3.85	$693,119	$5.46

(1)	The Company made adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional regulations issued in the first quarter of 2018.

(2)

In the second quarter of 2019, the Company recognized a $110.8 million non-cash charge ($85.9 million after-tax) related to the settlement of its U.S. defined benefit pension plan. In the fourth quarter of 2019, the Company recognized an additional $0.2 million non-cash charge ($0.1 million after-tax) related to the settlement.

(3)

In association with the Company’s agreement to acquire eOne in an all-cash transaction, the Company incurred certain transaction-related costs, as well as hedge gains on the British pound sterling purchase price in 2019. This resulted in eOne net gains for full-year 2019 of $75.7 million ($81.8 million after-tax), comprised of the following:

i.	Hedge gains of $114.1 million for full-year 2019 related to the foreign exchange forward and option contracts to hedge a portion of the British pound sterling purchase price for the eOne Acquisition;

ii.	Financing transaction fees of $20.6 million for full-year 2019, primarily related to the Company’s bridge financing facility which terminated unused in the fourth quarter of 2019;

iii.	eOne Acquisition related costs of $17.8 million for full-year 2019; and

iv.	Tax benefits of $6.1 million for full-year 2019 related to the charges outlined in ii. and iii. above. The hedge gains outlined in i. above have no associated tax impacts.

Reconciliation of Return on Invested Capital

(Unaudited)

(Thousands of Dollars)

	Net Earnings	Total Debt	Total Equity	Total Invested Capital	ROIC
December 29, 2019

As Reported	$520,454	$4,046,960	$2,995,530	$7,042,490	7.4%

Adjustments (reported after-tax):

Pension	85,995	—	—	—

eOne Acquisition-Related Net Gain	(81,772)	—	(81,772)	(81,772)

eOne Acquisition-Related Financing	—	(2,349,883)	(975,185)	(3,325,068)

As Adjusted	$524,677	$1,697,077	$1,938,573	$3,635,650	14.4%
December 30, 2018

As Reported	$220,434	$1,704,832	$1,754,486	$3,459,318	6.4%

Adjustments (reported after-tax):

Incremental costs impact of Toys“R”Us	52,829	—	52,829	52,829

Severance	77,948	—	77,948	77,948

Impact of Tax Reform	40,650	—	40,650	40,650

Asset Impairments	96,928	—	96,928	96,928

As Adjusted	$488,789	$1,704,832	$2,022,841	$3,727,673	13.1%
December 31, 2017

As Reported	$396,607	$1,848,566	$1,829,957	$3,678,523	10.8%

Adjustments (reported after-tax):

Impact of Tax Reform	296,512	—	296,512	296,512

As Adjusted	$693,119	$1,848,566	$2,126,469	$3,975,035	17.4%

Appendix C

Appendix C — Second Amendment To Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan

The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as amended by the First Amendment on May 18, 2017 (as amended, the “Plan”), is hereby amended in the manner set forth below, such amendment to be effective as of the effective time of approval of this Second Amendment to the Plan (the “Second Amendment”) by the shareholders of Hasbro, Inc.

Notwithstanding the foregoing, the Second Amendment shall only become effective if it is approved by the Company’s shareholders at the Company’s 2020 Annual Meeting of Shareholders, or any adjournment thereof.

1.	The third sentence of Section 3 of the Plan is deleted and replaced in its entirety with the following:

“The Plan shall remain in effect until December 31, 2025 unless sooner terminated by the Board, subject to Section 10 hereof.”

2.     The first two sentences of Section 5(a) of the Plan are deleted and replaced in their entirety with the following:

“A maximum of 40,950,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 5,350,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2017 Annual Meeting of Shareholders). Of the authorized shares of Stock remaining available for issuance for future grants on the effective time of approval of this Second Amendment, no more than 5,650,000 shares of Stock may be delivered pursuant to Awards other than Stock Options or SARs.”

3.	Except for the changes set forth above, the Plan remains in full force and effect.

   C-1

Appendix D

Appendix D — Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan, as Amended

1.	Defined Terms

Exhibit A, which is incorporated herein by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	Purpose

The Plan has been established to advance the interests of the Company and to increase shareholder value by providing for the grant to Participants of Stock-based and other incentive Awards which provide such Participants with a proprietary interest in the growth and performance of the Company and with incentives for continued service to the Company and its Affiliates.

3.	Term

The Plan shall become effective upon adoption of the Plan by the Board, subject to shareholder approval within twelve months after adoption. The Board may grant Awards under the Plan prior to such shareholder approval, but any such Award shall become effective as of the date of grant only upon such approval and, accordingly, no such Award may be exercisable prior to such approval. The Plan shall remain in effect until December 31, 2017 unless sooner terminated by the Board, subject to Section 10 hereof. After termination of the Plan, no future Awards may be granted under the Plan, but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions.

4.	Administration

The Administrator has full and exclusive discretionary authority, subject only to the express provisions of the Plan, to interpret, construe and implement the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe, implement and modify forms, rules and procedures for operation of the Plan; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties and Participants under the Plan. The Administrator shall be entitled to rely on reports, opinions, or statements of officers or employees of the Company as well as those of counsel, public accountants and other professional or expert persons. No member of the Administrator shall be subject to any individual liability with respect to the Plan.

Notwithstanding the foregoing, as is more fully set forth in Section 10 of the Plan, the Administrator may not make material amendments to the Plan or reprice Stock Options granted under the Plan without shareholder approval.

The grant of any Awards under the Plan is at the sole discretion of the Administrator. The Plan does not entitle any person eligible to participate in the Plan to any Awards and there is no guarantee that any person eligible to participate will be granted Awards under the Plan. No Participant shall have any right by reason of the grant of any Award under the Plan to continued employment by the Company. To the extent that Awards are made under the Plan, the terms of Awards may differ between different Award grants and Participants, whether or not such Participants or potential Participants are similarly situated.

The Administrator will exercise its discretion under the Plan in such a way as to comply, to the maximum extent practicable in carrying out the goals of the Plan, in a manner consistent with the requirements of Code Section 409A or an exemption from those requirements, provided, however, that neither the Administrator, the Company or the Plan shall have any liability for any failure to so comply.

5.	Shares Subject to the Plan and Limits on Awards Under the Plan

(a) Number of Shares. A maximum of 32,600,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 4,300,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2010 Annual Meeting of Shareholders). Of those authorized shares of Stock, no more than 10,200,000 shares of Stock (which represents an increase of 2,000,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2010 Annual Meeting of Shareholders) may be delivered pursuant to Awards other than Stock Options or SARs. Notwithstanding anything in the Plan to the contrary, any shares of Stock that are issued by the Company, and any Awards that are granted by, or become obligations of, the Company, through the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares of Stock available for delivery under the Plan and the terms and conditions of any such awards shall be the original terms and conditions thereof as adjusted by or pursuant to any applicable acquisition agreements. Shares tendered in payment of an Award’s exercise price, shares withheld to pay taxes due upon an Award and shares purchased by the Company using proceeds from Awards will not increase the total number of remaining shares authorized to be delivered pursuant to Awards under the Plan, and the gross number of shares covered by any SAR Awards granted under the Plan, as opposed to the net number of shares actually delivered under SARs, will be deducted from the number of shares remaining available for delivery pursuant to Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan. Any fractional Shares which, but for this provision, would have been issued shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, and the Participant shall receive from the Company cash in lieu of such fractional shares, less all applicable withholding taxes.

(c) Award Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will together be an aggregate of 2,000,000 shares. The maximum benefit that may be paid to any person under other Awards which are granted in any calendar year will be: (i) to the extent paid in shares, 1,000,000 shares, (ii) to the extent such Awards are denominated in shares but paid in cash, 1,000,000 shares multiplied by the Fair Market Value of the shares on the date of payment under such Awards, and (iii) to the extent otherwise paid in cash, $10 million. The foregoing provisions will be construed and applied consistent with Section 162(m). No Award under the Plan may be outstanding for a term longer than ten years from the date of grant of such Award.

6.	Eligibility and Participation

The Administrator will select Participants from among key Employees and directors of the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

7.	Rules Applicable to Awards

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. A Participant shall have no rights with respect to the Plan, or any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the Participant and all the terms, conditions, and provisions of the Plan and the Award applicable to such Participant have been met. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant.

(2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides consistent with the following sentence, other Awards may be transferred other than by will, a qualified domestic relations order or other domestic relations order, or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other Awards requiring exercise) may be exercised only by the Participant. The Administrator may provide that Awards may be transferable by gift or as part of estate planning transactions, provided that in no case will the Administrator allow for transfers of Awards for value to persons who are not related or previously related to the Participant making the transfer.

(3) Vesting, Etc. The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, provided that, except in the case of Awards made in connection with the recruitment of new Employees (including new officers) or new directors and except as otherwise permitted under Section 10 of the Plan, (i) Stock Options and SARs shall vest in one or more installments over a total vesting period of not less than three years, such that a Stock Option or SAR award will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, (ii) Restricted Stock and Deferred Stock shall vest in one or more installments over a total vesting period of not less than three years, such that Restricted Stock or Deferred Stock awards will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, and (iii) Performance Awards must have a performance period of at least one year. Notwithstanding the foregoing restrictions, up to 5% of the shares authorized under the Plan may be granted under Awards subject to shorter performance, vesting, or other periods, including subject to being immediately vested upon grant. Subject to the foregoing restriction, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The Administrator may at any time accelerate the vesting or exercisability of an Award, without being subject to the limitations set forth in the first sentence of this Section 7(a)(3), if such acceleration is associated with the death, disability, retirement or other termination of Employment or service of a Participant. For purposes of the foregoing sentence, the Administrator will have sole and conclusive power to define the types of disability, retirement or other termination of Employment or service associated with such acceleration.

The Administrator has full power and authority to determine, for each Award, how long after cessation of the Participant’s Employment or service as a director an Award requiring exercise will continue to be exercisable. Unless the Administrator expressly provides otherwise in the applicable Award agreement or through other means, immediately upon the cessation of the Participant’s Employment or service as a director an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that these default rules further provide, unless otherwise modified by the Administrator for a particular Award or Awards, that:

(A)    subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment or service as a director, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months from the date of termination or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(a)(3)(A), and will thereupon terminate;

(B)    all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(a)(3)(B), and will thereupon terminate; and

(C)    all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment or service as a director will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment or service as a director has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(4) Taxes. The Administrator will make such provision for the withholding of all applicable taxes as it deems necessary. The Administrator may, but need not, permit a Participant to satisfy tax withholding requirements by (i) having the Participant deliver cash or a check payable to the order of the Company, (ii) holding back shares of Stock from an Award, or (iii) permitting a Participant to tender shares of Stock which have been owned by the Participant for at least six months having a Fair Market Value equal to the amount of the applicable withholding taxes. The Administrator may, in its discretion, allow that withholding taxes paid by a Participant exceed the minimum withholding required by law.

(5) Dividend Equivalents, Deferrals, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award, provided that no such cash dividends or distributions will be paid or accrued with respect to (i) outstanding Options or SARs or (ii) other

Awards subject to performance criteria or time vesting criteria that have not yet been met. Such dividend equivalents and other payments may be paid currently or may be credited to an account established under the Plan in the name of the Participant.

The Administrator may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents on deferred amounts denominated in Stock.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or an Affiliate to the Participant.

Unless otherwise determined by the Administrator, the Plan shall be unfunded and shall not create, or be construed to create, a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the Plan, such rights, unless otherwise determined by the Administrator, shall be no greater than the rights of an unsecured general creditor of the Company.

(7) Section 162(m). This Section 7(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m), other than a Stock Option or a SAR. In the case of any Performance Award to which this Section 7(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Administrator. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this Section 7(a)(7) applies may be granted after the fifth anniversary of the approval of the Plan by shareholders of the Company until the Performance Criteria (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m), unless such grant is made contingent upon such approval.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price of a Stock Option and the strike price of a SAR will not be less than the Fair Market Value of the Stock subject to the Stock Option or the SAR, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by any other means acceptable to the Administrator or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a)(i) above in this Section 7(b)(3) may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(c) Awards Not Requiring Exercise

Awards of Restricted Stock, Deferred Stock and Unrestricted Stock may be made in exchange for past services or other lawful consideration.

8.	Effect of Certain Transactions

(a) Change in Control

(1) If a Participant’s Employment by the Company is terminated by the Company without Cause during the twenty-four (24) month period following a Change in Control, or the Participant resigns from the Company with Good Reason during the twenty-four (24) month period following a Change in Control, all of such Participant’s Awards outstanding on such date shall become 100% vested and the then value of such Awards (calculated in the manner set forth in Section 8(a)(2) of the Plan but calculated as of the date of the Participant’s termination of employment based on the then Fair Market Value of the Stock on such date of the termination of employment, rather than based on the date of a Change in Control and based on a CIC Price), less all applicable withholding taxes, shall be paid to the Participant in cash (or, in the case of Stock Options, SARs, Restricted Stock, Unrestricted Stock, Deferred Stock and any other Awards providing for equity in the Company, either in cash or in shares of Stock, or in any combination thereof, as may be determined by the Administrator in its sole and absolute discretion) as soon as may be practicable. Upon such payment, such Awards shall be cancelled.

(2) The amount of cash to be paid with respect to Stock Options, SARs, Restricted Stock, Deferred Stock, Unrestricted Stock and Performance Awards providing for shares of Stock shall be determined by multiplying the number of such Awards by (i) in the case of Restricted Stock, Unrestricted Stock, Deferred Stock and Performance Awards providing for shares of Stock, the CIC Price, provided, however, that in the case where the performance period, if any, has been completed on or prior to the occurrence of a Change in Control, the number of Awards to be multiplied shall be the number of shares issued or vested pursuant to the Award as determined in accordance with the Award agreement and in the case where the performance period, if any, has not been completed upon the occurrence of a Change in Control, the number of Awards to be multiplied shall be either, as determined by the Administrator at the time of grant of the Award and set forth in the Award agreement, the (i) target number of such Awards as determined by the Administrator at the time of grant or (ii) higher of the target number of such Awards as determined by the Administrator at the time of grant and the number of shares issuable based on actual performance to date, in each case prorated based on the number of fiscal years then completed during the performance period, unless the Administrator has set forth in the applicable Award agreement that no such proration shall take place, in which case the Award would not be so prorated according to the amount of the performance period completed, (ii) in the case of Stock Options, the difference between the exercise price per share and the CIC Price, if the CIC price is higher, and (iii) in the case of SARs, the difference between the exercise or designated price per share and the CIC Price, if the CIC price is higher. In addition, all accrued dividends and dividend equivalents or interest accrued on deferred settlements shall be paid. In the case of Cash Awards the amount of cash to be paid shall be determined, (i) where the performance period, if any, has been completed on or prior to the occurrence of a Change in Control, the value of such award as determined in accordance with the Award agreement and (ii) where the performance period, if any, has not been completed upon the occurrence of a Change in Control, either, as determined by the Administrator at the time of grant of the Award and set forth in the Award agreement, the (i) target value of such Awards as determined by the Administrator at the time of grant or (ii) the higher of the target value of such Awards as determined by the Administrator at the time of grant and the value of such awards based on actual performance to date, in each case prorated based on the number of fiscal years then completed during the performance period, unless the Administrator has set forth in the applicable Award agreement that no such proration shall take place, in which case the Award would not be so prorated according to the amount of the performance period completed.

(3) In the event that the Administrator determines pursuant to Section 8(a)(1) above to pay Participants the value of an equity Award in shares of Stock, the number of shares of Stock to be paid to each Participant will be determined by taking the cash value which would have been paid if the Administrator had elected to pay in cash, computed in accordance with Section 8(a)(2) above, and dividing such value by the Payout Fair Market Value of the Stock. No fractional shares of Stock will be issued. The value of any fractional share amount will be paid to the Participant in cash.

(b) Changes in and Distributions with Respect to the Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination or exchange of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum numbers of shares that may be delivered under the Plan and certain types of Awards under the Plan under Section 5(a) and to the maximum share limits described in Section 5(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to shareholders and other changes that impact the Stock or Awards other than those provided for in Section 8(a) and 8(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

(c) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company. For purposes of this Section 8(c) and the 2003 Plan, any reference to “Stock” shall include reference to any successor securities resulting from a prior recapitalization of the Company.

(2) Consequences of a Reorganization Event on Outstanding Awards.

(A) In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Administrator determines in its sole discretion (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or other Awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event (but in case of this subsection (iii) only in connection with a termination of the Participant’s Employment), (iv) in the event of a Reorganization Event under the terms of which holders of Stock will receive upon consummation thereof a cash payment for each share of Stock surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event in connection with the termination of a Participant’s Employment) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards that are vested shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 8(c)(2), the Administrator shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 8(c)(2)(A), in the case of outstanding Awards that are subject to Section 409A of the Code: (i) if the applicable Award agreement provides that the vested portion of such

Award shall be settled upon a Section 409A Change in Control, and the Reorganization Event constitutes such a Section 409A Change in Control, then no assumption or substitution shall be permitted pursuant to Section 8(c)(2)(A)(i), and the Awards shall instead be settled in accordance with the terms of the applicable Award agreement; and (ii) the Administrator may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 8(c)(2)(A) if the Reorganization Event constitutes a Section 409A Change in Control and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a Section 409A Change in Control, and the acquiring or succeeding entity does not assume or substitute the Awards pursuant to clause (i) of Section 8(c)(2)(A), then, unless the Administrator provides otherwise, the unvested Awards shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefore.

(C) For purposes of Section 8(c)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Stock for each share of Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock or other equity of the acquiring or succeeding entity (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding entity, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock or other equity of the acquiring or succeeding entity (or an affiliate thereof) that the Administrator determined to be equivalent in value (as of the date of such determination or another date specified by the Administrator) to the per share consideration received by holders of outstanding shares of Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event, other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding shares of Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Administrator determines otherwise, apply to the cash, securities or other property into which the Stock was converted or for which it was exchanged pursuant to such Reorganization Event in the same manner and to the same extent as such repurchase and other rights applied to such Restricted Stock; provided, however, that the Administrator may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, in connection with the termination of a Participant’s Employment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, the Administrator may provide that a pro-rata portion of such restricted stock will vest in connection with the termination of the Participant’s Employment.

9.	Legal Conditions on Delivery of Stock

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

10.	Amendment and Termination

The Administrator may at any time terminate the Plan as to any future grants of Awards and may at any time and from time to time amend or modify the Plan or any outstanding Award for any purpose which may at the time be permitted by law; provided, however, that no material amendment to the Plan (including an amendment to reprice Stock Options or SARs granted under the Plan) shall become effective without shareholder approval; and further provided, that except as otherwise expressly provided in the Plan or required by law, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. For purposes of this Section 10 the following shall be considered material amendments to the Plan: (i) increasing benefits already accrued to participants under the Plan (other than in compliance with clause (iv) of this sentence), (ii) increasing the number of shares that may be issued under the Plan, (iii) modifying the requirements for participation in the Plan or (iv) waiving restrictions (such as accelerating the vesting period or waiving other Award restrictions), except in the case of death, disability, retirement, termination of employment or a Change in Control, provided that the Administrator may waive restrictions with respect to Awards covering up to an aggregate of 5% of the total shares authorized under the Plan for reasons other than those specified in the exceptions set forth in this clause (iv). For purposes of this Section 10, neither a termination of the Plan nor any amendment or modification to an outstanding Award under the Plan (other than to reprice Stock Options or SARs or to otherwise effect a change deemed material under the prior sentences of this Section 10) shall be considered a material amendment to the Plan. The following actions are considered material amendments under the Plan and the Company may not (except as provided for under Section 8(c) in connection with a Reorganization Event) take any such actions unless they are approved by the Company’s shareholders: (1) amend any outstanding Stock Option or SAR granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Stock Option or SAR, (2) cancel any outstanding Stock Option or SAR (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan (other than substitute Awards granted by the Administrator pursuant to Section 8(c) in connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity) covering the same or a different number of shares of Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Stock Option or SAR, (3) cancel in exchange for a cash payment any outstanding Stock Option or SAR with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 8(c), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

The Administrator may, subject to the provisions of the Plan, create sub-plans to the Plan that may incorporate such terms as it considers necessary or desirable to operate the Plan in any non-United States jurisdiction in which Participants are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction, provided that any Stock issued pursuant to such sub-plans shall be counted against the limits set forth in Section 5 of the Plan. Any such sub-plans created by the Administrator may provide for greater restrictions on Awards than those set forth in the Plan, but may not provide for greater benefits to Participants than the benefits permitted under the Plan itself.

11.	Other Compensation Arrangements

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12.	Governing Law

The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of Rhode Island and applicable federal law.

13.	Other Provisions

(a) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid in accordance with their original schedule.

All terms in the Plan and in any Award agreement will be construed in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder to the maximum extent possible.

The Company makes no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

Exhibit A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: A Committee appointed by the Board to be the Administrator which is composed entirely of independent directors. The Administrator may delegate ministerial tasks to such persons as it deems appropriate. For any Awards subject to the requirements of Section 162(m), the composition of any Committee functioning as the Administrator with respect to such Awards will meet all of the requirements of Section 162(m).

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Performance Awards.

(vii) Cash Awards.

“Board”: The Board of Directors of the Company.

“Cash Award”: An award denominated in cash. The payment of a Cash Award may be subject to such restrictions and conditions as may be established by the Administrator.”

“Cause”: means a termination of a Participant’s Employment if such termination involves:

(i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii) a material breach of a material agreement with the Company;

(iii) a material failure to comply with the Company’s written policies or rules, which failure results in material harm to the Company;

(iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws of foreign jurisdictions;

(v) gross negligence or willful misconduct that results in material harm to the Company;

(vi) continuing failure to perform assigned duties;

(vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation;

(viii) an intentional violation of Federal or state securities laws; or

(ix) fraud, embezzlement, theft or dishonesty against the Company.

Provided that no finding of Cause shall be made pursuant to subsections (ii), (iii), (vi) or (vii) above unless the Company has provided the Participant with written notice stating the facts and circumstances underlying the allegations of Cause, and the Participant has failed to cure such violation, if curable, within 30 calendar days following receipt thereof. The Administrator will determine whether a violation is curable and/or cured in its reasonable discretion.

“Change in Control”: means the occurrence of any one of the following events:

(i) consummation of the sale of all or substantially all (at least 85%) of the assets of the Company to one or more individuals, entities, or groups (other than an Excluded Owner);

(ii) consummation of the acquisition or attainment of ownership by a person, entity, or group (other than an Excluded Owner) of more than 50% of the total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iii) consummation of a merger or consolidation of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such merger or consolidation, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation more than 50% of the combined voting power of the Company Voting Securities and the then outstanding voting securities of the other surviving entity or its ultimate parent, as applicable; or

(iv) individuals who constitute the Board on the date hereof (“Incumbent Directors”) cease for any reason during a twelve-month period to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.

Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a “Change in Control” must also constitute a change in control as defined in Code section 409A(2)(A)(v) and the regulations thereunder (a “Section 409A Change in Control”) unless the Administrator determines otherwise.

“CIC Price”: The higher of (i) the highest price paid for a share of the Stock in the transaction or series of transactions pursuant to which a Change in Control shall have occurred, or (ii) the highest reported sales price of a share of the Stock during the 60 day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred. To the extent that the consideration paid in any transaction or series of transactions described in (i) above consists in whole or in part of non-cash consideration, the value of such non-cash consideration shall be determined in the sole discretion of the Administrator.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board meeting any applicable legal and other requirements.

“Company”: Hasbro, Inc.

“Deferred Stock”: An unfunded and unsecured promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who has an Employment relationship with the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and/or its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in the instructions to Form S-8 promulgated by the Securities and Exchange Commission to the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Excluded Owner”: consists of (i) the Company, (ii) any entity in which the Company holds, directly or indirectly, stock or other ownership interests representing at least 50% of the voting power of all outstanding stock or ownership interests of such entity, (iii) any entity that holds, directly or indirectly, stock or other ownership interests representing at least 50% of the voting power of all stock or ownership interests of the Company, (iv) any Company benefit plan, and (v) any underwriter temporarily holding securities for an offering of such securities.”

“Fair Market Value”: The average of the high and low sales prices of the Stock as reported in The Wall Street Journal for New York Stock Exchange Transactions or similar successor consolidated transactions reports for the relevant date (or the comparable consolidated transaction reports for any other national securities exchange or

NASDAQ National Market Issues, if the Stock is admitted for trading or quotation on said exchange or market), or, if no sales of the Stock were made on said exchange or market on that date, the average of the high and low prices of the Stock as reported in said composite transactions report for the preceding day on which sales of the Stock were made on said exchange or market. If the Stock is not then trading on an exchange or quoted in NASDAQ National Market Issues, then Fair Market Value shall be the mean between the bid and asked prices for the relevant over-the-counter transaction on such date or the preceding day on which sales of Stock were made over-the-counter, or if there are not such transactions, Fair Market Value shall be determined in good faith by the Administrator. Notwithstanding the foregoing, for purposes of valuing Stock delivered to the Company by a Participant in payment of the exercise price of a Stock Option or Stock delivered or withheld in payment of applicable tax withholding, if the Participant sells, on a national securities exchange, or on NASDAQ or over-the-counter, the Stock acquired on the same day as the date of exercise, the Administrator shall have the discretion to deem the per share Fair Market Value of the Stock so delivered or withheld to be the actual sales price per share of the Stock so sold. Under no circumstances shall Fair Market Value be less than the par value of the Stock.

“Good Reason”: means, without the Participant’s written consent, the occurrence of any of the following events or actions during the twenty four (24) months following a Change in Control:

(i) a material reduction in the aggregate amount of Participant’s base compensation in effect immediately preceding the Change in Control other than in connection with a general reduction that is also applied to other similarly situated employees;

(ii) a material reduction in the Participant’s position or reporting status in effect immediately prior to the Change in Control, or any material diminution in the Participant’s duties, responsibilities, powers or authorities relative to the Participant’s duties, responsibilities, powers or authorities in effect immediately prior to the Change in Control;

(iii) any relocation of the Participant’s principal place of employment by more than 50 miles; or

(iv) a material breach by the Company or any successor of any material provision of an employment agreement or other agreement under which the Participant provides services to the Company.

No resignation will be treated as resignation for Good Reason unless (1) the Participant has given written notice to the Company of his or her intention to terminate his or her employment for Good Reason, describing the grounds for such action, no later than sixty (60) days after the first occurrence of such circumstances, (2) the Participant has provided the Company with at least thirty (30) days in which to cure the circumstances giving rise to the Good Reason, and (3) provided that the Company is not successful in curing the circumstance giving rise to the Good Reason, the Participant ends his or her employment within 180 days following the end of the cure period.”

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Payout Fair Market Value”: The average of the Fair Market Values of the Stock for the ten trading days immediately preceding the date on which the Change in Control shall have occurred.

“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance- based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any one or any combination of the following criteria (determined either (i) on a consolidated basis or (ii) as the context permits and as determined by the Administrator, on a segment, divisional, sector, subsidiary, business unit, line of business, project or geographical basis or on the basis of one or more designated products or brands (herein collectively “business unit”), or in combinations thereof, all as selected by the Administrator in each individual case): net earnings; earnings per share; net earnings per share; stock price; net revenues; gross profit; operating profit; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; cost control; cash net earnings; return on assets; return on capital; return on capital investment; return on shareholders’ equity; return on net revenues; net cash provided by operating activities; working capital; economic value added; total shareholder return on common stock relative to S&P 500 Index; total shareholder return on common stock relative to the Russell 1000 Consumer Discretionary Index; total shareholder return on common stock relative to any index of companies or group of companies, such index or group either being assembled by a third party or by the Administrator, or one or more specific companies, all as selected by the Administrator; sales; core brands growth; core brands net revenues; operating margin; and free cash flow. Performance goals utilizing the foregoing business criteria may be based upon the achievement of specified levels of consolidated or other business unit performance under one or more of the measures described above relative to internal targets, the past performance of the Company or relevant business unit, or the past, present or future performance of other corporations or their relevant business units. A Performance Criterion measure and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. In setting the Performance Criteria the Administrator intends to set goals which are indicative of strong performance. Satisfaction of Performance Criteria may, in the Administrator’s discretion, be determined to the extent applicable, (i) in accordance with generally accepted accounting principles applied on a consistent basis and/or (ii) exclusive of designated (a) changes in accounting principles, (b) extraordinary items, (c) material restructurings, (d) material nonrecurring items, (e) material non-budgeted items and (f) results of operations of acquisitions or divestitures consummated during the fiscal year; each of the items in this section (ii) being excluded to the extent authorized by the Administrator.

“Plan”: The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code, or any successor provision.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $.50 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price. Stock Options can be either ISO’s or non-incentive options.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

FIRST AMENDMENT TO HASBRO, INC. RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN

The Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan (the “Plan”) is hereby amended in the manner set forth below, such amendment to be effective as of the effective time of approval of this First Amendment to the Hasbro, Inc. Restated 2003 Stock Incentive Performance Plan (the “First Amendment”) by the shareholders of Hasbro, Inc.

Notwithstanding the foregoing, the First Amendment shall only become effective if it is approved by the Company’s shareholders at the Company’s 2017 Annual Meeting of Shareholders, or any adjournment thereof.

1. The third sentence of Section 3 of the Plan is deleted and replaced in its entirety with the following:

“The Plan shall remain in effect until December 31, 2021 unless sooner terminated by the Board, subject to Section 10 hereof.”

2. The first two sentences of Section 5(a) of the Plan are deleted and replaced in their entirety with the following:

“A maximum of 35,600,000 shares of Stock may be delivered pursuant to Awards under the Plan (which represents an increase of 3,000,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2013 Annual Meeting of Shareholders). Of those authorized shares of Stock, no more than 13,200,000 shares of Stock (which represents an increase of 3,000,000 shares of Stock from the aggregate level previously authorized by the shareholders of the Company at the 2013 Annual Meeting of Shareholders) may be delivered pursuant to Awards other than Stock Options or SARs.”

3. The first sentence of Section 7(a)(3) of the Plan is deleted and replaced in its entirety with the following:

“The Administrator shall determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, provided that, except as otherwise permitted under Section 10 of the Plan, (i) Stock Options and SARs shall vest in one or more installments over a total vesting period of not less than three years, such that a Stock Option or SAR award will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, and the first scheduled vesting date for any Stock Options or SARs shall not be less than one year from the date of grant of such Award, (ii) Restricted Stock and Deferred Stock shall vest in one or more installments over a total vesting period of not less than three years, such that Restricted Stock or Deferred Stock awards will not become vested for the full number of shares subject to the Award over a period of less than three years from the date of grant of the Award, and the first scheduled vesting date for any Restricted Stock or Deferred Stock shall not be less than one year from the date of grant of such Award, and (iii) Performance Awards must have a performance period of at least one year.”

4. The last sentence of the first paragraph of Section 10 of the Plan is deleted and replaced in its entirety with the following:

“In addition to the above, the following actions are considered material amendments under the Plan and the Company may not (except as provided for under Section 8(c) in connection with a Reorganization Event) take any such actions unless they are approved by the Company’s shareholders: (1) amend any outstanding Stock Option or SAR granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Stock Option or SAR, (2) cancel, exchange or permit the surrender of any outstanding Stock Option or SAR (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan (other than substitute Awards granted by the Administrator pursuant to Section 8(c) in connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity) covering the same or a different number of shares of Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Stock Option or SAR, (3) cancel, exchange or permit the surrender of, in exchange for a cash payment or other securities or property, any outstanding Stock Option or SAR with an exercise price per share above the then- current Fair Market Value, other than pursuant to Section 8(c), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.”

5. Except for the changes set forth above, the Plan remains in full force and effect.

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MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 Your vote matters – here’s how to vote! ADD 3 You may vote online or by phone instead of mailing this card. ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.investorvote.com/HAS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/HAS Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Election of Directors For Terms Expiring in 2021 — The Board of Directors recommends a vote FOR all of the nominees listed. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Kenneth A. Bronfin 02 - Michael R. Burns 03 - Hope F. Cochran 04 - Crispin H. Davis 05 - John A. Frascotti 06 - Lisa Gersh 07 - Brian D. Goldner 08 - Alan G. Hassenfeld 09 - Tracy A. Leinbach 10 - Edward M. Philip 11 - Richard S. Stoddart 12 - Mary Beth West 13 - Linda K. Zecher B Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. For Against Abstain For Against Abstain 2. The adoption, on an advisory basis, of a resolution approving the 3. The approval of amendments to the Restated 2003 Stock compensation of the Named Executive Officers of Hasbro, Inc., as Incentive Performance Plan, as amended (the “2003 described in the “Compensation Discussion and Analysis” and Plan”). “Executive Compensation” sections of the 2020 Proxy Statement. 4. Ratification of the selection of KPMG LLP as Hasbro, Inc.’s independent registered public accounting firm for fiscal 2020. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 44861 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 0381EI

Dear Fellow Shareholders: You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Hasbro, Inc. to be held at 11:00 a.m., EDT on Thursday, May 14, 2020, at 1027 Newport Avenue, Pawtucket, Rhode Island and virtually via the Internet at www.meetingcenter.io/227440037. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting. Your Vote Matters. Whether or not you plan to attend the 2020 Annual Meeting, it is important that your shares be voted. Please follow the instructions on the other side of this proxy card. Sincerely, Brian D. Goldner Chairman of the Board and Chief Executive Officer The 2020 Annual Meeting of Shareholders of Hasbro, Inc. will be held on May 14, 2020 at 11:00 a.m. EDT, at 1027 Newport Avenue, Pawtucket, Rhode Island 02861 and virtually via the Internet at www.meetingcenter.io227440037. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — HAS2020. To vote during the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.comHAS IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. HASBRO, INC. 1027 Newport Avenue, Pawtucket, RI 02861 Annual Meeting of Shareholders – May 14, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro, Inc. (the “Company”) and hereby appoints each of BRIAN D. GOLDNER and DEBORAH M. THOMAS with full power of substitution, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 14, 2020 at 11:00 a.m., EDT at 1027 Newport Avenue, Pawtucket, Rhode Island and virtually via the Internet at www.meetingcenter.io227440037, and at any adjournment or postponement thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND IN SUPPORT OF MANAGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT D Non-Voting Items Change of Address — Please print new address below.